Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

§
In re:	§	Chapter 11
§
MEMORIAL PRODUCTION	§	Case No. 17- ( )
PARTNERS LP, et al.,	§
	§	(Joint Administration Requested)
Debtors.[1]	§
§

DISCLOSURE STATEMENT FOR JOINT

PLAN OF REORGANIZATION OF MEMORIAL PRODUCTION

PARTNERS LP, ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP

Alfredo R. Pérez (15776275)

700 Louisiana Street, Suite 1700

Houston, Texas 77002

Telephone: (713) 546-5000

Facsimile: (713) 224-9511

— and —

WEIL, GOTSHAL & MANGES LLP

Gary T. Holtzer

Joseph H. Smolinsky

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Proposed Attorneys for Debtors

and Debtors in Possession

Dated: January 16, 2017

            Houston, Texas

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Memorial Production Partners LP (6667); Memorial Production Partners GP LLC; MEMP Services LLC (1887); Memorial Production Operating LLC; Memorial Production Finance Corporation (3356); WHT Energy Partners LLC; WHT Carthage LLC; Memorial Midstream LLC; Beta Operating Company, LLC; Columbus Energy, LLC; Rise Energy Operating, LLC; Rise Energy Minerals, LLC; Rise Energy Beta, LLC; San Pedro Bay Pipeline Company (1234); and Memorial Energy Services LLC. The Debtors’ mailing address is 500 Dallas Street, Suite 1600, Houston, Texas 77002.

THIS IS NOT A SOLICITATION FOR ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT TO DATE.

DISCLOSURE STATEMENT DATED JANUARY 16, 2017

Solicitation of Votes on the

Plan of Reorganization of

MEMORIAL PRODUCTION PARTNERS LP, et al.,

from the holders of outstanding

BETA TRUST CLAIMS

RBL CREDIT FACILITY CLAIMS

UNSECURED NOTES CLAIMS

MEMORIAL PARENT INTERESTS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. CENTRAL TIME ON [ ] (THE “VOTING DEADLINE”), UNLESS EXTENDED BY THE DEBTORS AND THE REQUISITE CREDITORS (AS DEFINED HEREIN). THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS [ ] (THE “VOTING RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Memorial Production Partners GP LLC and the board of directors, managers, members, or partners, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Plan and recommend that all creditors and interest holders whose votes are being solicited submit ballots to accept the Plan. The holders of 100% of the RBL Credit Facility Claims and the holders of approximately 69% in aggregate principal amount of Unsecured Notes Claims have agreed to vote in favor of the Plan.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

THE ISSUANCE OF AND THE DISTRIBUTION UNDER THE PLAN OF (I) NEW COMMON SHARES TO HOLDERS OF ALLOWED UNSECURED NOTES CLAIMS AND MEMORIAL LIMITED PARTNERS AND (II) MEMORIAL LIMITED PARTNER WARRANTS TO MEMORIAL LIMITED PARTNERS AND THE NEW COMMON SHARES ISSUABLE UPON THE EXERCISE THEREOF SHALL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE. THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

THE NEW COMMON SHARES AND MEMORIAL LIMITED PARTNER WARRANTS TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHERMORE, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF GENERAL UNSECURED CLAIMS IS NOT ALTERED BY THE PLAN. DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESS IN THE ORDINARY COURSE AND HAVE OBTAINED AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENTS IN FULL ON A TIMELY BASIS TO ALL ROYALTY HOLDERS, WORKING INTEREST HOLDERS, AND EMPLOYEES OF ALL AMOUNTS DUE BEFORE AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS CONTAINED HEREIN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION OF THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

TABLE OF CONTENTS

I. INTRODUCTION	1

II. OVERVIEW OF THE DEBTORS’ BUSINESS AND CAPITAL STRUCTURE	7

A. The Debtors’ Business	7

B. The Debtors’ Organizational Structure	8

C. Directors and Officers	8

D. The Debtors’ Business Segments	8

E. The Debtors’ Operations in Recent Years	12

F. The Debtors’ Hedge Portfolio	12

G. Regulation of the Debtors’ Business	13

III. THE DEBTORS’ CAPITAL STRUCTURE	26

A. Equity Ownership	26

B. Prepetition Indebtedness	27

IV. KEY EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES	30

A. Collapse in Oil Prices	30

B. Tenth Amendment to the RBL Credit Agreement	31

C. 2016 Restructuring Transactions	31

V. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES	32

A. Commencement of Chapter 11 Cases and First Day Motions	32

B. Other Procedural Motions and Retention of Professionals	34

C. Replacement of the Beta Trust	34

D. Timetable for the Chapter 11 Cases	36

VI. PENDING LITIGATION	37

VII. SUMMARY OF THE PLAN	37

A. Administrative Expense and Priority Claims	37

B. Classification of Claims and Interests	39

C. Treatment of Claims and Interests	40

D. Means for Implementation	44

E. Distributions	53

F. Procedures for Disputed Claims and Interests	55

G. Executory Contracts and Unexpired Leases	57

H. Conditions Precedent to the Effective Date	60

I. Effect of Confirmation of the Plan	61

J. Retention of Jurisdiction	67

K. Miscellaneous Provisions	69

VIII. FINANCIAL INFORMATION AND PROJECTIONS	73

A. General Assumptions	74

B. Assumptions with Respect to the Financial Projections	74

C. Summary Financial Projections	76

D. Unhedged EBITDA Reconciliation	77

IX. VALUATION ANALYSIS	77

A. Estimated Enterprise Valuation of the Debtors	77

X. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS	79

XI. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	80

A. Consequences to the Debtors and to Memorial Limited Partners	81

B. Consequences to Holders of Certain Claims and Interests	85

XII. CERTAIN RISK FACTORS TO BE CONSIDERED	93

A. Certain Bankruptcy Law Considerations	93

B. Additional Factors Affecting the Value of the Reorganized Debtors	95

C. Risks Relating to the Debtors’ Business and Financial Condition	95

D. Factors Relating to Securities to Be Issued Under the Plan, Generally	96

E. Risks Related to an Investment in the New Common Shares	97

F. Additional Factors	98

XIII. VOTING PROCEDURES AND REQUIREMENTS	99

A. Parties Entitled to Vote	99

B. Voting Deadline	100

C. Voting Procedures	101

D. Waivers of Defects, Irregularities, etc.	105

XIV. CONFIRMATION OF THE PLAN	106

A. Requirements for Confirmation of the Plan	106

XV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	111

A. Alternative Plan of Reorganization	112

B. Sale Under Section 363 of the Bankruptcy Code	112

C. Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	112

XVI. CONCLUSION AND RECOMMENDATION	113

ii

Exhibit A	Plan
Exhibit B	Organizational Chart
Exhibit C	Liquidation Analysis

iii

I.

INTRODUCTION

The Debtors submit this Disclosure Statement in connection with the Solicitation of votes on the Joint Plan of Reorganization of Memorial Production Partners LP, et al., under Chapter 11 of the Bankruptcy Code dated January 16, 2017 (the “Plan,” attached hereto as Exhibit A). The Debtors under the Plan are Memorial Production Partners LP (“Memorial Parent”); Memorial Production Partners GP LLC; MEMP Services LLC; Memorial Production Operating LLC; Memorial Production Finance Corporation; WHT Energy Partners LLC; WHT Carthage LLC; Memorial Midstream LLC; Beta Operating Company, LLC; Columbus Energy, LLC; Rise Energy Operating, LLC; Rise Energy Minerals, LLC; Rise Energy Beta, LLC; San Pedro Bay Pipeline Company; and Memorial Energy Services LLC (collectively, the “Debtors” and the Debtors other than Memorial Parent, the “Debtor Affiliates”). Capitalized terms used in this Disclosure Statement, but not herein defined, have the meanings ascribed to such terms in the Plan. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan governs.

The Debtors commenced these chapter 11 cases (the “Chapter 11 Cases”) on January 16, 2017 (the “Petition Date”) after extensive discussions over the past several months with certain of their key creditor constituencies. As a result of these negotiations, the Debtors entered into (i) that certain Plan Support Agreement, dated as of December 22, 2016 (the “Unsecured Noteholder Plan Support Agreement”) with certain creditors holding approximately 69% of the outstanding principal amount of the Debtors’ Unsecured Notes (the “Consenting Noteholders”) and (ii) that certain Plan Support Agreement, dated as of January 13, 2017 (the “RBL Plan Support Agreement” and together with the Unsecured Noteholder Plan Support Agreements, the “Plan Support Agreements”) with lenders holding 100% of the loans under the RBL Credit Facility (as defined herein) and the participation interests in letters of credit (such lenders, the “Consenting Lenders” and together with the Consenting Noteholders, the “Consenting Creditors”). Copies of the Unsecured Noteholder Plan Support Agreement and the RBL Plan Support Agreement, with individual holdings redacted from the signature pages, are annexed as exhibits to the Plan. Under the terms of the Plan Support Agreements, the Consenting Creditors agreed to a deleveraging transaction that would restructure the existing debt obligations of the Debtors in chapter 11 through the Plan and Definitive Documents (the “Restructuring”).

The Debtors are pursuing a Restructuring that, pursuant to the Plan, would provide substantial benefits to the Debtors and all of their stakeholders. The Restructuring would leave the Debtors’ business intact and substantially delevered, providing for the reduction of approximately $1.4 billion of the Debtors’ existing net debt. This deleveraging would enhance the Debtors’ long-term growth prospects and competitive position and allow the Debtors to emerge from the Chapter 11 Cases as reorganized entities better positioned to withstand depressed oil and natural gas prices.

In addition, the Restructuring would allow the Debtors’ management team to focus on operational performance and value creation. A significantly improved balance sheet would enable the Reorganized Debtors to pursue value-creating acquisitions in a depressed commodity price environment. Post-Restructuring, the Debtors anticipate having access to capital markets that are not available to them today. Furthermore, by enhancing their capital structure, the Debtors would have the ability to accelerate drilling activity if prices recover.

Significantly, the proposed restructuring transaction provides recoveries to all of the Debtors’ stakeholders. The Plan provides for a distribution of approximately $6 million to $12 million to holders of the Debtors’ prepetition equity interests, even though the holders of Allowed Unsecured Notes Claims will recover between only 22% and 40% of the value of their claims. The Plan accounts for this distribution to equity because the Debtors’ management and the Consenting Creditors worked hard to negotiate terms that were favorable to current equity holders and that granted them some recovery, even though they are otherwise entitled to no distribution. Indeed, as set forth in the Liquidation Analysis attached as Exhibit C hereto, if the Debtors were liquidated and the proceeds distributed, current equity holders would receive no recovery. Additionally, because the Debtors operate as a master limited partnership, the conversion of equity would ordinarily result in a large tax liability to individual equity holders for the cancellation of debt. Hoping to avoid such an outcome, management negotiated tirelessly with the Consenting Noteholders to design a strategic multi-step transaction that would minimize adverse tax consequences to existing unitholders. Distributions of equity in the Reorganized Debtors would allow certain stakeholders to participate in potential future upside in the Reorganized Debtors. The proposed Restructuring has the additional benefit of ensuring that management remains highly committed to the future of the Reorganized Debtors.

Consummating the Restructuring in a timely manner is of critical importance. The accelerated prenegotiated bankruptcy process contemplated under the Plan preserves value for all stakeholders while minimizing restructuring costs and delays. Management’s focus could then turn from balance-sheet management towards operational performance and value creation. Failure to timely consummate the Plan, however, would likely result in many creditors of the Debtors receiving little or no value on account of their Claims or Interests. Under the Plan Support Agreements, the Debtors are required to confirm the Plan no later than 90 days after the Petition Date. A discussion of key dates and deadlines is set forth below.

THE DEBTORS AND THE CONSENTING CREDITORS SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN BECAUSE IT PROVIDES THE HIGHEST AND BEST RECOVERY FOR ALL CREDITORS AND INTEREST HOLDERS.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of Claims or Interests in “impaired” Classes are entitled to vote on the Plan. Under section 1124 of the Bankruptcy Code, a class of Claims or Interests is deemed to be “impaired” under the Plan unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default. There are four primary Claim and Interest groups whose acceptances of the Plan are being solicited:

1.	Holders of Beta Trust Claims (Classes 3A and 3B);

2.	Holders of RBL Credit Facility Claims (Class 4);

3.	Holders of Unsecured Notes Claims (Class 5); and

4.	Holders of Memorial Parent Interests (Class 9).

THE PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS OR INTERESTS THAT VOTE IN FAVOR OF THE PLAN, THAT ARE SOLICITED BUT DO NOT SUBMIT A BALLOT TO ACCEPT OR REJECT THE PLAN, OR THAT REJECT THE PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN, IN EACH CASE ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

The following table summarizes, assuming an Effective Date of March 31, 2017, (i) the treatment of Claims and Interests under the Plan, (ii) which Classes are impaired by the Plan, (iii) which Classes are entitled to vote on the Plan, and (iv) the implied recovery for holders of Claims and Interests based on a going concern valuation. The table is qualified in its entirety by reference to the full text of the Plan. For a more detailed summary of the provisions of the Plan, see Section VII—Summary of the Plan below. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in Section IX—Valuation Analysis.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery[2]
1	Other Priority Claims	Except to the extent that a holder of an Allowed Other Priority Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each such holder shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim.	Unimpaired	No (Presumed to accept)	100%

2	Other Secured Claims	Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors or the Reorganized Debtors, as the case may be, either (a) Cash in an amount equal to such Claim, in full and final satisfaction of such Claim, payable on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practical thereafter, (b) Reinstatement pursuant to section 1124 of the Bankruptcy Code, or (c) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.	Unimpaired	No (Presumed to accept)	100%

[2]	The ranges set forth under Approximate Percentage Recovery are based on the range of reorganized equity value of the Debtors as described in the Valuation Analysis.

3	Beta Trust Claims	On the Effective Date, in the Debtors’ sole discretion, (a)(i) each holder of a Beta Trust Claim shall receive continuing interests in Beta Trust Pre-Existing Cash Deposit and (ii) (A) the Debtors shall maintain or renew, as applicable, the Beta Replacement Sureties for the benefit of the Beta Trust Direct Beneficiary and (B) the Debtors shall grant to the Beta Previous Owners a lien in the proceeds of the Beta Replacement Sureties, which lien shall be subordinated in all respects to the rights of the Beta Direct Beneficiary with respect to such proceeds; provided, that, to the extent that the Debtors obtain new sureties to secure performance of the Beta P&A Obligations (in addition to the Beta Replacement Sureties), the Beta Trust Pre-Existing Cash Deposit shall be reduced on a dollar-for-dollar basis for the purpose of granting the continuing interests under clause (a)(i) and the Debtors shall grant to the Beta Previous Owners a lien in the proceeds of such additional replacement sureties, which lien shall also be subordinated in all respects to the rights of the Beta Direct Beneficiary with respect to such proceeds, or (b) each holder of a Beta Trust Claim shall receive such other treatment as will render Class 3A or 3B to be Unimpaired. For the avoidance of doubt, holders of Beta Trust Claims will not have any continuing interest or right with respect to the Beta Trust Memorial Cash Deposit or, if the Debtors obtain new sureties in addition to the Beta Replacement Sureties, that portion of the Beta Trust Pre-Existing Cash Deposit equal to the amount of such additional sureties.	Impaired	Yes	100%

4	RBL Credit Facility Claims	On the Effective Date, each holder of an Allowed RBL Credit Facility Claim shall receive, in full and final satisfaction of such Claim, (a) its Pro Rata share of Cash in an amount equal to all accrued and unpaid interest (calculated in the manner described in the Cash Collateral Orders and subject to the rights of the RBL Credit Facility Agent and the other RBL Credit Facility Secured Parties to seek cash payment of the Rate Differential (as defined in the Cash Collateral Orders) and/or additional interest from and after the Petition Date on the Prepetition Indebtedness (as defined in the Cash Collateral Orders) at the post-default rate of two percent (2%) as provided in Section 3.02(c) of the RBL Credit Facility, all as more fully set forth in the Cash Collateral Orders), fees, and other amounts (excluding amounts owed for principal or undrawn letters of credit) owing under the RBL Credit Facility through the Effective Date as set forth in the RBL Credit Facility Loan Documents, to the extent not previously paid, (b) its Pro Rata share of the Exit Credit Facility as a first lien, second-out term loan under the Exit Credit Agreement; provided, that each holder of an Allowed RBL Credit Facility Claim that elects to participate in the Exit Credit Facility as an Exit Credit Facility Revolver Lender shall receive its Pro Rata share of first lien, first-out revolving loans under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement, and (c) Cash in an amount equal to claims for indemnities, expense reimbursements and any other amounts (excluding amounts owed for principal or undrawn letters of credit) due and owing under the RBL Credit Facility Loan Documents through the Effective Date as set forth in the Cash Collateral Orders, the RBL Plan Support Agreement, the Secured Swap Agreements, the agreements with Bank Products Providers (as defined in the RBL Credit Facility), or the other RBL Credit Facility Loan Documents, to the extent not previously paid.	Impaired	Yes	100%

5	Unsecured Notes Claims

On the Effective Date, pursuant to the terms of the Restructuring Transactions, (i) each holder of an Allowed Unsecured Notes Claim (other than the Contributed Notes Claims) will be entitled to receive, in full and final satisfaction of such Allowed Unsecured Notes Claim, its Pro Rata share (based on all Allowed Unsecured Notes Claims, including the Contributed Notes Claims) of (A) New Common Shares representing in the aggregate 98% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, subject to dilution by the Management Incentive Plan and the Memorial Limited Partner Warrants, and (B) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion the Unsecured Noteholder Cash Distribution Amount, and (ii) AcquisitionCo, as the holder of the Contributed Notes Claims, will be entitled to receive, in full and final satisfaction of such Claims and in consideration for the shares to be distributed to holders of Allowed Unsecured Notes Claims (other than the Contributed Notes Claims) pursuant to the preceding clause and shares and warrants to be distributed to the Memorial Limited Partners, (A) all of the assets of Memorial Parent (other than Cash distributable on the Effective Date pursuant to the Plan), subject to any liabilities of Memorial Parent not discharged, satisfied or otherwise provided for pursuant to the Plan and (B) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, its Pro Rata share (based on all Allowed Unsecured Notes Claims, including the Contributed Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

Accordingly, each holder of an Allowed Unsecured Notes Claim immediately prior to the Restructuring Transactions will, immediately after the Restructuring Transactions, own (directly or indirectly) a Pro Rata Share of New Common Shares representing in the aggregate 98% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, subject to dilution by the Management Incentive Plan and the Memorial Limited Partner Warrants and receive (directly or indirectly) at the election of the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, its Pro Rata share of the Unsecured Noteholder Cash Distribution Amount.

Distributions to each holder of an Allowed Unsecured Notes Claim shall be subject to the rights and terms of the Unsecured Notes Indentures and the rights of the Unsecured Notes Trustee to assert its Unsecured Notes Trustee Charging Lien against distributions made to holders of Allowed Unsecured Notes Claims.

		Impaired	Yes	23–40% with cash distribution 22–39% without cash distribution

6	General Unsecured Claims	Except to the extent that a holder of an Allowed General Unsecured Claim against any of the Debtors has agreed to different treatment of such Claim, the legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan. On and after the Effective Date, except to the extent that a holder of a General Unsecured Claim agrees to different treatment, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.	Unimpaired	No (Presumed to accept)	100%

7	Intercompany Claims	On the Effective Date, all Intercompany Claims shall be paid, adjusted, Reinstated or discharged to the extent reasonably determined to be appropriate by the Debtors, upon consultation with the RBL Credit Facility Agent and subject to the consent of the Requisite Noteholders.	Unimpaired	No (Presumed to accept)	100%

8	Intercompany Interests	On the Effective Date, or as soon as practicable thereafter, all Intercompany Interests will be Reinstated.	Unimpaired	No (Presumed to accept)	100%

9	Memorial Parent Interests	On the Effective Date, all Memorial Parent Interests shall be cancelled and, shall be of no further force and effect, whether surrendered for cancellation or otherwise. Pursuant to the terms of the Restructuring Transactions, each Memorial Limited Partner will receive, on account of, and in full and final satisfaction of, its Memorial Parent Interests, and for the releases given by such Memorial Limited Partner to the Released Parties pursuant to Section 10.7 of the Plan, its Pro Rata share of: (a) the Memorial Limited Partner New Common Shares; and (b) the Memorial Limited Partner Warrant. Notwithstanding anything herein or in the Plan to the contrary, any restricted units of Memorial Parent issued pursuant to the Memorial Production Partners GP LLC Long-Term Incentive Plan shall vest immediately prior to the Effective Date.	Impaired	Yes	N/A

WHERE TO FIND ADDITIONAL INFORMATION: The Debtors currently file quarterly and annual reports with, and furnish other information to, the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement. Reports filed with the SEC on or after the date of this Disclosure Statement are also incorporated by reference herein.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 24, 2016;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016, filed with the SEC on November 2, 2016; and

•	Current Reports on Form 8-K filed with the SEC on November 1, 2016, December 1, 2016, December 8, 2016, December 19, 2016, December 23, 2016, and January 17, 2017.

PLEASE TAKE NOTE OF THE FOLLOWING KEY DATES AND DEADLINES FOR THE CHAPTER 11 CASES AS SET FORTH IN THE PLAN SUPPORT AGREEMENTS:

Deadline for entry of order confirming the Plan:	90 calendar days after the Petition Date, unless extended with the consent of the Consenting Creditors

Deadline for the Effective Date of the Plan:	15 days after entry of the Confirmation Order, unless extended with the consent of the Consenting Creditors

II.

OVERVIEW OF THE DEBTORS’ BUSINESS AND CAPITAL STRUCTURE

A.	The Debtors’ Business

Memorial Parent was formed in April 2011 following a determination by its former parent company, Memorial Resource Development LLC, that a portion of the company would go public as a master limited partnership. Memorial Parent successfully completed its initial public offering on December 14, 2011, and was listed on the NASDAQ Global Select Market (“NASDAQ”) with the ticker symbol “MEMP.”

The Debtors are an independent energy company focused on the acquisition, development, exploitation, and production of oil and natural gas properties. The Debtors’ oil and natural gas assets consist primarily of producing oil and natural gas properties and are located in Texas, Louisiana, Wyoming and offshore Southern California. Most of the Debtors’ oil and natural gas properties are located in large, mature oil and natural gas reservoirs with well-known geologic characteristics and long-lived, predictable production profiles and modest capital requirements.

As of the date hereof, the Debtors had leasehold working interests in approximately 2,433 producing oil and gas wells and owned interests in approximately 399,000 gross acres. The Debtors employ approximately 291 employees. The Debtors maintain operational control over approximately 96% of their operated reserves.

For the fiscal year ended December 31, 2015, the Debtors’ total revenues were approximately $358.1 million, representing a 36.7% decrease in year-over-year revenues from 2014. Further, for the nine months ended September 30, 2016, the Debtors’ total revenues were approximately $203.2 million, representing a 27.2% decrease in year-over-year revenues from the same period in 2015. These decreases were driven primarily by declines in the prices of crude oil and natural gas in recent years.

B.	The Debtors’ Organizational Structure

Memorial Parent was formed in April 2011 as a subsidiary of its then-parent company Memorial Resource Development LLC to own, acquire, and exploit oil and natural gas properties in North America. On December 14, 2011, Memorial Parent completed its initial public offering and began to operate as an independent master limited partnership listed on the NASDAQ under the ticker “MEMP”. Today, Memorial Parent is owned 100% by its limited partners and Memorial Production Partners GP LLC owns a non-economic general partner interest in Memorial Parent. Accordingly, the board of directors for Memorial Production Partners GP functions as the Debtors’ governing board of directors with respect to the decision-making underlying these chapter 11 cases

Collectively, the Debtors consist of 15 entities registered under the laws of Delaware, Texas, Louisiana, Colorado, Wyoming, and California. The Debtors also have two non-Debtor affiliates incorporated in New York. All of the Debtors other than Memorial Parent are direct or indirect subsidiaries of Memorial Parent and, together with Memorial Parent, are the issuers and guarantors of all of the Debtors’ obligations. An organizational chart illustrating the Debtors’ organizational structure, as of the date hereof, is annexed as Exhibit B hereto.

C.	Directors and Officers

Memorial General Partner is governed by a five-member board of directors, the membership of which is as follows:

Name	Appointment to Board	Position
Jonathan M. Clarkson	December 2011	Chairman
John A. Weinzierl	April 2011	Director
W. Donald Brunson	December 2014	Director
P. Michael Highum	March 2012	Director
William J. Scarff	March 2016	Director

The Debtors also have highly experienced managers, both in their headquarters and in their field operations. The Debtors’ senior management team consists of the following individuals:

Name	Position
William J. Scarff	President and Chief Executive Officer
Christopher S. Cooper	Senior Vice President and Chief Operating Officer
Robert L. Stillwell, Jr.	Vice President and Chief Financial Officer
Jason M. Childress	Vice President, General Counsel and Corporate Secretary

In accordance with section 1129(a)(5) of the Bankruptcy Code, the composition of the board of directors of each Reorganized Debtor will be identified no later than the Confirmation Hearing.

D.	The Debtors’ Business Segments

The Debtors’ business operates in four main regions corresponding to geographical basins: (i) East Texas, (ii) South Texas, (iii) Offshore California, and (iv) Rockies. Each of these is described below.

1.	East Texas

The Debtors’ East Texas assets consist principally of interests in the Joaquin, Carthage, and Henderson fields of the Cotton Valley and Travis Peak formations in east Texas and north Louisiana. The Debtors have interests in approximately 260,000 gross acres3 in this region. The East Texas assets are approximately 71% gas and 29% liquids, with 65% of such assets by value being proved developed reserves4 and 35% being proved undeveloped reserves. The Debtors have interests in approximately 1,543 gross and 911 net wells,5 with an average working interest of 59%. A map of the East Texas assets is below:

2.	South Texas

The Debtors’ South Texas assets consist principally of interests in the Eagle Ford shale play and the Northeast Thompsonville, Laredo, and East Seven Sisters fields in South Texas. The Debtors have interests in approximately 115,000 gross acres in this region, including 15,000 gross acres in the Eagle Ford play. The South Texas assets are approximately 68% gas and 32% liquids, with 90% of such assets by value being proved developed reserves and 10% being proved undeveloped reserves. The Debtors have interests in approximately 719 gross and 420 net wells, with an average working interest of 58%. A map of the South Texas assets is below:

[3]	“Gross acres” or “gross wells” means the total acres or wells, as the case may be, in which the Debtors have a working interest.
[4]	“Proved developed reserves” means proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. For further explanation of these terms, see Memorial Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016, filed with the SEC on November 2, 2016.
[5]	“Net wells” means the Debtors’ aggregate fractional working interests in gross wells.

3.	Offshore California

The Debtors’ Offshore California assets consist principally of interests in the Beta Field, approximately 11 miles off the coast of the Port of Long Beach, California in federal waters. The Debtors have two wellhead platforms, each with a permanent drilling rig, one processing platform, and associated pipelines and onshore facilities. The Debtors have interests in approximately 17,000 gross acres in this region. The Offshore California assets are approximately 100% oil, with 61% of such assets by value being proved developed reserves and 39% being proved undeveloped reserves. The Debtors have interests in approximately 55 gross and 55 net wells, with an average working interest of 100%. A map of the Offshore California assets is below:

The Debtors’ production from the Offshore California region is transported to a processing facility via the San Pedro Pipeline, a federally regulated pipeline that is wholly owned by Debtor San Pedro Pipeline Company. The Debtors’ operations in Offshore California are regulated generally by the federal Bureau of Ocean Energy Management (“BOEM”).

The Debtors are co-liable with the predecessor owners of the Offshore California assets for the Beta P&A Obligations. The following parties are the predecessor owners of the Offshore California assets (collectively, the “Beta Previous Owners”): Aera Energy LLC (“Aera”); SWEPI LP (“SWEPI”); and Noble Energy, Inc. (“Noble”). In addition to the Beta Previous Owners, Pacific Energy Resources, Ltd. (“PERL”) and SP Beta Properties, LLC (“SP Beta”) previously owned the Offshore California assets; however, (i) PERL liquidated in a chapter 11 bankruptcy case styled In re Pacific Energy Resources Ltd., Ch. 11 Case No. 09-10785 (KJC) (Bankr. D. Del.) that was closed by order of the United States Bankruptcy Court for the District of Delaware on December 18, 2012 (ECF No. 2413), and (ii) in November 2015, after selling its interest in the Offshore California assets to Debtor Rise Energy Beta, LLC (“Rise”), SP Beta merged with and into Rise. As a result, the Debtors believe that the only remaining parties that are co-liable with the Debtors for the Beta P&A Obligations are the Beta Previous Owners.

The Debtors’ obligations on account of the Beta P&A Obligations are currently supported by approximately $150 million in cash held in a trust account (the “Beta Trust”) with U.S. Bank National Association, as trustee (the “Beta Trustee”), to which the Debtors are the successor settlor. BOEM is the beneficiary of the Beta Trust (the “Beta Trust Direct Beneficiary”). Aera, SWEPI, and Noble hold security interests in the corpus of the Beta Trust that are subordinate to BOEM’s interest as direct beneficiary of the Beta Trust (such claims, the “Beta Trust Claims”). Those security interests secure the Debtors’ obligations with respect to the Beta P&A Obligations as the current owner of the Offshore California assets. In addition, Aera and SWEPI are express third-party beneficiaries of the Beta Trust agreement; however, neither is a direct beneficiary of the trust.

Prepetition, the Debtors proposed replacing the Beta Trust with surety bonds that would equally support their Beta P&A Obligations at a dramatically reduced cost. BOEM agreed to this arrangement, determining that such surety bonds comply with applicable federal environmental regulatory requirements.

4.	Rockies

The Debtors’ Rockies assets consist principally of interests in the Lost Soldier and Wertz fields near Bairoil, Wyoming. The Debtors have interests in approximately 7,000 gross acres in this region. The Rockies assets are approximately 75% oil and 25% natural gas liquids, with 56% of such assets by value being proved developed reserves and 44% being proved undeveloped reserves. The Debtors have interests in approximately 116 gross and 116 net wells, with an average working interest of 100%. A map of the Rockies assets is below:

E.	The Debtors’ Operations in Recent Years

To remain competitive in current industry conditions, the Debtors have recently focused significant efforts on reducing their lease operating expenses (“LOE”) and maximizing the efficiency of their operations. The Debtors’ strategy included renegotiation of terms with service providers, a reduction in the size of the Debtors’ workforce, reduction in saltwater disposal costs, and reduced capital spending and development activity in response to current commodity prices. As a result, the Debtors achieved a 30% year-over-year LOE reduction from the third quarter of 2015 to the third quarter of 2016. In addition, the Debtors have reduced their capital expenditures by approximately two-thirds (2/3) since calendar year 2015, partly on account of greater operational efficiency and partly on account of reduced development activity.

F.	The Debtors’ Hedge Portfolio

In addition to their interests in oil and gas reserves, a significant asset of the Debtors is their portfolio of in-the-money derivatives contracts (each, a “Hedge”). Maintaining a robust hedge portfolio has been a significant strategy of the Debtors since their inception. In accordance with the terms of the RBL Credit Agreement and its own Commodity Risk Management Policy, the Debtors entered into the Hedges to protect against the risk of declines in the prices of oil and natural gas and fluctuations in interest rates. The RBL Credit Facility Lenders and their affiliates were historically the Debtors’ counterparties to the vast majority of the Hedges (each, a “Hedge Party”). In addition to the Debtors’ oil and gas properties, the Hedges and their proceeds constitute the RBL Credit Facility Lenders’ collateral and were given credit toward the calculation of the borrowing base under the RBL Credit Agreement.

As of the filing of the Debtors’ most recent Form 10-Q on November 2, 2016, the Debtors’ commodity hedge portfolio had a mark-to-market value of approximately $458 million. As discussed below, in furtherance of the Debtors’ prenegotiated restructuring, the Debtors and their hedge counterparties consensually monetized approximately $283 million in commodity Hedges prior to the Petition Date and used a significant portion of the proceeds to reduce amounts outstanding under their prepetition RBL Credit Facility.

G.	Regulation of the Debtors’ Business

The Debtors’ oil and natural gas development and production operations are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment, health and safety aspects of operations, or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations applicable to the Debtors’ operations including the acquisition of a permit before conducting regulated drilling activities; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands, seismically active areas, and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from our operations. Numerous governmental authorities, such as the United States Environmental Protection Agency (the “EPA”) and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly compliance or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, the suspension or revocation of necessary permits, licenses and authorizations, the requirement that additional pollution controls be installed and, in some instances, the issuance of orders limiting or prohibiting some or all of the Debtors’ operations. Further, there can be no assurance that the Debtors will receive, or will receive in a timely manner, all permits required to fulfill their operational expectations.

Under certain environmental laws that impose strict as well as joint and several liability, the Debtors may be required to remediate contaminated properties currently or formerly owned or operated by the Debtors or facilities of third parties that received waste generated by the Debtors’ operations regardless of whether such contamination resulted from the conduct of others or from consequences of the Debtors’ own actions that were in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of the Debtors’ operations. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, the Debtors’ business, prospects, financial condition or results of operations could be materially adversely affected.

While the Debtors believe that they are in substantial compliance with existing environmental laws and regulations and that continued compliance with existing requirements will not materially affect them, there is no assurance that this trend will continue in the future.

The following is a summary of the more significant existing environmental, occupational health and safety laws and regulations to which the Debtors’ business operations are subject and for which compliance may have a material adverse impact on their capital expenditures, results of operations, or financial position.

1.	BOEM & BSEE

The Debtors’ oil and gas operations associated with their Beta properties are conducted on offshore leases in federal waters. BOEM and the Bureau of Safety and Environmental Enforcement (“BSEE”) have broad authority to regulate the Debtors’ oil and gas operations associated with their Beta properties.

BOEM is responsible for managing environmentally and economically responsible development of the nation’s offshore resources. Its functions include offshore leasing, resource evaluation, review and administration of oil and gas exploration and development plans, renewable energy development, National Environmental Policy Act analysis and environmental studies. Lessees must obtain BOEM approval for exploration, development and production plans prior to the commencement of offshore operations. In addition, approvals and permits are required from other agencies such as the U.S. Coast Guard and the EPA.

BSEE is responsible for safety and environmental oversight of offshore oil and gas operations. Its functions include the development and enforcement of safety and environmental regulations, permitting offshore exploration, development and production, inspections, offshore regulatory programs, oil spill response and newly formed training and environmental compliance programs. BSEE has regulations requiring offshore production facilities and pipelines located on the Outer Continental Shelf (“OCS”) to meet stringent engineering and construction specifications, and has proposed and/or promulgated additional safety related regulations concerning the design and operating procedures of these facilities and pipelines, including regulations to safeguard against or respond to well blowouts and other catastrophes. BSEE regulations also restrict the flaring or venting of natural gas and prohibit the flaring of liquid hydrocarbons and oil without prior authorization. BSEE has regulations governing the plugging and abandonment of wells located offshore and the installation and removal of all fixed drilling and production facilities. BSEE generally requires that lessees have substantial net worth, post supplemental bonds or provide other acceptable assurances that the obligations will be met.

BOEM and BSEE have adopted regulations providing for enforcement actions, including civil penalties, and lease forfeiture or cancellation for failure to comply with regulatory requirements for offshore operations. If the Debtors fail to pay royalties or comply with safety and environmental regulations, BOEM and BSEE may require that the Debtors’ operations on the Beta properties be suspended or terminated, and the Debtors may be subject to civil or criminal liability.

2.	Hazardous Substances and Waste Handling

The Debtors’ operations are subject to environmental laws and regulations relating to the management and release of hazardous substances, solid and hazardous wastes, and petroleum hydrocarbons. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict and, in some cases, joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed. The Comprehensive Environmental Response, Compensation, and Liability Act, as amended (“CERCLA”), also known as the Superfund law, and comparable state laws, impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons deemed “responsible parties.” These persons include current owners or operators of the site where a release of hazardous substances occurred, prior owners or operators that owned or operated the site at the time of the release or disposal of hazardous substances, and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these persons may be subject to strict and joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover the costs they incur from the responsible classes of persons. It is not uncommon for neighboring landowners and other third parties to file common law-based claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. Despite the “petroleum exclusion” of Section 101(14) of CERCLA, which currently encompasses natural gas, the Debtors may nonetheless handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of their ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment. Also, comparable state statutes may not contain a similar exemption for petroleum. In addition, the Debtors may have liability for releases of hazardous substances at our properties by prior owners or operators or other third parties.

The Oil Pollution Act of 1990 (“OPA”) is the primary federal law imposing oil spill liability. The OPA contains numerous requirements relating to the prevention of and response to petroleum releases into waters of the United States, including the requirement that operators of offshore facilities and certain onshore facilities near or crossing waterways must maintain certain significant levels of financial assurance to cover potential environmental cleanup and restoration costs. Under the OPA, strict, joint and several liability may be imposed on “responsible parties” for all containment and cleanup costs and certain other damages arising from a release, including, but not limited to, the costs of responding to a release of oil to surface waters and natural resource damages, resulting from oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States. A “responsible party” includes the owner or operator of an onshore facility. The OPA establishes a liability limit for onshore facilities, but these liability limits may not apply if: a spill is caused by a party’s gross negligence or willful misconduct; the spill resulted from violation of a federal safety, construction or operating regulation; or a party fails to report a spill or to cooperate fully in a clean-up. The Debtors are also subject to analogous state statutes that impose liabilities with respect to oil spills. For example, the California Department of Fish and Game’s Office of Oil Spill Prevention and Response has adopted oil-spill regulations that overlap with federal regulations.

The Debtors also generate solid wastes, including hazardous wastes, which are subject to the requirements of the Resource Conservation and Recovery Act, as amended (“RCRA”), and comparable state statutes. Although RCRA regulates both solid and hazardous wastes, it imposes stringent requirements on the generation, storage, treatment, transportation, and disposal of hazardous wastes. Certain petroleum production wastes are excluded from RCRA’s hazardous waste regulations. These wastes, instead, are regulated under RCRA’s less stringent solid waste provisions, state laws, or other federal laws. It is also possible that these wastes, which could include wastes currently generated during the Debtors’ operations, could be designated as “hazardous wastes” in the future and, therefore, be subject to more rigorous and costly disposal requirements. Indeed, legislation has been proposed from time to time in Congress to re-categorize certain oil and gas exploration and production wastes as “hazardous wastes.” Any such changes in the laws and regulations could have a material adverse effect on our maintenance capital expenditures and operating expenses.

It is possible that our oil and natural gas operations may require us to manage naturally occurring radioactive materials (“NORM”). NORM is present in varying concentrations in sub-surface formations, including hydrocarbon reservoirs, and may become concentrated in scale, film and sludge in equipment that comes in contact with crude oil and natural gas production and processing streams. Some states have enacted regulations governing the handling, treatment, storage and disposal of NORM.

Administrative, civil and criminal penalties can be imposed for failure to comply with waste handling requirements. The Debtors believe that they are in substantial compliance with the requirements of CERCLA, RCRA, OPA, and related state and local laws and regulations, and that they hold all necessary and up-to-date permits, registrations, and other authorizations required under such laws and regulations. Although the Debtors believe that the current costs of managing their wastes as they are presently classified are reflected in the Debtors’ budget, any legislative or regulatory reclassification of oil and natural gas exploration and production wastes could increase the Debtors’ costs to manage and dispose of such wastes.

3.	Water Discharges and Other Waste Discharges & Spills

The Federal Water Pollution Control Act (also known as the Clean Water Act), the State Drinking Water Act (“SDWA”), the OPA, and analogous state laws impose restrictions and strict controls with respect to the unauthorized discharge of pollutants, including oil and hazardous substances, into navigable waters of the United States, as well as state waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or an analogous state agency. These laws and regulations also prohibit certain activity in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers. The EPA has also adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain individual permits or coverage under general permits for storm water discharges. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans, as well as for monitoring and sampling the storm water runoff from certain of the Debtors’ facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. The underground injection of fluids is subject to permitting and other requirements under state laws and regulation. Obtaining permits has the potential to delay the development of natural gas and oil projects. These same regulatory programs also limit the total volume of water that can be discharged, hence limiting the rate of development, and require the Debtors to incur compliance costs.

These laws and any implementing regulations provide for administrative, civil, and criminal penalties for any unauthorized discharges of oil and other substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation, and damages. Pursuant to these laws and regulations, the Debtors may be required to obtain and maintain approvals or permits for the discharge of wastewater or storm water and the underground injection of fluids and are required to develop and implement spill prevention, control, and countermeasure plans, also referred to as “SPCC plans,” in connection with on-site storage of significant quantities of oil. The Debtors maintain all required discharge permits necessary to conduct their operations and believe that the Debtors are in substantial compliance with their terms.

4.	Hydraulic Fracturing

The Debtors use hydraulic fracturing extensively in their operations. Hydraulic fracturing is an essential and common practice in the oil and gas industry used to stimulate production of natural gas and/or oil from low permeability subsurface rock formations. Hydraulic fracturing involves using water, sand, and certain chemicals to fracture the hydrocarbon-bearing rock formation to allow flow of hydrocarbons into the wellbore. While hydraulic fracturing has historically been regulated by state oil and natural gas commissions, the practice has become increasingly controversial in certain parts of the country, resulting in increased scrutiny and regulation. For example, the EPA has asserted federal regulatory authority over certain hydraulic-fracturing activities under the SDWA involving the use of diesel fuels and published permitting guidance in February 2014 addressing the use of diesel in fracturing operations. Also, in May 2014, the EPA issued an Advanced Notice of Proposed Rulemaking seeking public comment on its intent to develop and issue regulations under the Toxic Substances Control Act regarding the disclosure of information related to the chemicals used in hydraulic fracturing. The public comment period ended on September 18, 2014. Moreover, on April 7, 2015, the EPA published a proposed rule establishing federal pre-treatment standards for wastewater discharged from onshore unconventional oil and gas extraction facilities to publicly owned treatment works (“POTW”). The EPA asserts that wastewater from such facilities can be generated in large quantities and can contain constituents that may disrupt POTW operations and/or be discharged, untreated, from the POTW to receiving waters. If adopted, the new pre-treatment rule would require unconventional oil and gas facilities to pre-treat wastewater before transferring it to a POTW. The EPA is also conducting a study of private wastewater treatment facilities (also known as centralized waste treatment (“CWT”) facilities) accepting oil and gas extraction wastewater. The EPA is collecting data and information related to the extent to which CWT facilities accept such wastewater, available treatment technologies (and their associated costs), discharge characteristics, financial characteristics of CWT facilities, and the environmental impacts of discharges from CWT facilities.

Further, on August 16, 2012, the EPA published final rules that subject all oil and gas operations (production, processing, transmission, storage, and distribution) to regulation under the new source performance standards (“NSPS”) and the National Emission Standards for Hazardous Air Pollutants (“NESHAPS”) programs. The rules include NSPS for completions of hydraulically fractured gas wells and establishes specific new requirements for emissions from compressors, controllers, dehydrators, storage vessels, natural gas processing plants, and certain other equipment. The final rules seek to achieve a 95% reduction in volatile organic compounds

(“VOCs”) emitted by requiring the use of reduced emission completions or “green completions” on all hydraulically fractured wells constructed or refractured after January 1, 2015. The rules could require a number of modifications to our operations including the installation of new equipment. The EPA received numerous requests for reconsideration of these rules from both industry and the environmental community, and court challenges to the rules were also filed. In response, the EPA has issued, and will likely continue to issue, revised rules responsive to some of the requests for reconsideration. For example, in September 2013 and December 2014, the EPA amended its rules to extend compliance deadlines and to clarify the NSPS. In addition, on September 18, 2015, the EPA published a suite of proposed rules to reduce methane and VOC emissions from oil and gas industry, including new “downstream” requirements covering equipment in the natural gas transmission segment of the industry that was not regulated by the 2012 rules. The public comment period closed on December 4, 2015. These standards, as well as any future laws and their implementing regulations, may require the Debtors to obtain pre-approval for the expansion or modification of existing facilities or the construction of new facilities expected to produce air emissions, impose stringent air permit requirements, or utilize specific equipment or technologies to control emissions. Compliance with such rules could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact the Debtors’ business.

In addition, on March 26, 2015, the Bureau of Land Management (“BLM”) published a final rule governing hydraulic fracturing on federal and Indian lands. The rule requires public disclosure of chemicals used in hydraulic fracturing, implementation of a casing and cementing program, management of recovered fluids, and submission to the BLM of detailed information about the proposed operation, including wellbore geology, the location of faults and fractures, and the depths of all usable water. The rule took effect on June 24, 2015, although it is the subject of several pending lawsuits filed by industry groups and at least four states, alleging that federal law does not give the BLM authority to regulate hydraulic fracturing. On September 30, 2015, the United States District Court for Wyoming issued a preliminary injunction preventing the BLM from implementing the rule nationwide. This order has been appealed to the Tenth Circuit Court of Appeals. Also, on January 22, 2016, the BLM announced a proposed rule to reduce the flaring, venting, and leaking of methane from oil and gas operations on federal and Indian lands. The proposed rule would require operators to use currently available technologies and equipment to reduce flaring, periodically inspect their operations for leaks, and replace outdated equipment that vents large quantities of gas into the air. The rule would also clarify when operators owe the government royalties for flared gas.

Several states have also adopted, or are considering adopting, regulations requiring the disclosure of the chemicals used in hydraulic fracturing and/or otherwise impose additional requirements for hydraulic fracturing activities. For example, in October 2011, the Louisiana Department of Natural Resources adopted new rules requiring the public disclosure of the composition and volume of fracturing fluids used in hydraulic fracturing operations. Also, Texas requires oil and natural gas operators to disclose to the Railroad Commission of Texas (the “Commission”) and the public the chemicals used in the hydraulic fracturing process, as well as the total volume of water used. In May 2013, the Commission issued a “well integrity rule,” which updates the requirements for drilling, putting pipe down, and cementing wells. The rule also includes new testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. The “well integrity rule” took effect in January 2014. Additionally, on October 28, 2014, the Commission adopted disposal well rule amendments designed, amongst other things, to require applicants for new disposal wells that will receive non-hazardous produced water and hydraulic fracturing flowback fluid to conduct seismic activity searches utilizing the United States Geological Survey (the “USGS”). The searches are intended to determine the potential for earthquakes within a circular area of 100 square miles around a proposed, new disposal well. The disposal well rule amendments, which became effective on November 17, 2014, also clarify the Commission’s authority to modify, suspend, or terminate a disposal well permit if scientific data indicates a disposal well is likely to contribute to seismic activity. The Commission has used this authority to deny permits for waste disposal wells. The Debtors believe that they follow applicable standard industry practices and legal requirements for groundwater protection in our hydraulic fracturing activities. Nonetheless, if new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where the Debtors operate, the Debtors could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

Certain governmental reviews have been conducted or are underway that focus on environmental aspects of hydraulic fracturing practices, which could lead to increased regulation. For example, the EPA is currently evaluating the potential impacts of hydraulic fracturing on drinking water resources. In June 2015, the EPA released its draft assessment report for peer review and public comment, finding that, while there are certain mechanisms by which hydraulic fracturing activities could potentially impact drinking water resources, there is no evidence available showing that those mechanisms have led to widespread, systemic impacts. Also, on February 6, 2015, the EPA released a report with findings and recommendations related to public concern about induced seismic activity from disposal wells. The report recommends strategies for managing and minimizing the potential for significant injection-induced seismic events. Other governmental agencies, including the United States Department of Energy, the USGS, and the United States Government Accountability Office, have evaluated or are evaluating various other aspects of hydraulic fracturing. In addition, as discussed above, BOEM and BSEE are studying the potential environmental impacts of well-stimulation practices on the Pacific OCS. These ongoing or proposed studies could spur initiatives to further regulate hydraulic fracturing, and could ultimately make it more difficult or costly for the Debtors to perform fracturing and increase the Debtors’ costs of compliance and doing business.

A number of lawsuits and enforcement actions have been initiated across the country alleging that hydraulic fracturing practices have induced seismic activity and adversely impacted drinking water supplies, use of surface water, and the environment generally. Several states and municipalities have adopted, or are considering adopting, regulations that could restrict or prohibit hydraulic fracturing in certain circumstances. In the event that state, local, or municipal legal restrictions are adopted in areas where the Debtors are currently conducting, or in the future plan to conduct, operations, the Debtors may incur additional costs to comply with such requirements that may be significant in nature, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from the drilling of wells. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for the Debtors to perform fracturing to stimulate production from tight formations as well as make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

In addition, if hydraulic fracturing is further regulated at the federal, state, or local level, the Debtors’ fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to attendant permitting delays and potential increases in costs. For example, the United States Congress has from time to time considered legislation to amend the SDWA, including legislation that would repeal the exemption for hydraulic fracturing from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process. Such legislative changes could cause the Debtors to incur substantial compliance costs, and compliance or the consequences of any failure to comply by the Debtors could have a material adverse effect on our financial condition and results of operations. At this time, it is not possible to estimate the impact on the Debtors’ business of newly enacted or potential federal or state legislation governing hydraulic fracturing, and any of the above risks could impair the Debtors’ ability to manage their business and have a material adverse effect on their operations, cash flows, and financial position.

5.	Air Emissions

The federal Clean Air Act, as amended (the “CAA”), and comparable state laws restrict the emission of air pollutants from many sources, including compressor stations, through the issuance of permits and the imposition of other requirements. These laws and regulations may require the Debtors to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. The need to obtain permits has the potential to delay the development of oil and natural gas projects. Over the next several years, the Debtors may be required to incur certain capital expenditures for air pollution control equipment or other air emissions related issues. For example, on August 16, 2012, the EPA published final regulations under the CAA that establish new emission controls for oil and natural gas production and processing operations, which regulations are discussed in more detail above under the caption “Hydraulic Fracturing.”

The South Coast Air Quality Management District (“SCAQMD”), is a political subdivision of the State of California and responsible for air pollution control within Orange County and designated portions of Los Angeles, Riverside, and San Bernardino Counties. The Debtors’ Beta properties and associated facilities are subject to regulation by the SCAQMD.

The Debtors may be required to incur certain capital expenditures in the next few years for air pollution control equipment in connection with maintaining or obtaining operating permits addressing air emission related issues, which may have a material adverse effect on the Debtors’ operations. Obtaining permits also has the potential to delay the development of oil and natural gas projects. The Debtors believe that they currently are in substantial compliance with all air emissions regulations and that they hold all necessary and valid construction and operating permits for their current operations.

6.	Regulation of “Greenhouse Gas” Emissions

In response to findings that emissions of carbon dioxide, methane, and other greenhouse gases (“GHGs”) present an endangerment to public health and the environment, in May 2010, the EPA adopted regulations under existing provisions of the CAA that, among other things, established Prevention of Significant Deterioration (“PSD”) construction and Title V operating permit reviews for certain large stationary sources that are potential major sources of GHG emissions. The so-called Tailoring Rule established new GHG emissions thresholds that determine when stationary sources must obtain permits under the PSD and Title V programs of the CAA. On June 23, 2014, the Supreme Court held that stationary sources could not become subject to PSD or Title V permitting solely by reason of their GHG emissions. The Court ruled, however, that the EPA may require installation of best available control technology for GHG emissions at sources otherwise subject to the PSD or Title V programs. On December 19, 2014, the EPA issued two memoranda providing initial guidance on GHG permitting requirements in response to the Court’s decision. In its preliminary guidance, the EPA indicated that it would promulgate a rule to rescind any PSD permits issued under the portions of the tailoring rule that were vacated by the Court. In the interim, the EPA issued a narrowly crafted “no action assurance” indicating it will exercise its enforcement discretion not to pursue enforcement of the terms and conditions relating to GHGs in an EPA-issued PSD permit, and for related terms and conditions in a Title V permit. On April 30, 2015, the EPA issued a final rule allowing permitting authorities to rescind PSD permits issued under the invalid regulations.

In September 2009, the EPA issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States, including natural gas liquids fractionators and local natural gas/distribution companies, beginning in 2011 for emissions occurring in 2010. In November 2010, the EPA published a final rule expanding the GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage and distribution facilities. This rule requires reporting of GHG emissions from such facilities on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011. In October 2015, the EPA amended the GHG reporting rule to add the reporting of GHG emissions from gathering and boosting systems, completions and workovers of oil wells using hydraulic fracturing, and blowdowns of natural gas transmission pipelines. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require the Debtors to incur costs to reduce emissions of GHGs associated with their operations or could adversely affect demand for the oil and natural gas they produce. Any one of these climate change regulatory and legislative initiatives could have a material adverse effect on the Debtors’ business, financial condition, and results of operations.

In addition, the EPA has continued to adopt GHG regulations applicable to other industries, such as its August 2015 adoption of three separate, but related, actions to address carbon dioxide pollution from power plants, including final Carbon Pollution Standards for new, modified, and reconstructed power plants, a final Clean Power Plan to cut carbon dioxide pollution from existing power plants, and a proposed federal plan to implement the Clean Power Plan emission guidelines. Upon publication of the Clean Power Plan on October 23, 2015, more than two dozen States as well as industry and labor groups challenged the Clean Power Plan in the D.C. Circuit Court of Appeals. As a result of this continued regulatory focus, future GHG regulations of the oil and gas industry remain a possibility.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, almost one-half of the states have taken legal measures to reduce emissions of greenhouse gases primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. In addition, the Obama Administration has announced in its Climate Action Plan that it intends to adopt additional regulations to reduce emissions of GHGs in the coming years, possibly including further restrictions on emissions of methane from oil and natural gas facilities.

In December 2015, the United States joined the international community at the 21st Conference of the Parties (COP-21) of the United Nations Framework Convention on Climate Change in Paris, France. The resulting Paris Agreement calls for the parties to undertake “ambitious efforts” to limit the average global temperature, and to conserve and enhance sinks and reservoirs of GHGs. The Agreement, if ratified, establishes a framework for the parties to cooperate and report actions to reduce GHG emissions.

Restrictions on GHG emissions that may be imposed could adversely affect the oil and natural gas industry. Any GHG regulation could increase the Debtors’ costs of compliance by potentially delaying the receipt of permits and other regulatory approvals; requiring the Debtors to monitor emissions, install additional equipment, or modify facilities to reduce GHG and other emissions; purchase emission credits; and utilize electric driven compression at facilities to obtain regulatory permits and approvals in a timely manner. While the Debtors are subject to certain federal GHG monitoring and reporting requirements, their operations are not adversely impacted by existing federal, state, and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations addressing GHG emissions would impact the Debtors’ business.

In addition, claims have been made against certain energy companies alleging that GHG emissions from oil and natural gas operations constitute a public nuisance under federal and/or state common law. As a result, private individuals may seek to enforce environmental laws and regulations against the Debtors and could allege personal injury or property damages. While the Debtors are not a party to this litigation, the Debtors could be named in actions making similar allegations. An unfavorable ruling in any such case could adversely impact the Debtors’ business, financial condition, and results of operations.

Finally, some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods, and other climatic events; if any such effects were to occur, they could have an adverse effect on the Debtors’ development and production operations.

7.	National Environmental Policy Act

Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act (“NEPA”). NEPA requires federal agencies, including the Departments of Interior and Agriculture, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency prepares an environmental assessment to evaluate the potential direct, indirect and cumulative impacts of a proposed project. If impacts are considered significant, the agency will prepare a more detailed environmental impact study that is made available for public review and comment. All of the Debtors’ current development and production activities, as well as proposed development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This environmental impact assessment process has the potential to delay the development of oil and natural gas projects. Authorizations under NEPA also are subject to protest, appeal, or litigation, which can delay or halt projects.

8.	Endangered Species Act

The federal Endangered Species Act and analogous state statutes restrict activities that may adversely affect endangered and threatened species or their habitat. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. The designation of previously unidentified endangered or threatened species in areas where the Debtors operate could cause the Debtors to incur additional costs or become subject to operating delays, restrictions, or bans. Numerous species have been listed or proposed for protected status in areas in which the Debtors currently, or could in the future, undertake operations. For instance, the American burying beetle and the lesser prairie chicken both have habitat in some areas where the Debtors operate. The U.S. Fish and Wildlife Service (the “FWS”) identified the lesser prairie chicken, which inhabits portions of Colorado, Kansas, Nebraska, New Mexico, Oklahoma, and Texas, as a candidate for listing in 1998 and listed it as “threatened” in March 2014. However, the FWS also announced a final rule that will limit regulatory impacts on landowners and businesses from the listing if those landowners and businesses have entered into certain range-wide conservation planning agreements, such as those developed by the Western Association of Fish and Wildlife Agencies, pursuant to which such parties agreed to take steps to protect the lesser prairie chicken’s habitat and to pay a mitigation fee if its actions harm the lesser prairie chicken’s habitat. The threatened species status of the lesser prairie chicken is currently subject to at least three lawsuits. On September 1, 2015, the U.S. District Court for the Western District of Texas overturned the listing of the lesser prairie chicken, holding that the FWS’s decision had been arbitrary and capricious and not consistent with its own policies. The FWS has requested that the Court amend its judgment to allow the agency to substantiate or reconsider its action. The presence of protected species in areas where the Debtors operate could impair their ability to timely complete or carry out those operations, lose leaseholds as they may not be permitted to timely commence drilling operations, cause them to incur increased costs arising from species protection measures, and, consequently, adversely affect the Debtors’ results of operations and financial position.

9.	Occupational Safety and Health Act

The Debtors are subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazard communication standard requires that information be maintained about hazardous materials used or produced in the Debtors operations and that this information be provided to employees, state and local government authorities, and citizens. The Debtors believe that their operations are in substantial compliance with OSHA requirements.

10.	Other Regulation of the Oil and Natural Gas Industry

The oil and natural gas industry is extensively regulated by numerous federal, state, and local authorities. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Additionally, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations that are binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and natural gas industry increases the Debtors’ cost of doing business and, consequently, affects their profitability, these burdens generally do not affect the Debtors any differently or to any greater or lesser extent than they affect other companies in the oil and natural gas industry with similar types, quantities, and locations of production.

Legislation continues to be introduced in Congress, and the development of regulations continues in the Department of Homeland Security and other agencies concerning the security of industrial facilities, including oil and natural gas facilities. The Debtors’ operations may be subject to such laws and regulations. Presently, the Debtors do not believe that compliance with these laws will have a material adverse impact on them.

11.	Drilling and Production

The Debtors’ operations are subject to various types of regulation at federal, state, and local levels. These types of regulation include requiring permits for the drilling of wells, drilling bonds, and reports concerning operations. Most states, and some counties and municipalities, in which the Debtors operate also regulate one or more of the following:

•	the location of wells;

•	the method of drilling and casing wells;

•	the surface use and restoration of properties upon which wells are drilled;

•	the plugging and abandoning of wells; and

•	notice to surface owners and other third parties.

State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration, while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce our interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas, and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and natural gas the Debtors can produce from their wells or limit the number of wells or the locations at which the Debtors can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas, and NGLs within its jurisdiction.

12.	Sale and Transportation of Gas and Oil

The Federal Energy Regulatory Commission (the “FERC”), approves the construction of interstate gas pipelines and the rates and service conditions for the interstate transportation of gas, oil, and other liquids by pipeline. Although the FERC does not regulate the production of gas, the FERC exercises regulatory authority over wholesale sales of gas in interstate commerce through the issuance of blanket marketing certificates that authorize the wholesale sale of gas at market rates and the imposition of a code of conduct on blanket marketing certificate holders that regulate certain affiliate interactions. The FERC does not regulate the sale of oil or petroleum products or the construction of oil or other liquids pipelines. The FERC also has oversight of the performance of wholesale natural gas markets, including the authority to facilitate price transparency and to prevent market manipulation. In furtherance of this authority, the FERC imposed an annual reporting requirement on all industry participants, including otherwise non-jurisdictional entities, engaged in wholesale physical natural gas sales and purchases in excess of a minimum level. The agency’s actions are intended to foster increased competition within all phases of the gas industry. To date, the FERC’s pro-competition policies have not materially affected the Debtors’ business or operations. It is unclear what impact, if any, future rules or increased competition within the gas industry will have on the Debtors’ gas sales efforts.

The FERC and other federal agencies, the U.S. Congress or state legislative bodies and regulatory agencies may consider additional proposals or proceedings that might affect the gas or oil industries. The Debtors cannot predict when or if these proposals will become effective or any effect they may have on the Debtors’ operations. The Debtors do not believe, however, that any of these proposals will affect them any differently than other gas producers with which they compete.

The Beta properties include the San Pedro Bay Pipeline Company, which owns and operates an offshore crude pipeline. This pipeline is subject to regulation by the FERC under the Interstate Commerce Act and the Energy Policy Act of 1992. Tariff rates for liquids pipelines, which include both crude oil pipelines and refined products pipelines, must be just and reasonable and non-discriminatory. FERC regulations require that interstate oil pipeline transportation rates and terms of service be filed with the FERC and posted publicly. The FERC has established a formulaic methodology for petroleum pipelines to change their rates within prescribed ceiling levels that are tied to an inflation index. The FERC reviews the formula every five years. Effective July 1, 2011, the current index for the five-year period ending July 2016 is the producer price index for finished goods plus an adjustment factor of 2.65 percent. The San Pedro Bay Pipeline Company uses the indexing methodology to change its rates.

The Outer Continental Shelf Lands Act requires that all pipelines operating on or across the OCS provide open access, non-discriminatory transportation service. BOEM/BSEE has established formal and informal complaint procedures for shippers that believe they have been denied open and non-discriminatory access to transportation on the OCS.

The U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration (“PHMSA”) regulates all pipeline transportation in or affecting interstate or foreign commerce, including pipeline facilities on the OCS. The San Pedro Bay pipeline is subject to regulation by PHMSA.

13.	Anti-Market Manipulation Laws and Regulations

The FERC with respect to the purchase or sale of natural gas or the purchase or sale of transmission or transportation services subject to FERC jurisdiction, the Federal Trade Commission with respect to petroleum and petroleum products, and the Commodity Futures Trading Commission with respect to commodity and futures markets, operating under various statutes have each adopted anti-market manipulation regulations, which prohibit, among other things, fraud and price manipulation in the respective markets. These agencies hold substantial enforcement authority, including the ability to assess substantial civil penalties, to order disgorgement of profits, and to recommend criminal penalties. Should the Debtors violate the anti-market manipulation laws and regulations, they could also be subject to related third party damage claims by, among others, sellers, royalty owners, and taxing authorities.

14.	State Regulation

Various states regulate the drilling for, and the production, gathering, and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. For example, the baseline Texas severance tax on oil and gas is 4.6% of the market value of oil produced and 7.5% of the market value of gas produced and saved. A number of exemptions from or reductions of the severance tax on oil and gas production is provided by the State of Texas which effectively lowers the cost of production. States also regulate the method of developing new fields, the spacing and operation of wells, and the prevention of waste of natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that they will not do so in the future. The effect of these regulations may be to limit the amount of natural gas that may be produced from the Debtors’ wells and to limit the number of wells or locations the Debtors can drill.

Finally, the petroleum industry is also subject to compliance with various other federal, state, and local regulations and laws. Some of those laws relate to resource conservation and equal employment opportunity. The Debtors do not believe that compliance with these laws will have a material adverse effect on them.

III.

THE DEBTORS’ CAPITAL STRUCTURE

A.	Equity Ownership

Common units representing limited partner interests in Memorial Parent are publicly traded on the NASDAQ under the ticker symbol “MEMP”. As of January 16, 2017, approximately 83,809,045 common units were issued and outstanding. As of close of trading on January 13, 2017, the units had a trading price of approximately $.023 USD.

B.	Prepetition Indebtedness

The following description of the Debtors’ capital structure is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements. As of the Petition Date, the Debtors had outstanding funded debt obligations in the aggregate amount of approximately $1.6 billion, which amount consists of (i) approximately $455 million in secured borrowings under the Debtors’ RBL Credit Facility and $2.4 million of outstanding letters of credit and (ii) approximately $1.1 billion in aggregate principal amount of Unsecured Notes.

1.	RBL Credit Facility

The Debtors are parties to that certain Credit Agreement, dated as of December 14, 2011, by and among Memorial Production Operating LLC (“MPO”), as borrower, Memorial Parent, as parent guarantor, Wells Fargo Bank, National Association (the “RBL Credit Facility Agent”), as administrative agent, the lenders party thereto and the other parties party thereto (the “RBL Credit Facility Lenders”; such agreement, as amended from time to time, the “RBL Credit Agreement” and the revolving credit facility thereunder, the “RBL Credit Facility”). The Debtors other than MPO guarantee MPO’s obligations under the RBL Credit Facility. The RBL Credit Agreement provides for a $2 billion maximum reserve-based revolving credit facility with a current borrowing base of $457.2 million. The RBL Credit Agreement was scheduled to mature in March 2018.

The borrowing base under the RBL Credit Agreement is redetermined semiannually every April and October, and the RBL Credit Facility Lenders and the Debtors each have the right to request one unscheduled redetermination between each semiannual redetermination. In connection with the redeterminations, the Debtors deliver a report containing information about estimated oil, natural gas, and natural gas liquid reserves and other data and supplemental information, including information with respect to the Hedges (collectively, the “Engineering Reports”) to the RBL Credit Facility Agent and RBL Credit Facility Lenders. The RBL Credit Facility Agent evaluates the information contained in the Engineering Reports and proposes a new borrowing base based upon the Engineering Reports and such other information as the RBL Credit Facility Agent deems appropriate in its sole discretion and consistent with its normal and customary oil and gas lending criteria as it exists at the particular time.

The Debtors’ obligations under the RBL Credit Agreement are secured pursuant to that certain Pledge and Security Agreement, dated as of December 14, 2011, by and among the Debtors, as grantors, and the RBL Credit Facility Agent, as administrative agent (as amended from time to time, the “Security Agreement”), and numerous mortgages with respect to the Debtors’ oil and gas leases. Pursuant to the Security Agreement, each of the Debtors granted a first-priority lien on substantially all of its property and the proceeds of such property (the “Collateral”) in favor of the RBL Credit Facility Agent and the RBL Credit Facility Lenders.

On October 28, 2016, the Debtors entered into the Eleventh Amendment to the RBL Credit Agreement which, among other things, (i) decreased the borrowing base from $925 million to $740 million, effective as of October 28, 2016, and scheduled a further decrease of the borrowing base to $720 million, effective as of December 1, 2016; and (ii) amended the RBL

Credit Agreement to add a new event of default limiting the Debtors’ ability to call, make, or offer to make any redemption of, or make any other payments in respect of, the Unsecured Notes if, on a pro forma basis, the Debtors’ aggregate liquidity (unrestricted cash and cash equivalents plus amounts available to be drawn under the RBL Credit Agreement), were less than $30 million. As of October 28, 2016, the aggregate principal amount outstanding under the RBL Credit Facility was $714 million.

On November 1, 2016, the Debtors entered into a Limited Waiver and Twelfth Amendment to the RBL Credit Agreement (the “Limited Waiver”). Pursuant to the Limited Waiver, the RBL Credit Facility Lenders agreed to waive certain defaults and events of default that had occurred or would have occurred under the RBL Credit Agreement as a result of the Debtors’ election to utilize the 30-day grace period applicable to an interest payment on their 7.625% Senior Unsecured Notes (as defined below) due on November 1, 2016. From the date of the Limited Waiver until November 30, 2016 (the “Waiver Period”), the Debtors agreed to pay 100% of the net cash proceeds of any asset sale, transfer, or other disposition (including with respect to notes receivable and accounts receivable), and from the liquidation of any Hedge with an RBL Lender or its affiliate, in each case, to the RBL Credit Facility Agent for the ratable account of each RBL Lender to reduce amounts outstanding under the RBL Credit Facility. Amounts so applied would also reduce the RBL Credit Facility Lenders’ aggregate commitments dollar for dollar. The Debtors also agreed to additional restrictive covenants during the Waiver Period. Finally, the Debtors agreed to increase, from 90% to 95% (or such lesser amount agreed to by the RBL Credit Facility Agent in its sole discretion but not less than 92%), the percentage of the total value of the Debtors’ oil and gas properties subject to a mortgage or similar instrument in favor of the RBL Credit Facility Agent for the benefit of the RBL Credit Facility Lenders.

On November 30, 2016, the Debtors, the RBL Credit Facility Agent, and RBL Credit Facility Lenders entered into the First Amendment to Limited Waiver extending the Waiver Period to December 16, 2016. On December 16, 2016, the Debtors, the RBL Credit Facility Agent, and RBL Credit Facility Lenders entered into the Second Amendment to Limited Waiver further extending the Waiver Period to January 13, 2017. On January 13, 2017, the Debtors, the RBL Credit Facility Agent, and the RBL Credit Facility Lenders entered into the Third Amendment to Limited Waiver further extending the Waiver Period to January 16, 2017.

As of the date hereof, the aggregate principal amount outstanding under the RBL Credit Agreement is approximately $455 million in loan advances and $2.4 million in outstanding letters of credit, plus any applicable interest, fees, and other amounts.

2.	Unsecured Notes

(a)	7.625% Senior Unsecured Notes Due 2021

The Debtors are parties to that certain Indenture, dated as of April 17, 2013, by and among Memorial Parent, Memorial Production Financial Corporation (“Finance Corp.”), each of the other Debtors, and Wilmington Trust, National Association, as successor indenture trustee (“Wilmington Trust”), for the issuance of 7.625% senior unsecured notes due 2021 (the “7.625% Senior Unsecured Notes” and such indenture, as amended or supplemented from time to time, the “7.625% Senior Unsecured Notes Indenture”). Pursuant to the 7.625% Senior Unsecured Notes Indenture, the Debtors issued the 7.625% Senior Unsecured Notes in three tranches: (i) $300 million in principal amount on April 17, 2013; (ii) $100 million in principal amount on May 23, 2013; and (iii) $300 million in principal amount on October 10, 2013.

The 7.625% Senior Unsecured Notes bear interest at a rate of 7.625% per annum with interest payable semiannually in cash and in arrears on May 1 and November 1.    The 7.625% Senior Unsecured Notes are unsecured obligations of the Debtors and are pari passu in right of payment with the Debtors’ other unsecured indebtedness. The 7.625% Senior Unsecured Notes are jointly and severally guaranteed on an unsecured basis by all of the Debtors other than Memorial Parent and Finance Corp., which issued the 7.625% Senior Unsecured Notes.

During the nine months ended September 30, 2016, the Debtors repurchased an aggregate principal amount of approximately $53.7 million of the 7.625% Senior Unsecured Notes at a weighted average price of 49.09% of their face value. As of the date hereof, the aggregate principal amount outstanding under the 7.625% Senior Unsecured Notes Indenture was approximately $646.3 million, plus any applicable interest, fees, and other amounts.

On November 1, 2016, a semiannual interest payment of approximately $24 million came due. The Debtors did not make this interest payment, instead (as discussed below) determining to utilize the 30-day grace period available under the 7.625% Senior Unsecured Notes Indenture to advance restructuring discussions with their stakeholders. On December 1, 2016, the Debtors obtained a forbearance from a majority of holders of the 7.625% Senior Unsecured Notes through December 7, 2016. The forbearance was subsequently extended through December 16, 2016 and then through January 13, 2016.

On December 22, 2016 the Debtors and the Consenting Noteholders entered into the Unsecured Noteholder Plan Support Agreement whereby the Consenting Noteholders agreed, among other things, not to enforce, or otherwise take any action to direct enforcement of, any of the rights and remedies available to the Consenting Noteholders (or any registered holder of Unsecured Notes) or the trustee under the Unsecured Note Indentures or the Unsecured Notes or otherwise, including, without limitation, any action to accelerate, or join in any request for acceleration of, the Unsecured Notes under the Unsecured Note Indentures or the Unsecured Notes with respect to any defaults or events of default set forth therein. The Debtors’ failure to commence these Chapter 11 Cases by 11:59 p.m. (Eastern Time) on January 16, 2017 would have constituted a Noteholder Termination Event under the Unsecured Noteholder Plan Support Agreement.

(b)	6.875% Senior Unsecured Notes Due 2022

The Debtors are parties to that certain Indenture, dated as of July 17, 2014, by and among Memorial Parent, Finance Corp., each of the other Debtors, and Wilmington Trust, as successor indenture trustee, for the issuance of 6.875% senior unsecured notes due 2022 (the “6.875% Senior Unsecured Notes” and such indenture, as amended or supplemented from time to time, the “6.875% Senior Unsecured Notes Indenture”; collectively with the 7.625% Senior Unsecured Notes and the 7.625% Senior Unsecured Notes Indenture, the “Unsecured Notes” and the “Unsecured Notes Indentures,” respectively). Pursuant to the 6.875% Senior Unsecured Notes Indenture, the Debtors issued $500 million in aggregate principal amount of 6.875% Senior Unsecured Notes on July 17, 2014.

The 6.875% Senior Unsecured Notes bear interest at a rate of 6.875% per annum with interest payable semiannually in cash and in arrears on February 1 and August 1.    The 6.875% Senior Unsecured Notes are unsecured obligations of the Debtors and are pari passu in right of payment with the Debtors’ other unsecured indebtedness. The 6.875% Senior Unsecured Notes are jointly and severally guaranteed on an unsecured basis by all of the Debtors other than Memorial Parent and Finance Corp., which issued the 6.875% Senior Unsecured Notes.

During the nine months ended September 30, 2016, the Debtors repurchased an aggregate principal amount of approximately $32 million of the 6.875% Senior Unsecured Notes at a weighted average price of 46.5% of their face value. As of the date hereof, the aggregate principal amount outstanding under the 6.875% Senior Unsecured Notes Indenture was approximately $465 million, plus any applicable interest, fees, and other amounts.

On November 1, 2016, the Debtors determined not to make an interest payment on the 7.625% Senior Unsecured Notes. On December 1, 2016, the Debtors obtained a forbearance from a majority of holders of the 6.875% Senior Unsecured Notes through December 7, 2016 in connection with the end of the grace period with respect to an interest payment on the 7.625% Senior Unsecured Notes due November 1, 2016. The forbearance was subsequently extended through December 16, 2016 and then through January 13, 2016. As discussed above, on December 22, 2016, the Debtors and the Consenting Noteholders, which included holders of 6.875% Senior Unsecured Notes, entered into the Unsecured Noteholder Plan Support Agreement.

IV.

KEY EVENTS LEADING TO THE

COMMENCEMENT OF THE CHAPTER 11 CASES

A.	Collapse in Oil Prices

The prices of crude oil and natural gas have declined dramatically since mid-year 2014, having recently reached multiyear lows, as a result of robust supply growth from non Organization of the Petroleum Exporting Countries (“OPEC”) – led by unconventional production in the United States – weakening demand in emerging markets, and OPEC’s decision to continue to produce at high levels.

Despite their portfolio of Hedges and their efforts to undertake transactions to reduce long-term debt and reduce spending that are discussed below, the Debtors determined that they were unable to withstand the ongoing and precipitous decline in oil and gas prices and the corresponding decline in the Debtors’ revenues and cash flows and the diminution in value of its oil and gas properties.

Based on current market conditions, the Debtors believe that a reduction in their long-term debt and cash interest obligations is needed to improve their financial position and flexibility.

B.	Tenth Amendment to the RBL Credit Agreement

In addition to a decline in oil prices, recent amendments to the RBL Credit Agreement further restricted the Debtors’ liquidity. Specifically, on April 14, 2016, the Debtors entered into the tenth amendment to the RBL Credit Agreement (the “Tenth Amendment”) which, among other things: (i) reduced the borrowing base under the RBL Credit Facility from $1,175 million to $925 million; (ii) required the Debtors to maintain a ratio of Consolidated First Lien Net Secured Debt (as defined in the RBL Credit Agreement) to Consolidated EBITDAX (as defined in the RBL Credit Agreement) of not greater than 3.25 to 1.00 as of the end of each fiscal quarter; and (iii) required the Debtors, in the event that at the close of any business day the aggregate amount of any unrestricted cash or cash equivalents exceeds $25 million in the aggregate, to prepay the loans under the RBL Credit Agreement and cash collateralize any letter of credit exposure with such excess. On balance, the Tenth Amendment had the impact of significantly constraining the Debtors’ liquidity and restricting the Debtors’ financial flexibility.

C.	2016 Restructuring Transactions

In response to deteriorating commodity prices, the Debtors, among other things, reduced their spending and completed a series of transactions in 2016 (described in more detail below) that resulted in a significant reduction in their long-term debt. Specifically, during 2016, the Debtors, among other things, consummated the following transactions to reduce their spending, reduce their indebtedness, and provide more financial flexibility:

•	Operational Cost Reductions – The Debtors scaled back their production and development efforts and lowered costs to generate positive free cash flow from their base assets. Ultimately, the Debtors reduced their operating costs by over 30% from 2015 levels.

•	Equity Distribution Reductions – The Debtors decreased quarterly cash distributions to unitholders. Specifically, the Debtors’ unitholder distribution was $0.55 per unit in August 2015, decreased to $0.30 per unit in November 2015, which decreased to $0.10 per unit in February 2016, and which decreased again to $0.03 per unit in May and August 2016.

•	Divestitures – In July 2016, the Debtors closed a transaction to divest certain assets located in Colorado and Wyoming for a total purchase price of approximately $16.9 million, including estimated post-closing adjustments. In June 2016, the Debtors closed a transaction to divest assets located in the Permian Basin for a total purchase price of approximately $36.9 million, including estimated post-closing adjustments. The Debtors used the proceeds from the divestitures to reduce borrowings under the RBL Credit Facility.

•	Hedging – During the nine months ended September 30, 2016, the Debtors terminated certain “in-the-money” crude oil and NGL derivatives settling in 2016 and certain crude oil basis swaps settling in 2016. The Debtors received cash settlements of approximately $39.3 million from the termination of these crude oil and NGL derivatives. The Debtors used the proceeds from the settlements to repurchase Unsecured Notes (discussed below).

•	Repurchase of Unsecured Notes – During the nine months ended September 30, 2016, the Debtors repurchased an aggregate principal amount of approximately $53.7 million of the 2021 Notes at a weighted average price of 49.09% of the face value of the 2021 Senior Notes. During the nine months ended September 30, 2016, the Debtors also repurchased an aggregate principal amount of approximately $32.0 million of the 2022 Senior Notes at a weighted average price of 46.50% of the face value of the 2022 Senior Notes. In connection with these repurchases, the Debtors paid approximately $0.8 million and $41.3 million for the three and nine months ended September 30, 2016, respectively. The Debtors recorded a gain on extinguishment of debt of approximately $0.7 million and $42.3 million for the three and nine months ended September 30, 2016, respectively.

As a result of all of the foregoing restructuring steps, the Debtors managed to reduce their total debt by $197 million through free cash flow generation, asset sales, Hedge monetization, and debt repurchases. Specifically, these transactions enabled the Debtors to pay down $113 million on the outstanding balance on the RBL Credit Facility and retire $84 million in Unsecured Notes. Despite the best efforts of the Debtors and their senior management to actively manage their capital structure to reduce their debt obligations and increase liquidity, however, the significant and sustained drop in oil prices and related decrease in the Debtors’ revenues and cash flows from operations caused significant uncertainty regarding the viability of the Debtors’ current leveraged capital structure. In September 2016, the Debtors determined to engage restructuring advisors in an effort to further reduce their balance sheet leverage and maximize their value.

V.

ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

Pursuant to the Plan Support Agreements, the Debtors agreed to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or before January 16, 2017 and file the Plan and this Disclosure Statement within five business days of the Petition Date. The filing of the petitions commenced the Chapter 11 Cases, at which time the Debtors were afforded the benefits, and became subject to the limitations, of the Bankruptcy Code.

A.	Commencement of Chapter 11 Cases and First Day Motions

The Debtors intend to continue to operate their business in the ordinary course during the pendency of the Chapter 11 Cases as they had prior to the Petition Date. To facilitate the prompt and efficient implementation of the Plan through the Chapter 11 Cases, the Debtors intend to seek to have the Chapter 11 Cases assigned to the same bankruptcy judge and administered jointly. The Debtors have also filed various motions seeking relief from the Bankruptcy Court which, if granted, will ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations. The following is a brief overview of the relief the Debtors requested on the Petition Date to maintain their operations in the ordinary course.

1.	Cash Management System

The Debtors maintain a centralized cash management system designed to receive, monitor, aggregate, and distribute cash. On the Petition Date, the Debtors requested authority from the Bankruptcy Court to continue the use of their existing cash management system, bank accounts, and related business forms, as well as to continue their intercompany arrangements with non-Debtors to avoid a disruption in the Debtors’ operations and facilitate the efficient administration of the Chapter 11 Cases.

2.	Use of Cash Collateral

To address their working capital needs and fund their reorganization efforts, the Debtors require the use of cash subject to liens (the “Cash Collateral”) granted in favor of the RBL Credit Facility Agent and the RBL Credit Facility Lenders, pursuant to the Security Agreement. On the Petition Date, the Debtors requested authority from the Bankruptcy Court to, among other things, continue the consensual use of Cash Collateral in the ordinary course of business subject to certain restrictions.

3.	Taxes

Pursuant to the Plan, the Debtors intend to pay all taxes and regulatory obligations in full. To minimize any disruption to the Debtors’ operations and ensure the efficient administration of the Chapter 11 Cases, on the Petition Date, the Debtors requested authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments that arose prepetition, including any such amounts that become due and owing postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ business.

4.	Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services, such as electricity, gas, water, and telecommunications. Accordingly, on the Petition Date, the Debtors requested (i) authority from the Bankruptcy Court to continue payments to such utility providers in the ordinary course and (ii) approval of procedures to provide such utility providers with adequate assurance that the Debtors will continue to honor their obligations in the ordinary course.

5.	Insurance and Surety Bonds

The maintenance of certain insurance coverage and surety bonding is essential to the Debtors’ operations and, in some instances, required by laws, various regulations, financing agreements, and revenue contracts. The Debtors believe that the satisfaction of their obligations relating to their insurance policies, whether arising pre- or postpetition, is necessary to maintain the Debtors’ relationships with their insurance providers and ensure the continued availability and commercially reasonable pricing of such insurance coverage. Accordingly, on the Petition Date, the Debtors requested authority from the Bankruptcy Court to continue to honor their obligations under their existing insurance policies and surety bonds in the ordinary course.

6.	Employee Wages and Benefits

The Debtors’ business, including the operation of the Debtors’ oil and gas properties, is labor intensive and relies upon hundreds of employees and contractors. To minimize the uncertainty and potential distractions associated with the Chapter 11 Cases and the potential disruption of the

Debtors’ operations resulting therefrom, on the Petition Date, the Debtors requested authority from the Bankruptcy Court to continue to honor their obligations to their workforce in the ordinary course of business, including (i) the payment of pre- and postpetition wages, salaries, reimbursable employee expenses, and accrued and unpaid employee benefits and (ii) the continuation of the Debtors’ benefit programs and policies.

7.	Royalties and JIB Billings

The Debtors are parties to numerous joint operating agreements and other contracts governing operations on their oil and gas or leases. In addition, the Debtors are obligated, pursuant to their oil and gas leases, to remit revenue to the lessors who own the mineral rights leased by the Debtors, which is attributable to their share of production from the producing wells located on their respective leases or leases and lands pooled or unitized therewith, free of expenses of production. Further, certain assignments of the oil and gas leases created an interest in a share of the production from the producing wells located on the respective leases or leases and lands pooled or unitized therewith, free of expenses of production, that burden the Debtors’ working interest in the leases. To preserve the status quo and avoid the potential incurrence of unnecessary statutory liens, the Debtors requested authority to (i) deliver, in the ordinary course of business, the funds owed to the holders of royalty interests and working interests as required by the leases and related agreements; and (ii) continue to satisfy the obligations incurred in connection with the operation of their oil and gas leases, including their lease operating expenses, joint interest billing and other joint operating agreement obligations, in the ordinary course of business and without regard to whether such obligations related to pre- or post-petition periods.

B.	Other Procedural Motions and Retention of Professionals

The Debtors intend to file several other motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

C.	Replacement of the Beta Trust

As discussed above, the Debtors are co-liable with Beta Previous Owners for the Beta P&A Obligations. In addition to the Beta Previous Owners, PERL and SP Beta previously owned the Offshore California assets; however, (i) PERL liquidated in a chapter 11 bankruptcy case styled In re Pacific Energy Resources Ltd., Ch. 11 Case No. 09-10785 (KJC) (Bankr. D. Del.) that was closed by order of the United States Bankruptcy Court for the District of Delaware on December 18, 2012 (ECF No. 2413), and (ii) in November 2015, after selling its interest in the Offshore California assets to Rise, SP Beta merged with and into Rise. As a result, the Debtors believe that the only remaining parties that are co-liable with the Debtors for the Beta P&A Obligations are the Beta Previous Owners.

The Debtors’ obligations on account of the Beta P&A Obligations are currently supported by approximately $150 million in cash held in the Beta Trust. BOEM is the beneficiary of the Beta Trust. The Beta Trustee serves as the trustee of the Beta Trust. The Beta Previous Owners’ interests in the Beta Trust are subordinate to BOEM’s interest as direct beneficiary of the Beta

Trust. Those security interests secure the Debtors’ obligations with respect to the Beta P&A Obligations as the current owner of the Offshore California assets. In addition, Aera and SWEPI are express third-party beneficiaries of the Beta Trust agreement; however, neither is a direct beneficiary of the Beta Trust.

The Beta Trust Agreement. The Beta Trust Agreement, effective as of March 1, 2007 and governed by California law, established the Beta Trust to support the Beta P&A Obligations of PERL, the then-owner of the Offshore California assets. PERL, as settlor of the Beta Trust, agreed to deposit a U.S. Treasury Note in the original principal amount of $90 million (the “Beta Trust Pre-Existing Cash Deposit”) into the Beta Trust for the benefit of the United States of America (acting by and through the Minerals Management Service of the United States Department of the Interior) (the “MMS”). Pursuant to the Beta Trust Agreement, PERL was to ensure that the corpus of the Beta Trust was increased to $126,700,000.00 by March 31, 2014—an amount which the MMS deemed sufficient to support the Beta P&A Obligations. Aera and SWEPI were named third-party beneficiaries under the Beta Trust Agreement. The full text of the Beta Trust Agreement (excluding Schedule A thereto) is available on the Claims and Noticing Agent’s website at http://www.omnimgt.com/MemorialPP.

The Beta Settlement Agreement. Effective as of December 30, 2009, PERL, Rise, SP Beta, the Beta Previous Owners, and Debtor Beta Operating Company, LLC (“Beta Operating”) entered into a settlement agreement in connection with the acquisition by SP Beta, Rise, and Beta Operating of PERL’s interests in the Offshore California assets (such agreement, the “Beta Settlement Agreement”). Pursuant to the Beta Settlement Agreement, among other things, Rise, SP Beta, and Beta Operating “covenant[ed] and agree[d] that the Previous Owners shall retain, and [Rise, SP Beta, and Beta Operating] shall not take any actions to impair, all existing rights and security interests the Previous Owners possess with respect to the [Beta] Trust Agreement and each other Governmental Bond and proceeds thereof that secure PERL’s payment and performance of the Abandonment Obligations.” Furthermore, the Beta Settlement Agreement provides, among other things, that Rise, SP Beta, and Beta Operating:

[H]ereby grant to each Previous Owner a continuing security interest in each Governmental Bond and the proceeds thereof, and any substitute or replacement security given from time to time, to secure [Rise, SP Beta, and Beta Operating’s] payment and performance of the Abandonment Obligations. Such security interests shall be senior to all other liens, security interests, pledges and other encumbrances other than the pledge by [Rise, SP Beta, and Beta Operating] of the Governmental Bonds in favor of the MMS to secure payment and performance of the Abandonment Obligations . . . . With respect to such security interests, each Previous Owner shall have the rights and remedies of a secured party under the Uniform Commercial Code. [Rise, SP Beta, and Beta Operating], and their respective successors and assigns, shall ensure that each Previous Owner, its respective successors and assigns, have the benefit of such security interests at all times until the Abandonment Obligations have been paid and performed in accordance with Applicable Law. At all times, each of the Previous Owners shall take all necessary actions to ensure that, as among the Previous Owners, the security interest in favor of Aera shall have first priority, the security interest in favor of SWEPI shall have second priority and the security interest in favor of Noble shall have third priority.

The Beta Settlement Agreement was approved pursuant to an order of the United States Bankruptcy Court for the District of Delaware (ECF No. 1239) entered in the bankruptcy cases styled In re Pacific Energy Resources Ltd., Ch. 11 Case No. 09-10785 (KJC) (Bankr. D. Del.).

The Beta Trust Amendment. Effective as of May 14, 2010, the Beta Trust Agreement was amended (such amendment, the “Beta Trust Amendment”). Among other things, Rise, SP Beta, and Beta Operating collectively became the successor settlor under the Beta Trust Amendment, thereby succeeding PERL. The Beta Trustee remained as the trustee; the MMS remained as the beneficiary; and Aera and SWEPI remained as third-party beneficiaries. The Beta Trust Amendment stated that, among other things, “as of April 30, 2010, the total balance in the Trust Account was equal to $99,073,882.31” and required that “the Supplemental Bond Treasury Note shall be equal to $152,000,000.00 on or before December 31, 2016, which is deemed by the Beneficiary as sufficient to serve as security for the Beta Abandonment Liability, although such amount shall be subject to revision pursuant to the terms of this Agreement[.]” On or before December 31, 2016, the Debtors deposited into the Beta Trust the additional funds necessary to comply with the $152,000,000 funding requirement (the “Beta Trust Memorial Cash Deposit”) set forth in the Beta Trust Amendment. The Beta Trust Memorial Cash Deposit amounts to approximately $62 million dollars.

Subsequent Beta-Related Events. Following the effective date of the Beta Trust Amendment, BOEM succeeded to the MMS in all relevant respects. SP Beta sold the Offshore California assets to Rise and the subsequently merged with and into Rise. PERL completed a liquidation in a chapter 11 bankruptcy case. Today, BOEM is the beneficiary under the Beta Trust Agreement (as amended) and Rise and Beta Operating collectively are the successor settlors of the Beta Trust Agreement (as amended).

Replacement of the Beta Trust. Prepetition, the Debtors proposed replacing the Beta Trust with surety bonds that would equally support their Beta P&A Obligations at a dramatically reduced cost. BOEM agreed to this arrangement, determining that such surety bonds comply with applicable federal environmental regulatory requirements. In light of BOEM’s approval, the Debtors entered into the Beta Replacement Sureties. The Beta Replacement Sureties are listed in further detail on Exhibit D to the Debtors’ Motion Pursuant §§ 105(a), 362(d), 363(b), and 503(b) and Fed. R. Bankr. P. 4001, 6003, and 6004 for Interim and Final Orders (I) Authorizing the Debtors to (A) Continue Insurance Programs and Surety Bond Program and (B) Pay All Obligations With Respect Thereto; and (II) Granting Related Relief from the Automatic Stay with Respect to Workers’ Compensation Claims which has been filed contemporaneously herewith.

D.	Timetable for the Chapter 11 Cases

In accordance with the Plan Support Agreements, the Debtors are obligated to proceed with the implementation of the Plan through the Chapter 11 Cases. Among the milestones contained in the Plan Support Agreements are the requirements that the Debtors commence the Chapter 11 Cases no later than January 16, 2017, confirm the Plan no later than 90 calendar days after the Petition Date, and consummate the Plan no later than 15 calendar days after entry of the

Confirmation Order. Although the Debtors will request that the Bankruptcy Court approve the timetable set forth in the Plan Support Agreements, there can be no assurance that the Bankruptcy Court will grant such relief. Achieving the various milestones under the Plan Support Agreements is crucial to the Debtors’ successful reorganization.

VI.

PENDING LITIGATION

The Debtors are involved in very few lawsuits or litigation matters which have arisen in the ordinary course of business. The Debtors do not expect any liability they may have in these matters to have a material adverse effect on their consolidated financial statements. The Debtors, however, cannot predict with certainty the outcome or effect of pending or threatened litigation or legal proceedings, and the eventual outcome could materially differ from their current estimates.

VII.

SUMMARY OF THE PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan.

A.	Administrative Expense and Priority Claims

1.	Treatment of Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to different treatment, the Debtors or the Reorganized Debtors, as the case may be, shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

2.	Treatment of Professional Fee Claims

All entities seeking an award by the Bankruptcy Court of Professional Fee Claims (a) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred no later than the date that is sixty (60) days after the Effective Date. The Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and any prior order of the Bankruptcy Court.

On or before the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Professionals. To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate their accrued Professional Fee Claims prior to and as of the Effective Date and shall deliver such estimate to the Debtors on or before the Effective Date. If a Professional does not provide such estimate, the Debtors or Reorganized Debtors, as applicable, may estimate the unbilled fees and expenses of such Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds in the Professional Fee Escrow Account shall not constitute property of the Reorganized Debtors. Professional Fee Claims owing to the Professionals and unpaid as of the Effective Date shall be paid in Cash by the Reorganized Debtors from the Professional Fee Escrow Account, without interest or other earnings therefrom, as and when such Claims are Allowed by a Bankruptcy Court order. When all Allowed Professional Fee Claims have been paid in full, any amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors.

Except as otherwise specifically provided in the Plan, from and after the Effective Date, each Debtor and Reorganized Debtor, as applicable, shall pay in Cash the reasonable legal fees and expenses incurred by such Debtor or Reorganized Debtor, as applicable, after the Effective Date in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court. On the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code shall terminate, and each Debtor or Reorganized Debtor, as applicable, may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Debtors, as the case may be, (a) Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date and (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (b) equal annual Cash payments in an aggregate amount equal to such Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years after the date of assessment of such Allowed Priority Tax Claim; provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

B.	Classification of Claims and Interests

1.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, Confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(l) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.	Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, Confirmation of the Plan, and making distributions in respect of Allowed Claims or Interests under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

3.	Summary of Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) presumed to accept or deemed to reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Section 3 of the Plan. All of the potential Classes for the Debtors are set forth herein and in the Plan. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.5 of the Plan.

Class	Claim or Interest	Status	Voting Right
1	Other Priority Claims	Unimpaired	No (presumed to accept)

2	Other Secured Claims	Unimpaired	No (presumed to accept)

3	Beta Trust Claims	Impaired	Yes

4	RBL Credit Facility Claims	Impaired	Yes

5	Unsecured Notes Claims	Impaired	Yes

6	General Unsecured Claims	Unimpaired	No (presumed to accept)

7	Intercompany Claims	Unimpaired	No (presumed to accept)

8	Intercompany Interests	Unimpaired	No (presumed to accept)

9	Memorial Parent Interests	Impaired	Yes

4.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as the case may be, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

5.	Elimination of Vacant Classes

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

6.	Cramdown

If any Class of Claims is deemed to reject the Plan or is entitled to vote on the Plan does not vote to accept the Plan, the Debtors may (a) seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify the Plan in accordance with the terms hereof and the Bankruptcy Code, including, without limitation, to provide for a treatment that will render such Class of Claims to be Unimpaired.

7.	Subordination

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto; provided, that the Debtors shall not re-classify any Allowed RBL Credit Facility Claim or Allowed Unsecured Notes Claim.

C.	Treatment of Claims and Interests

1.	Class 1: Other Priority Claims

Class 1 is Unimpaired, and the holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other Priority Claims are not entitled to vote to accept or reject the Plan. Except to the extent that a holder of an Allowed Other Priority Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each such holder shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date and (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim.

2.	Class 2: Other Secured Claims

Class 2 is Unimpaired, and the holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan. Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors or the Reorganized Debtors, as the case may be, either (i) Cash in an amount equal to such Claim, in full and final satisfaction of such Claim, payable on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practical thereafter, (ii) Reinstatement pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

3.	Class 3: Beta Trust Claims

Class 3A and Class 3B are Impaired, and holders of Beta Trust Claims are entitled to vote to accept or reject the Plan. On the Effective Date, in the Debtors’ sole discretion, (a)(i) each holder of a Beta Trust Claim shall receive continuing interests in Beta Trust Pre-Existing Cash Deposit and (ii) (A) the Debtors shall maintain or renew, as applicable, the Beta Replacement Sureties for the benefit of the Beta Trust Direct Beneficiary and (B) the Debtors shall grant to the Beta Previous Owners a lien in the proceeds of the Beta Replacement Sureties, which lien shall be subordinated in all respects to the rights of the Beta Direct Beneficiary with respect to such proceeds; provided, that, to the extent that the Debtors obtain new sureties to secure performance of the Beta P&A Obligations (in addition to the Beta Replacement Sureties), the Beta Trust Pre-Existing Cash Deposit shall be reduced on a dollar-for-dollar basis for the purpose of granting the continuing interests under clause (a)(i) and the Debtors shall grant to the Beta Previous Owners a lien in the proceeds of such additional replacement sureties, which lien shall also be subordinated in all respects to the rights of the Beta Direct Beneficiary with respect to such proceeds, or (b) each holder of a Beta Trust Claim shall receive such other treatment as will render Class 3A or 3B to be Unimpaired. For the avoidance of doubt, holders of Beta Trust Claims will not have any continuing interest or right with respect to the Beta Trust Memorial Cash Deposit or, if the Debtors obtain new sureties in addition to the Beta Replacement Sureties, that portion of the Beta Trust Pre-Existing Cash Deposit equal to the amount of such additional sureties.

4.	Class 4: RBL Credit Facility Claims

Class 4 is Impaired, and the holders of Allowed RBL Credit Facility Claims are entitled to vote to accept or reject the Plan. On the Effective Date, each holder of an Allowed RBL Credit Facility Claim shall receive, in full and final satisfaction of such Claim, (a) its Pro Rata share of Cash in an amount equal to all accrued and unpaid interest (calculated in the manner described in the Cash Collateral Orders and subject to the rights of the RBL Credit Facility Agent and the other RBL Credit Facility Secured Parties to seek cash payment of the Rate Differential (as defined in the Cash Collateral Orders) and/or additional interest from and after the Petition Date on the Prepetition Indebtedness (as defined in the Cash Collateral Orders) at the post-default rate of two percent (2%) as provided in Section 3.02(c) of the RBL Credit Facility, all as more fully set forth in the Cash Collateral Orders), fees, and other amounts (excluding amounts owed for principal or undrawn letters of credit) owing under the RBL Credit Facility through the Effective Date as set forth in the RBL Credit Facility Loan Documents, to the extent not previously paid, (b) its Pro Rata share of the Exit Credit Facility as a first lien, second-out term loan under the Exit Credit Agreement; provided, that each holder of an Allowed RBL Credit Facility Claim that elects to participate in the Exit Credit Facility as an Exit Credit Facility Revolver Lender shall receive its Pro Rata share of first lien, first-out revolving loans under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement, and (c) Cash in an amount equal to claims for indemnities, expense reimbursements and any other amounts (excluding amounts owed for principal or undrawn letters of credit) due and owing under the RBL Credit Facility Loan Documents through the Effective Date as set forth in the Cash Collateral Orders, the RBL Plan Support Agreement, the Secured Swap Agreements, the agreements with Bank Products Providers (as defined in the RBL Credit Facility), or the other RBL Credit Facility Loan Documents, to the extent not previously paid.

5.	Class 5: Unsecured Notes Claims

Class 5 is Impaired, and the holders of Unsecured Notes Claims are entitled to vote to accept or reject the Plan. On the Effective Date, pursuant to the terms of the Restructuring Transactions, (a) each holder of an Allowed Unsecured Notes Claim (other than the Contributed Notes Claims) will be entitled to receive, in full and final satisfaction of such Allowed Unsecured Notes Claim, its Pro Rata share (based on all Allowed Unsecured Notes Claims, including the Contributed Notes Claims) of (i) New Common Shares representing in the aggregate 98% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, subject to dilution by the Management Incentive Plan and the Memorial Limited Partner Warrants, and (ii) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion the Unsecured Noteholder Cash Distribution Amount, and (b) AcquisitionCo, as the holder of the Contributed Notes Claims, will be entitled to receive, in full and final satisfaction of such Claims and in consideration for the shares to be distributed to holders of Allowed Unsecured Notes Claims (other than the Contributed Notes Claims) pursuant to the preceding clause and shares and warrants to be distributed to the Memorial Limited Partners, (i) all of the assets of Memorial Parent (other than Cash distributable on the Effective Date pursuant to the Plan), subject to any liabilities of Memorial Parent not discharged, satisfied or otherwise provided for pursuant to the Plan and (ii) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, its Pro Rata share (based on all Allowed Unsecured Notes Claims, including the Contributed Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

Accordingly, each holder of an Allowed Unsecured Notes Claim immediately prior to the Restructuring Transactions will, immediately after the Restructuring Transactions, own (directly or indirectly) a Pro Rata Share of New Common Shares representing in the aggregate 98% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, subject to dilution by the Management Incentive Plan and the Memorial Limited Partner Warrants and receive (directly or indirectly) at the election of the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, its Pro Rata share of the Unsecured Noteholder Cash Distribution Amount.

Distributions to each holder of an Allowed Unsecured Notes Claim shall be subject to the rights and terms of the Unsecured Notes Indentures and the rights of the Unsecured Notes Trustee to assert its Unsecured Notes Trustee Charging Lien against distributions made to holders of Allowed Unsecured Notes Claims.

6.	Class 6: General Unsecured Claims

Class 6 is Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims. Except to the extent that a holder of an Allowed General Unsecured Claim against any of the Debtors has agreed to different treatment of such Claim, the legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan. On and after the Effective Date, except to the extent that a holder of a General Unsecured Claim agrees to different treatment, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

7.	Class 7: Intercompany Claims

Class 7 is Unimpaired. Pursuant to sections 1126(f) and 1126(g) of the Bankruptcy Code, the holders of Intercompany Claims against the Debtors are not entitled to vote to accept or reject the Plan. On the Effective Date, all Intercompany Claims shall be paid, adjusted, Reinstated or discharged to the extent reasonably determined to be appropriate by the Debtors, upon consultation with the RBL Credit Facility Agent and subject to the consent of the Requisite Noteholders.

8.	Class 8: Intercompany Interests

Class 8 is Unimpaired, and the holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject the Plan. On the Effective Date, or as soon as practicable thereafter, all Intercompany Interests will be Reinstated.

9.	Class 9: Memorial Parent Interests

Class 9 is Impaired by the Plan, holders of Memorial Parent Interests are entitled to vote to accept or reject the Plan. On the Effective Date, all Memorial Parent Interests shall be cancelled and, shall be of no further force and effect, whether surrendered for cancellation or otherwise. Pursuant to the terms of the Restructuring Transactions, each Memorial Limited Partner will receive, on account of, and in full and final satisfaction of, its Memorial Parent Interests, and for the releases given by such Memorial Limited Partner to the Released Parties pursuant to Section 10.7 of the Plan, its Pro Rata share of: (i) the Memorial Limited Partner New Common Shares; and (ii) the Memorial Limited Partner Warrants. Notwithstanding anything herein to the contrary, any restricted units of Memorial Parent issued pursuant to the Memorial Production Partners GP LLC Long-Term Incentive Plan shall vest immediately prior to the Effective Date.

The Plan reflects a settlement among the Debtors’ various stakeholders whereby the Unsecured Noteholders have agreed to forgo a portion of the value to which they are entitled under the absolute priority rule to facilitate a recovery for Memorial Limited Partners. Notwithstanding the foregoing, the Unsecured Noteholders expressly reserve the right to withhold distribution under the Plan for any Memorial Limited Partner that objects to the Disclosure Statement or the Plan.

D.	Means for Implementation

1.	Compromise and Settlement of Claims, Interests and Controversies

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim or Interest may have with respect to any Claim or Interest or any distribution to be made on account of any Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, prior to the Effective Date, the Debtors and, after the Effective Date, the Reorganized Debtors, may compromise and settle Claims against the Debtors or the Reorganized Debtors, as applicable, and Causes of Action against other entities.

2.	Exit Credit Facility

On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver and enter into the Exit Credit Agreement, the other Exit Credit Facility Loan Documents, and any other documents necessary or appropriate to satisfy the conditions to effectiveness of the Exit Credit Facility in connection with the distribution to holders of Class 4 RBL Credit Facility Claims, without the need for any further partnership, limited liability company, or corporate action and without further action by the holders of Claims or Interests. Any letters of credit issued and outstanding under the RBL Credit Agreement on the Effective Date shall be “rolled” into the Exit Credit Facility. The Amended and Restated Swap Agreements, to the extent in effect on the Effective Date, shall be unaltered by the Plan, shall be assumed by Reorganized MPO pursuant to the Plan, and shall be secured by the “Collateral” (as such term or any similar term is used in the Exit Credit Agreement). On the Effective Date, any amounts due and owing under the Hedging Order or the Amended and Restated Swap Agreements shall be paid in full in Cash. The form of Exit Credit Agreement will be filed as part of the Plan Supplement.

On the Effective Date, (a) upon the execution and delivery of the Exit Credit Agreement and the other Exit Credit Facility Loan Documents, the Exit Credit Facility Obligations shall be valid, binding, effective, non-avoidable, and enforceable, in accordance with the Exit Credit Facility Loan Documents, and all Liens and security interests granted pursuant to the Exit Credit Facility Loan Documents shall be (i) valid, binding, perfected, enforceable, first priority Liens on and security interests in the personal and real property described in and subject to such documents, subject only to such Liens and security interests as are permitted under the Exit Credit Facility Loan Documents, and (ii) not subject to avoidance, recharacterization or subordination (whether equitable, contractual, or otherwise) under any applicable law, and (b) the guarantees, mortgages, pledges, security interests, and other Liens granted under the Exit Credit Agreement and the other Exit Credit Facility Loan Documents shall be granted in good faith, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, and the priorities of such guarantees, mortgages, pledges, security interests, and other Liens shall be as set forth in the Exit Credit Facility Loan Documents.

The RBL Credit Facility, the other RBL Credit Facility Loan Documents, and all Liens, mortgages and security interests granted by the Debtors pursuant to the RBL Credit Facility and the other RBL Credit Facility Loan Documents to secure the RBL Credit Facility Claims as of the Petition Date are unaltered by the Plan (other than amending and restating certain RBL Credit Facility Loan Documents in accordance with the Plan), and all such Liens, mortgages and security interests shall remain in effect to the same extent, in the same manner and on the same terms and priorities as they were on the Petition Date and secure the Exit Credit Facility Obligations. For purposes of all mortgages, deeds of trust, security agreements, assignments of as-extracted collateral, uncertificated control agreements, fixture filings and financing statements, deposit account control agreements, instruments, and other security documents entered into by any Debtor in connection with the RBL Credit Facility or filed by the RBL Credit Facility Agent or any other RBL Credit Facility Secured Party in connection with the RBL Credit Facility, the Exit Credit Agreement shall be deemed an amendment and restatement of the RBL Credit Agreement and such mortgages, deeds of trust, security agreements, assignments of as-extracted collateral, uncertificated control agreements, fixture filings and financing statements, deposit account control agreements, instruments, and other security documents shall survive the Effective Date, shall not be cancelled and shall continue to secure the Exit Credit Facility Obligations. For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the RBL Credit Facility Loan Documents in favor of the RBL Credit Facility Secured Parties, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall remain in full force and effect, and shall be assumed and be enforceable against the Reorganized Debtors on and after the Effective Date under the Exit Credit Agreement and the other Exit Credit Facility Loan Documents pursuant to the Plan and the terms of the Exit Credit Facility Loan Documents. The indemnification and expense reimbursement provisions of the RBL Credit Agreement and the RBL Credit Facility Loan Documents shall continue to govern with respect to any obligations governing the relationship between the RBL Credit Facility Secured Parties (including those provisions relating to the RBL Credit Facility Agent’s rights to seek expense reimbursement, indemnification and similar amounts from the RBL Credit Facility Lenders) or that may survive termination or maturity of the RBL Credit Facility in accordance with the terms thereof.

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3.	Cancellation of Liens

Except as otherwise specifically provided herein and in the Plan (including, without limitation, Section 5.2 of the Plan), upon the occurrence of the Effective Date, any Lien securing any Secured Claim (other than an RBL Credit Facility Claim) shall be deemed released, and the holder of such Secured Claim (other than an RBL Credit Facility Claim) shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash Collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

4.	Cancellation of Existing Securities and Agreements

Except as expressly provided in the Plan, on the Effective Date, all notes, instruments, certificates evidencing debt of, or equity interests in, the Debtors, including, without limitation, the Unsecured Notes, the Unsecured Notes Indentures, the Memorial Parent Interests, and all warrants, options, and other entitlements to purchase and/or receive Memorial Parent Interests, shall be deemed surrendered and cancelled and any obligation of the Debtors thereunder shall be discharged; provided, however, that the RBL Credit Facility, the Amended and Restated Swap Agreements, the other RBL Credit Facility Loan Documents and all liens, mortgages, and security interests granted by the Debtors pursuant to the RBL Credit Facility and the other RBL Credit Facility Loan Documents to secure the RBL Credit Facility Claims prior to the Petition Date shall be unaltered by the Plan (other than amending and restating certain RBL Credit Facility Loan Documents in accordance with the Plan), and all such liens, mortgages and security interests shall remain in effect to the same extent, in the same manner and on the same terms and priorities as they were prior to the Petition Date and secure the obligations of the Reorganized Debtors under the Exit Credit Facility; provided, further, that, notwithstanding Confirmation or the occurrence of the Effective Date, the Unsecured Notes Indentures shall continue in effect solely for purposes of enabling holders of Allowed Claims and Interests to receive distributions under the Plan; and provided, further, that the cancellation of the Unsecured Notes and the Unsecured Notes Indentures thereunder shall not in any way affect or diminish (a) the rights and duties of the Unsecured Notes Trustee to make distributions pursuant to the Plan to the Unsecured Noteholders in accordance with the Unsecured Notes Indentures, (b) the rights of the Unsecured Notes Trustee to assert its Unsecured Notes Trustee Charging Lien with respect to such distributions, (c) the right of the Unsecured Notes Trustee to enforce any obligation owed to it under the Plan, (d) the right of the Unsecured Notes Trustee to appear in the Chapter 11 Cases or in any proceedings in the Bankruptcy Court or any other court, or (d) the right of the Unsecured Notes Trustee, as applicable, to perform any functions that are necessary to effectuate the foregoing.

5.	Authorization and Issuance of Plan Securities

The Debtors or Reorganized Debtors, as applicable, are authorized to issue all Plan-related securities and documents, including, without limitation, the New Common Shares and Memorial Limited Partner Warrants, and any options or entitlements to purchase such Plan-related securities, without the need for any further corporate, partnership, or limited liability company action.

If directed by the Requisite Noteholders, in their sole discretion, the Reorganized Debtors will use commercially reasonable efforts to cause the New Common Shares to be listed for trading on the NASDAQ Global Select Market or another national securities exchange or quoted on a recognized over-the-counter market on or as soon as practicable after the Effective Date.

The Debtors intend that all Plan-related securities (other than those issued under Management Incentive Plan), including, without limitation, the New Common Shares shall meet the eligibility requirements of DTC, and the Unsecured Notes Trustee shall not be required to distribute any New Common Shares that do not meet the eligibility requirements of DTC; provided that to the extent the New Common Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Debtors will take all such reasonable actions as may be required to cause distributions of the New Common Shares under the Plan

6.	Section 1145 Exemption

The offer, issuance, and distribution of (i) New Common Shares to holders of Unsecured Notes Claims under Section 4.5 of the Plan and (ii) New Common Shares and the Memorial Limited Partner Warrants (and the New Common Shares issuable upon exercise thereof) to the Memorial Limited Partners under Section 4.9 of the Plan, shall be exempt from registration under the Securities Act of 1933 or applicable securities laws without further act or action by any Person pursuant to section 1145(a) of the Bankruptcy Code and/or any other applicable exemptions.

Under section 1145 of the Bankruptcy Code, any securities issued under the Plan that are exempt from registration pursuant to section 1145(a) of the Bankruptcy Code will be freely tradable by the recipients thereof, subject to: (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933; (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (iii) the restrictions, if any, on the transferability of such securities and instruments and (iv) applicable regulatory approval.

7.	Registration Rights and New Stockholders Agreement

On the Effective Date, Memorial Parent Newco and the Registration Rights Parties will enter into a Registration Rights Agreement providing for customary registration rights.

On the Effective Date, Memorial Parent Newco, the Unsecured Noteholders (other than the Contributing Noteholders) and Contribution LLC will also enter into the New Stockholders Agreement that will provide that if Unsecured Noteholders beneficially owning, in the aggregate, at least 10% of the New Common Shares, or Contribution LLC desire to effect the sale of New Common Shares to a third party (other than to a competitor of Memorial Parent Newco), then Memorial Parent Newco shall use its commercially reasonable efforts to cooperate with such proposed sale, including by providing such information regarding the business of Memorial Parent Newco as may be reasonably requested in connection with such sale (subject to appropriate confidentiality agreements); provided that (a) such request may not be made more than two times in any twelve month period and shall not in any event exceed three times and (b) Memorial Parent Newco shall not be required to expend fees in excess of $25,000 in connection with any such request. For the avoidance of doubt, the foregoing obligation shall not include the obligation to participate in “road shows,” furnish any opinions or comfort letters, or take other actions customary for a registered offering.

8.	Directors and Officers

(a) Directors and Officers of Memorial Parent NewCo. Upon the Effective Date, the New Board shall be a five (5) member board composed of the Chief Executive Officer and four (4) directors designated by the Requisite Noteholders; provided that the Requisite Noteholders will consider at least two (2) directors proposed by the Chief Executive Officer. The members of the New Board shall be identified no later than the Confirmation Hearing or otherwise in accordance with section 1129(a)(5) of the Bankruptcy Code. On the Effective Date, the terms of the current members of the board of directors of Memorial General Partner shall expire. The officers of Memorial Parent immediately before the Effective Date shall serve as the initial officers of Memorial Parent NewCo upon the Effective Date.

(b) Directors and Officers of the Reorganized Debtor Affiliates. Except as otherwise provided in the Plan or the Plan Supplement, the members of the board of directors for each of the Debtor Affiliates immediately before the Effective Date shall serve as the members of the board of directors of each of the corresponding Reorganized Debtor Affiliates on or after the Effective Date and, thereafter, the selection of directors shall be in accordance with their respective organizational documents. Except as otherwise provided in the Plan or the Plan Supplement, the officers of the respective Debtors immediately before the Effective Date shall serve as the initial officers of each of the corresponding Reorganized Debtor Affiliates upon the Effective Date and in accordance with any employment agreement in effect immediately before the Effective Date and, thereafter, the selection of officers shall be in accordance with their respective organizational documents.

(c) Amended Organizational Documents. The Amended Organizational Documents shall be in full force and effect on the Effective Date; provided, that the corporate governance documents of Memorial Parent NewCo, AcquisitionCo, and Contribution LLC (including the bylaws, certificates of incorporation, limited liability company agreements, and other organizational and governance documents) shall be subject to the consent of the Requisite Noteholders and, to the extent set forth in the RBL Plan Support Agreement, the RBL Credit Facility Agent.

9.	Management Incentive Plan

On the Effective Date, the Reorganized Debtors shall adopt the Management Incentive Plan, in the form filed in the Plan Supplement and consistent with the terms set forth in Annex 4 to each of the Restructuring Term Sheets. Pursuant to the Plan and the Management Incentive Plan, 10% of the New Common Shares outstanding on the Effective Date (inclusive of all shares issued or reserved for issuance as awards under the Management Incentive Plan but exclusive of New Common Shares issuable under the Memorial Limited Partner Warrants) will be reserved for issuance as awards under the Management Incentive Plan.

10.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Debtors and Reorganized Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim or Allowed Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Debtors and the Reorganized Debtors have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations. The Debtors and the Reorganized Debtors may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim or Interest complete and return a Form W-8 or W-9, as applicable to each such holder. If a Debtor or Reorganized Debtor makes such a request and the holder fails to comply within a reasonable time after the request is made, the amount of such distribution shall be subject to withholding at the highest applicable rate. Such holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update its W-8 or W-9, as applicable.

11.	Exemption from Certain Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer, or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral to secure the Exit Credit Facility, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or Governmental Unit in which any instrument under the Plan is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

12.	Restructuring Transactions

(a) On or before the Effective Date, the Debtors and the Consenting Noteholders shall effect the following “Restructuring Transactions,” and execute all agreements, instruments, and other documents necessary to complete such transactions, in the order specified below:

•	On or prior to the Effective Date, the Contributing Noteholders shall contribute all of the Contributed Notes Claims to Contribution LLC, in exchange for Contribution LLC Units representing in the aggregate all of the equity capital of Contribution LLC. Each Consenting Noteholder shall receive its Pro Rata share of the Contribution LLC Units (excluding, any Allowed Unsecured Notes Claims that are not Contributed Notes Claims).

•	On the Effective Date, Contribution LLC shall contribute the Contributed Notes Claims to Memorial Parent NewCo in exchange for (a) common shares in Memorial Parent NewCo representing in the aggregate all of the then outstanding common stock of Memorial Parent NewCo and (b) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their discretion, the right to receive from Memorial Parent NewCo an amount in cash equal to the Contributed Notes Claims’ Pro Rata share (based on all Allowed Unsecured Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

•	Memorial Parent NewCo shall contribute to AcquisitionCo (a) the Contributed Notes Claims, (b) a number of New Common Shares sufficient to satisfy the Allowed Unsecured Notes Claims, other than Contributed Notes Claims, and Allowed Memorial Parent Interests in accordance with the treatment section of the Plan and (c) Memorial Limited Partner Warrants, in exchange for (x) common stock in AcquisitionCo representing in the aggregate all of the then outstanding common stock of AcquisitionCo. and (y) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their discretion, the right to receive from AcquisitionCo an amount in cash equal to the Contributed Notes Claims’ Pro Rata share (based on all Allowed Unsecured Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

•	AcquisitionCo shall acquire (a) all of the assets of Memorial Parent (other than cash distributable on the Effective Date pursuant to the Plan), subject to any liabilities of Memorial Parent not discharged, satisfied or otherwise provided for pursuant to the Plan and (b) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their discretion, the Contributed Notes Claims’ Pro Rata share (based on all Allowed Unsecured Notes Claims) of the Unsecured Noteholder Cash Distribution Amount (which amount shall be paid by AcquisitionCo to Memorial Parent NewCo in accordance with step 3 above and further paid by Memorial Parent NewCo to Contribution LLC in accordance with step 2 above), in exchange for (x) full and final satisfaction of the Contributed Notes Claims, (y) the New Common Shares received by AcquisitionCo from Memorial Parent NewCo, and (z) Memorial Limited Partner Warrants. Immediately after the Asset Acquisition, Contribution LLC shall continue to own more than 50% of the total outstanding New Common Shares.

•	On the Effective Date, in accordance with the treatment section of the Plan, Memorial Parent shall distribute to holders of Allowed Unsecured Notes Claims, other than Contributed Notes Claims, and to Memorial Limited Partners, as applicable, New Common Shares and Memorial Limited Partner Warrants. On the Effective Date, in accordance with the treatment section of the Plan, Memorial Parent shall distribute to holders of Allowed Unsecured Notes Claims, other than Contributed Notes Claims, their Pro Rata share (based on all Allowed Unsecured Notes Claims, including the Contributed Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

(b) On or before the Effective Date, the Debtors may, to the extent that such transaction would not adversely affect recoveries of the holders of RBL Credit Facility Claims or Requisite Noteholders under the Plan, (i) cause any or all of the Debtor Affiliates to be liquidated or merged into one or more of the other Debtor Affiliates or any other subsidiaries of the Debtors or dissolved, (ii) cause the transfer of assets between or among the Debtor Affiliates, (iii) subject to the provisions of Section 5.8(c) of the Plan, cause any or all of the Amended Organizational Documents of any Reorganized Debtor Affiliates to be implemented, effected, or executed, (iv) change the name of one or more of the Debtors or Reorganized Debtors to such name that may be determined in accordance with applicable law, and (v) engage in any other transaction in furtherance of the Plan. Any such transactions may be effective as of the Effective Date pursuant to the Confirmation Order without any further action by any shareholder, director, manager, member, or general or limited partner of any of the Debtors.

(c) On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, and the Exit Credit Agreement, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(d) On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as permitted by the Exit Credit Facility Loan Documents as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable parties may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having any other terms to which the applicable parties may agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, amendments, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents and the requirements thereof.

* * * * *

The Debtors do not expect that any action taken pursuant to sections (b), (c) and (d) above will materially alter the U.S. federal income tax consequences to the Debtors or the holders of Claims or Interests described in Section XI hereof.

13.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan, the Exit Credit Agreement, and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

14.	Restructuring Expenses; Trustee Fees and Expenses

On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall pay in Cash all Restructuring Expenses, without the need for any application or notice to or approval by the Bankruptcy Court. The Restructuring Expenses shall be Allowed in full, payable in accordance with the Plan, and shall not be subject to any offset, defense, counterclaim, reduction, or credit. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall pay in Cash all Unsecured Notes Trustee Fees and Expenses, without the need for the Unsecured Notes Trustee or its advisors to file retention applications, fee applications, or any other applications with the Bankruptcy Court, and from and after the Effective Date, the Reorganized Debtors shall pay in Cash all Unsecured Notes Trustee Fees and Expenses, if any. Nothing in the Plan shall in any way affect or diminish the right of the Unsecured Notes Trustee to assert the Unsecured Notes Trustee Charging Lien against any distribution to Unsecured Noteholders with respect to any unpaid Unsecured Notes Trustee Fees and Expenses or other amounts payable to the Unsecured Notes Trustee under the Unsecured Notes Indentures.

15.	Release of Beta Trust Memorial Cash Deposit

On the Effective Date, the Beta Trustee shall be authorized and directed to release the Beta Trust Memorial Cash Deposit to the Debtors. In addition, if, on or before the Effective Date, the Debtors have obtained new sureties to secure performance of the Beta P&A Obligations (in addition to the Beta Replacement Sureties), then the Beta Trustee shall be authorized and directed to release the portion of the Beta Trust Pre-Existing Cash Deposit equal to the amount of such additional sureties.

E.	Distributions

1.	Distribution Record Date

Except with respect to publicly traded securities, as of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of record ownership of the Claims or Interests occurring on or after the Distribution Record Date.

2.	Date of Distributions

Except as otherwise provided under the Plan, any distributions and deliveries to be made thereunder shall be made on the Effective Date or as soon thereafter as is practicable. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

3.	Disbursing Agent

All distributions under the Plan shall be made by Memorial Parent NewCo (or such other entity designated by Memorial Parent NewCo), as Disbursing Agent, on or after the Effective Date or as otherwise provided therein; provided, however, that (a) distributions to holders of Allowed RBL Credit Facility Claims shall be made to or at the direction of the RBL Credit Facility Agent as Disbursing Agent, in accordance with the RBL Credit Agreement, and (b) distributions to holders of Allowed Unsecured Notes Claims shall be made to or at the direction of the Unsecured Notes Trustee, as Disbursing Agent, in accordance with the Unsecured Notes Indentures (and all such distributions to holders of Allowed Unsecured Notes Claims shall be subject in all respects to the right of the Unsecured Notes Trustee to assert the Unsecured Notes Trustee Charging Lien against such distributions). A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Disbursing Agent shall be reimbursed by the Reorganized Debtors. The Unsecured Notes Trustee may transfer or direct the distributions to Unsecured Noteholders under the Plan to be made through DTC, and the Unsecured Notes Trustee will be entitled to recognize and deal for all purposes under the Plan with Unsecured Noteholders to the extent consistent with the customary practices of DTC. The Unsecured Notes Trustee may transfer or direct the transfer of distributions to the Unsecured Noteholders through the facilities of DTC and will be entitled to recognize and deal for all purposes under the Plan with the Unsecured Noteholders to the extent consistent with the customary practices of DTC.

4.	Powers of Disbursing Agent

A Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated hereby, and (c) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

5.	Surrender of Instruments

Except as otherwise provided under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee. Any holder of such instrument or note that fails to (a) surrender such instrument or note or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent on the Effective Date or as soon as reasonably practicable thereafter shall be deemed to have forfeited all rights, Claims, and Interests and may not participate in any distribution under the Plan. Any distribution so forfeited shall become property of the Reorganized Debtors.

6.	Delivery of Distributions

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims and Allowed Interests. In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter. Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of three (3) months from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim or Interests of any other holder to such property or interest in property shall be discharged and forever barred.

7.	Manner of Payment Under Plan

At the option of the Debtors, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

8.	Fractional Shares and Minimum Cash Distributions

If any distributions of New Common Shares or Memorial Limited Partner Warrants pursuant to the Plan would result in the issuance of a fractional share of New Common Shares or fractional Memorial Limited Partner Warrants, then the number of shares of New Common Shares or Memorial Limited Partner Warrants to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share rounded up). The total number of New Common Shares or Memorial Limited Partner Warrants to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in Section 6.8 of the Plan. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) New

Common Share, (1) Memorial Limited Partner Warrant or Fifty Dollars ($50.00) in Cash. New Common Shares and Memorial Limited Partner Warrants that are not distributed in accordance with Section 6.8 of the Plan shall be returned to, and ownership thereof shall vest in, Memorial Parent NewCo.

9.	Allocation of Distributions Between Principal and Interest

Except as otherwise provided in the Plan, to the extent that any Allowed RBL Credit Facility Claim or Allowed Unsecured Notes Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

10.	Setoffs

Except for Claims or Interests that are expressly Allowed under the Plan, the Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim or Interest (for purposes of determining the Allowed amount of such Claim or Interest on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim or Interest to the extent such setoff is either (1) agreed in amount among the relevant Reorganized Debtor(s) and holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to do so nor the allowance of any Claim or Interest thereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim or Interest.

11.	Distributions After Effective Date

Distributions made after the Effective Date to holders of Disputed Claims and Disputed Interests that are not Allowed Claims or Allowed Interests as of the Effective Date but which later become Allowed Claims and Allowed Interests shall be deemed to have been made on the Effective Date.

F.	Procedures for Disputed Claims and Interests

1.	Disputed Claims/Process

On and after the Effective Date, except as otherwise provided in the Plan, all Claims and Interests will be paid in the ordinary course of business of the Reorganized Debtors; provided that the Reorganized Debtors reserve the right to establish a bar date for parties to file Claims and Interests, which bar date will be approved by an order of the Bankruptcy Court. To the extent a proof of claim is filed, if the Debtors dispute any Claim or Interest, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Notwithstanding section 502(a) of the Bankruptcy Code, considering the Unimpaired treatment of all holders of General Unsecured Claims under the Plan, all proofs of claim filed in these Chapter 11 Cases asserting General Unsecured Claims shall be considered objected to and disputed without further action by the Debtors. Except for proofs of claim asserting damages arising out of the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to Section 8.3 of the Plan, upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn. To the extent not otherwise provided in the Plan, the deemed withdrawal of a proof of claim is without prejudice to such claimant’s rights, if any, under Section 7.1 of the Plan to assert their claims in any forum as though the Debtors’ cases had not been commenced.

2.	Objections to Claims and Interests

Except insofar as a Claim or Interest is Allowed under the Plan, notwithstanding Section 7.1 of the Plan, the Debtors, the Reorganized Debtors, or any other party in interest shall be entitled to object to Claims and Interests. Any objections to Claims or Interests shall be filed with the Bankruptcy Court and served on the appropriate parties (a) on or before the ninetieth day following the later of (i) the Effective Date and (ii) the date that a proof of Claim or proof of Interest is filed or amended or a Claim or Interest is otherwise asserted or amended in writing by or on behalf of a holder of such Claim or Interest, or (b) such later date as ordered by the Bankruptcy Court upon motion filed by the Reorganized Debtors or any other party in interest.

3.	Estimation of Claims and Interests

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim or Disputed Interest pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim or Interest at any time during litigation concerning any objection to any Claim or Interest, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim or Disputed Interest, the amount so estimated shall constitute either the Allowed amount of such Claim or Interest or a maximum limitation on such Claim or Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim or Interest, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim or Interest. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims and Interests may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

4.	No Distributions Pending Allowance

If an objection to a Claim or Interest is filed as set forth in Section 7.2 of the Plan, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

5.	Distributions After Allowance

To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest unless required under applicable bankruptcy law.

G.	Executory Contracts and Unexpired Leases

1.	General Treatment

All executory contracts and unexpired leases to which any of the Debtors are parties are hereby assumed except for an executory contract or unexpired lease that (a) previously has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases, or (c) is the subject of a separate motion to assume or reject such contract or lease filed by the Debtors under section 365 of the Bankruptcy Code before the Effective Date.

2.	Payments Related to Assumption of Contracts and Leases

(a) Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof. Any objection by a counterparty to a proposed assumption of an executory contract or unexpired lease or amount of any Cure must be filed, served and actually received by the Debtors on or before thirty (30) days after the Effective Date of the Plan applicable to the Debtor that is the counterparty to the executory contract or unexpired lease. Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption and assignment of such executory contract or unexpired lease or to the amount of such Cure will be deemed to have assented to such matters and shall be forever barred, stopped and enjoined from asserting such objection against the Debtors. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, resolution of the Cure amount shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the nature or amount of Cure without any further notice to any party or any action, order, or approval of the Bankruptcy Court. If there is a dispute as referred to above, the Debtors reserve the right to reject or nullify the assumption or assignment of any executory contract or unexpired lease no later than thirty (30) days after a Final Order determining the Cure, any request for adequate assurance of future performance required to assume and assign such executory contract or unexpired lease, or any other matter pertaining to assumption and/or assignment.

(b) Assumption and assignment of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption and/or assignment. Any proofs of claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other entity.

3.	Rejection Claims

The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the contracts and leases identified in the Schedule of Rejected Contracts and Leases. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after the later of (a) the Confirmation Date and (b) the effective date of rejection of such executory contract or unexpired lease. Any such Claims, to the extent Allowed, shall be classified as Class 6 General Unsecured Claims.

4.	Survival of the Debtors’ Indemnification Obligations

(a) Any obligations of the Debtors pursuant to their corporate charters, bylaws, partnership agreements, limited liability company agreements, or other organizational documents to indemnify current and former officers, directors, members, managers, partners, agents, and/or employees with respect to all present and future claims or Causes of Action against the Debtors or such officers, directors, members, managers, partners, agents, and/or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged or impaired by Confirmation of the Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act unless such director had no reasonable cause to believe its conduct was unlawful, or for any other acts or omissions that are excluded under the terms of the foregoing organizational documents. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations under the Plan shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

(b) In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of November 1, 2016, and all officers, directors, members, managers, and partners of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such officer, directors, members, manager, and/or partners remain in such positions after the Effective Date.

5.	Compensation and Benefit Plans

All employee compensation and Benefit Plans of the Debtors in effect as of the Petition Date, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the Plan unless rejected pursuant to Section 8.1 of the Plan or by agreement of the Debtors and each affected employee. Notwithstanding the foregoing:

(a) each senior management change in control agreement will be modified to provide that the occurrence of the Effective Date will not be a “Change of Control” for purposes of such agreement; provided, that the severance benefits under each such agreement shall be applicable in connection with the Restructuring to the extent provided in the Management Incentive Plan; and

(b) the Key Employee Incentive Plan will be modified to provide that, with respect to each participant therein, (i) such participant will be eligible for a pro-rata annual bonus for the portion of the 2017 calendar year that follows the end of the calendar quarter in which the Restructuring is consummated, in lieu of the quarterly bonuses for which such participant is currently eligible for the remainder of such year, in an amount equal to the aggregate amount of such remaining quarterly bonuses and (ii) to receive payment of such pro-rata annual bonus, such participant must in all circumstances be employed on the date following the end of 2017 on which the annual bonuses for 2017 are paid to participants in such plan generally. For the avoidance of doubt, each participant will remain eligible for his or her quarterly bonus under such plan for the full calendar quarter in which the Restructuring is consummated.

6.	Insurance Policies

(a) All insurance policies pursuant to which the Debtors have any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect. All other insurance policies shall vest in the Reorganized Debtors.

(b) To the extent the Debtors plan to extend existing insurance coverage or purchase new insurance coverage covering its current and former officers, directors, members, managers and partners from claims and Causes of Action of any third party (including without limitation any holder of a claim) that remain unreleased as of the Effective Date, such extended or newly purchased insurance shall be in such amounts, for such terms or periods of time, and placed with such insurers as determined by the Debtors.

7.	Reservation of Rights

(a) Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b) Except as explicitly provided in the Plan, nothing therein will waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

(c) Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

(d) If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days after entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.	Conditions Precedent to the Effective Date

1.	Conditions Precedent to the Effective Date

The occurrence of the Effective Date of the Plan is subject to the following conditions precedent:

(a) the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors, the RBL Credit Facility Agent, and the Requisite Noteholders, and the Confirmation Order shall not (a) have been reversed or vacated, (b) be subject to a then-effective stay, or (c) have been modified or amended without the consent of the Requisite Noteholders and the RBL Credit Facility Agent;

(b) the Cash Collateral Orders and the Hedging Orders entered by the Bankruptcy Court shall have become Final Orders;

(c) the Definitive Documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein and consistent with the terms of the Restructuring Term Sheets, and otherwise in form and substance reasonably acceptable to the Debtors, the RBL Credit Facility Agent, and the Requisite Noteholders; provided, that with respect to the New Stockholders Agreement, the Memorial Limited Partner Warrants, and the Management Incentive Plan, the RBL Credit Facility Agent shall only have such consent right with respect to terms that would reasonably be expected to adversely affect the RBL Credit Facility Agent, the Consenting Lenders, and/or the Continuing Hedging Lenders; provided, further, that the Exit Credit Agreement shall be acceptable to the Exit Credit Facility Agent, the Requisite Lenders, the Continuing Hedging Lenders, and the Debtors;

(d) the Unsecured Noteholder Plan Support Agreement and the RBL Plan Support Agreement shall be in full force and effect and neither such agreement shall have been terminated by the Debtors or the Requisite Lenders or Requisite Noteholders, as applicable;

(e) the Reorganized Debtors shall have executed and delivered the Exit Credit Agreement and all other Exit Credit Facility Loan Documents, and all conditions precedent to effectiveness of the Exit Credit Facility shall have been satisfied or waived in accordance with the terms thereof;

(f) the relevant Amended Organizational Documents of Memorial Parent NewCo shall have been filed with the appropriate governmental authority;

(g) the New Stockholders Agreement and the Registration Rights Agreement shall have been entered into by Memorial Parent NewCo and be in full force and effect;

(h) the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated by the Plan, the Unsecured Noteholder Plan Support Agreement and the RBL Plan Support Agreement in a manner consistent in all respects with the Unsecured Noteholder Plan Support Agreement, the RBL Plan Support Agreement, and the Plan; and

(i) the Key Employee Incentive Plan and each senior management change in control agreement shall have been amended to reflect the modifications set forth in Section 8.5 of the Plan.

2.	Waiver of Conditions Precedent

Each of the conditions precedent in Section 9.1 of the Plan may be waived in writing by the Debtors with the prior written consent of the RBL Credit Facility Agent and the Requisite Noteholders, which consent shall not be unreasonably withheld.

3.	Effect of Failure of a Condition

If the conditions listed in section 9.1 of the Plan are not satisfied or waived in accordance with section 9.2 of the Plan on or before first Business Day that is more than sixty (60) calendar days after the date on which the Confirmation Order is entered or by such later date reasonably acceptable to the RBL Credit Facility Agent and the Requisite Noteholders and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Person, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Person.

I.	Effect of Confirmation of the Plan

1.	Binding Effect

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders were (a) Impaired or Unimpaired under the Plan, (b) deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, or (d) voted to reject the Plan.

2.	Vesting of Assets

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the Exit Credit Agreement and the other Exit Credit Facility Loan Documents. On and after the Effective Date, the Reorganized Debtors may take any action, including, without limitation, the operation of their businesses, the use, acquisition, sale, lease, and disposition of property, and the entry into transactions, agreements, understandings, or arrangements, whether in or outside of the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided under the Plan.

3.	Discharge of Claims and Termination of Interests

Except as otherwise provided in the Plan, upon the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all claims and interests of any nature whatsoever, including any interest accrued on such claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (b) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (c) all entities shall be precluded from asserting against the Debtors, the Debtors’ estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred before the Effective Date.

4.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.	Injunctions

(a) Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.

(b) Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Persons who have held, hold, or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished or released pursuant to the

Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; provided, that nothing contained herein shall enjoin any Consenting Creditor from exercising any of its rights or remedies under the Unsecured Noteholder Plan Support Agreement or the RBL Plan Support Agreement in accordance with the terms thereof.

(c) The injunctions in Section 10.5 of the Plan shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

6.	Releases by the Debtors

As of the Effective Date and to the fullest extent allowed by applicable law, except as otherwise provided in the Plan or in the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, the Released Parties are expressly, conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective predecessors, successors, subsidiaries, affiliates, assigns, and representatives and any and all other entities that may purport to assert any Cause of Action derivatively, by or through the foregoing entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates, the Chapter 11 Cases, the Debtors’ restructuring efforts, the negotiation, formulation or preparation of any transactions or documents in connection therewith, the Debtors’ intercompany transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements and any other transaction or other arrangement between any Debtor, Reorganized Debtor, or Estate and any Released Party, the Restructuring, the pursuit of confirmation of the Plan, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, any actions or transactions under the Plan (including, without limitation, Sections 5.2, 5.12, and 5.13 of the Plan), the Disclosure Statement, the Plan Supplement, the Plan Support Agreements, the RBL Credit Facility, the RBL Credit Facility Loan Documents, the Secured Swap Agreements, the Amended and Restated Swap Agreements, the Exit Credit Facility, the Exit Credit Facility Loan Documents, the 7.625% Senior Unsecured Notes Indenture, the 6.875% Senior Unsecured Notes Indenture, and related agreements, instruments, and other documents (including the Definitive Documents) created or entered into before or during the Chapter 11 Cases, and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, transaction, agreement, event, or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing, in each case other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes fraud, willful misconduct, or gross negligence, as determined by a Final Order. For the avoidance of doubt, nothing in Section 10.6 of the Plan shall release any claims of the Reorganized Debtors based on or relating to, or in any manner arising from events or transactions occurring after the Effective Date.

7.	Releases by Holders of Claims and Interests

As of the Effective Date and to the fullest extent allowed by applicable law, except as otherwise provided in the Plan or in the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, as an integral component of the Plan, the Released Parties are expressly, conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Releasing Parties from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Releasing Parties would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates, the Chapter 11 Cases, the Debtors’ restructuring efforts, the negotiation, formulation or preparation of any transactions or documents in connection therewith, the Debtors’ intercompany transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized

Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements and any other transaction or other arrangement between any Debtor, Reorganized Debtor, or Estate and any Released Party, the Restructuring, the pursuit of confirmation of the Plan, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, any actions or transactions under the Plan (including, without limitation, Sections 5.2, 5.12, and 5.13 of the Plan), the Disclosure Statement, the Plan Supplement, the Plan Support Agreements, the RBL Credit Facility, the RBL Credit Facility Loan Documents, the Secured Swap Agreements, the Amended and Restated Swap Agreements, the Exit Credit Facility, the Exit Credit Facility Loan Documents, the 7.625% Senior Unsecured Notes Indenture, the 6.875% Senior Unsecured Notes Indenture, and related agreements, instruments, and other documents (including the Definitive Documents) created or entered into before or during the Chapter 11 Cases, and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, transaction, agreement, event, or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing, in each case other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes fraud, willful misconduct, or gross negligence, as determined by a Final Order.

8.	Exculpation

To the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Restructuring, the Plan Support Agreements, the Disclosure Statement, the Plan, the Definitive Documents, the Amended and Restated Swap Agreements, the Exit Credit Facility, the Exit Credit Facility Loan Documents, the 7.625% Senior Unsecured Notes Indenture, the 6.875% Senior Unsecured Notes Indenture, or any other contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing; the solicitation of votes for, or Confirmation or Consummation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing, including, without limitation, any actions or transactions under Sections 5.2, 5.12, and 5.13 of the Plan; except to the extent arising out of or related to any act or omission of an Exculpated Party that is a criminal act or that constitutes fraud, willful misconduct, or gross negligence. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

9.	Retention of Causes of Action/Reservation of Rights

(e) Except as otherwise provided in the Plan, including Sections 10.5, 10.6, 10.7, and 10.8 thereof, pursuant to section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Person without the approval of the Bankruptcy Court, including, without limitation, (i) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives; and (ii) the turnover of any property of the Debtors’ estates; provided, however, that the Reorganized Debtors shall not retain any Causes of Action whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Released Party (other than claims or Causes of Action arising out of or relating to any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence, or willful misconduct). The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, or causes of action, suits, or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

(a) Except as otherwise provided in the Plan, including Sections 10.5, 10.6, 10.7, and 10.8 thereof, nothing contained herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately before the Petition Date, against or with respect to any claim left Unimpaired by the Plan; provided, however that the Reorganized Debtors shall not retain any claims, Causes of Action, or other legal or equitable defenses against the Released Parties or with respect to any Claims of the Released Parties (other than claims or Causes of Action arising out of or relating to any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence, or willful misconduct). The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses that they had immediately before the Petition Date with respect to any claim left Unimpaired by the Plan as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.	Solicitation of the Plan

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation; and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

11.	Ipso Facto and Similar Provisions Ineffective

Upon the Effective Date, any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Person based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the Confirmation or Consummation of the Plan, including any change of control that will occur as a result of such Consummation; or (d) the Restructuring or any action taken in furtherance thereof.

12.	Corporate, Limited Liability Company and Partnership Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) subject to the provisions of Section 8.5 above, the assumption of all employee compensation and Benefit Plans of the Debtors as in effect as of the Petition Date, (b) the selection of the directors and officers for the Reorganized Debtors, (c) the issuance and distribution of the New Common Shares and Memorial Limited Partner Warrants, (d) the entry into the Exit Credit Agreement and the other Exit Credit Facility Loan Documents, and (e) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date), in each case in accordance with and subject to the terms hereof. All matters provided for in the Plan involving the corporate, limited liability company, or partnership structure of the Debtors or the Reorganized Debtors, and any corporate, limited liability company, or partnership action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, officers, members, managers, or partners of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including the Exit Credit Agreement and the other Exit Credit Facility Loan Documents. The authorizations and approvals contemplated by Section 10.12 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

J.	Retention of Jurisdiction

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, or related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and the allowance, classification, priority, compromise, estimation, or payment of Claims or Interests resulting therefrom, and to resolve any matters related to (i) the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor or Reorganized Debtor is party or with respect to which a Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure amounts pursuant to section 365 of the Bankruptcy Code; (ii) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Section 8 of the Plan, any executory contracts or unexpired leases to the Schedule of Rejected Contracts and Leases or otherwise; or (iii) any dispute regarding whether a contract or lease is or was executory or expired;

(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) to ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished as provided under the Plan and to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(d) to consider Claims or Interests or the allowance, classification, priority, compromise, estimation, or payment of any Claim or Interest;

(e) to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the Consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g) to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, the Plan Supplement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h) to hear and determine all applications under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred before the Effective Date;

(i) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j) to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following Consummation;

(k) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(l) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(m) to hear, adjudicate, decide, or resolve any and all matters related to Section 10 of the Plan, including, without limitation, the releases, exculpations, discharge, and injunctions thereunder;

(n) to resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid;

(o) to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(p) to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, the Plan, any solicitation conducted in connection with the Plan and the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure;

(q) to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(r) to enter a final decree closing the Chapter 11 Cases;

(s) to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(t) to hear and determine any rights, Claims or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory; and

(u) to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to sections 502(b)(1) of the Bankruptcy Code.

Notwithstanding anything herein to the contrary in Section 11 of the Plan, the Exit Credit Agreement and the other Exit Credit Facility Loan Documents shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

69

K.	Miscellaneous Provisions

1.	Payment of Statutory Fees

On the Effective Date, and thereafter as may be required for each Reorganized Debtor’s case, the Reorganized Debtors shall pay all fees payable pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code.

2.	Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

3.	Request for Expedited Determination of Taxes

The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

4.	Amendments

(a) Plan Modifications. The Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code; provided, that any such amendments, modifications, or supplements shall be subject to the consent rights set forth in the Plan Support Agreements, as applicable.

(b) Other Amendments. Before the Effective Date, the Debtors may amend, modify, or supplement the Plan and the documents contained in the Plan Supplement that are consistent with the Plan Support Agreements to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court but shall be subject to the consent rights set forth in the Plan Support Agreements, as applicable.

5.	Effectuating Documents and Further Transactions

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors, members, or partners, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

6.	Revocation or Withdrawal of the Plan

The Debtors may not revoke or withdraw the Plan before the Effective Date without the consent of (a) the RBL Credit Facility Agent or the Requisite Lenders and (b) the Requisite Noteholders. If the Debtors take such action, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (i) constitute a waiver or release of any Claims by or against or any Interests in the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any Person, or (iii) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Person.

7.	Severability of Plan Provisions upon Confirmation

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be); and (c) nonseverable and mutually dependent.

8.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

9.	Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

10.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

11.	Successor and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Person.

12.	Entire Agreement

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

13.	Notices

All notices, requests and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	if to the Debtors:

Memorial Production Partners LP

500 Dallas Street, Suite 1600

Houston, Texas 77002

Attn: Jason Childress, Esq.

Telephone: (713) 490-8900

Facsimile: (713) 490-8901

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Gary T. Holtzer, Esq. and Joseph H. Smolinsky, Esq.

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

(b)	if to the RBL Credit Facility Agent (which shall also constitute notice to the Consenting Lenders and the Continuing Hedging Lenders):

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attn: Margot Schonholtz, Esq. and Penelope Jensen, Esq.

E-mail: Margot.Schonholtz@linklaters.com and Penelope.Jensen@linklaters.com

Telephone: (212) 903-9000

Facsimile: (212) 903-9100

(c)	if to the Consenting Noteholders:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: Brian M. Resnick, Esq. and Angela M. Libby, Esq.

E-mail: Brian.Resnick@davispolk.com and Angela.Libby@davispolk.com

Telephone: (212) 450-4000

Facsimile: (212) 701-5800

After the Effective Date, the Debtors have authority to send a notice to entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to those entities who have filed such renewed requests.

VIII.

FINANCIAL INFORMATION AND PROJECTIONS

The Debtors believe that the Plan is feasible as required by section 1129(a)(11) of the Bankruptcy Code, because Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors. In connection with the planning and development of a plan of reorganization and for purposes of determining whether the Plan will satisfy this feasibility standard, the Debtors have analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

In connection with the Disclosure Statement, the Debtors’ senior management team (“Management”) prepared financial projections (collectively, with the reserve information, development schedules, and financial information, the “Financial Projections”) for the fiscal years 2017 through 2021 (the “Projection Period”). The Financial Projections are based on a number of assumptions made by Management with respect to the future performance of the Reorganized Debtors’ operations.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION.

ALTHOUGH MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, THE DEBTORS AND THE REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, ANY REVIEW OF THE FINANCIAL PROJECTIONS SHOULD TAKE INTO ACCOUNT THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

A.	General Assumptions

1.	Methodology

Management developed a business plan for the Projection Period based on forecasted production estimates of the Debtors’ oil and gas reserves, estimated commodity pricing, estimated future incurred operating, capital expenditure and overhead costs.

2.	Emergence Date

Emergence from Chapter 11 is assumed to occur on or about March 31, 2017.

3.	Operations

These Projections incorporate the Debtors’ production estimates and planned revenue reflected in their forecasted capital plan for the Projection Period. The production estimates are based on Management’s best efforts to forecast the decline curves for their existing proved developed producing wells, as well as new wells brought online during the Projection Period. The actual production from new and existing wells could vary considerably from the assumptions used to prepare the production forecast contained herein.

B.	Assumptions with Respect to the Financial Projections

1.	Production

Oil and gas production volumes are estimates based on decline curves for existing producing wells and wells scheduled to be drilled and completed during the Projection Period.

2.	Average Realized Pricing

Commodity pricing is based on December 30, 2016 New York Mercantile Exchange (“NYMEX”) strip pricing for crude oil and natural gas. Assumptions regarding realized pricing (i.e., “differentials”) from NYMEX, are based on both input from Management and existing contracts.

Period Ending
	2017E	2018E	2019E	2020E	2021E
Oil Pricing ($/Bbl)	$56.35	$56.52	$56.07	$56.06	$56.06
Gas Pricing ($/MMBtu)	3.63	3.14	2.87	2.89	2.89

3.	Total Operating Costs

“Total Operating Costs” primarily include “Lease Operating Expenses,” “Production Taxes,” and “Ad Valorem Taxes.” Lease Operating Expenses are the costs incurred to maintain production of the Debtors’ natural gas, natural gas liquids (“NGL”), and oil. Such costs include utilities, direct labor, water injection and disposal, materials and supplies, compression, repairs and workover expenses. Cost levels for these expenses can vary based on supply and demand for oilfield services. Production Taxes are paid on produced natural gas, NGLs, and oil based on a percentage of market prices and at fixed per unit rates established by federal, state, or local taxing authorities. Ad Valorem Taxes are generally tied to the valuation of the oil and natural properties; however, these valuations are reasonably correlated to revenues, excluding the effects of any commodity derivative contracts.

4.	Gathering, Processing and Transportation

“Gathering, Processing and Transportation” costs are incurred to deliver production of natural gas, NGLs, and oil to the market. Estimates of these costs are based on historical realized costs and on projected volume of gas, NGLs, and oil production.

5.	Cash General and Administrative / Other Expenses

“Cash General & Administrative / Other Expenses” include overhead, including payroll and benefits for employees, costs of maintaining headquarters, costs of managing production and development operations, franchise taxes, audit and other professional fees, and legal compliance expenses.

6.	Capital Expenditures

Projections for capital expenditures were prepared with consideration of the Debtors’ current drilling program and future estimates. Capital expenditures are $106.3 million, $117.8 million, $107.7 million, $105.2 million, and $105.4 million in 2017, 2018, 2019, 2020, and 2021, respectively.

7.	Working Capital

Accounts receivable is projected based on historical patterns of cash receipts related to production revenue. Accounts payable is projected based on historical patterns of days of payables outstanding. Prepaid expenses are projected based on Management’s estimated timing of when such expenses will be paid throughout the year.

8.	Transaction Expenses

Management projects approximately $35.2 million in restructuring related fees and expenses in 2017.

9.	Capital Structure and Liquidity

The projections assume that the Debtors’ capital structure post-emergence will consist of a $1,000 million RBL Facility, of which approximately $448.0 million would be outstanding at close.6 The RBL Facility will carry a weighted average interest rate of LIBOR + 300 - 400 bps.

[6]	Includes $2.4 million of letters of credit. Borrowing base is projected to be set at $476 million based on estimated Effective Date of March 31, 2017; stepping down by $2 million per month to $460 million by November 2017. If the Company enters into certain additional hedges by the date that is on or before 10 business days after the Effective Date, the initial borrowing base would be increased to $495 million on March 31, 2017 and reduced by $2.5 million per month to $475 million by November 2017.

C.	Summary Financial Projections

	Fiscal Year Ending December 31,
$ in Thousands (unless otherwise stated)	2017E	2018E	2019E	2020E	2021E
Daily Production Volume
Oil (MBbl/d)	9.7	10.4	10.5	10.4	10.2
NGL (MBbl/d)	6.1	6.4	6.7	6.6	6.6
Gas (MMcf/d)	96.8	101.7	103.6	102.8	104.0

Average Net Daily Production (MMcfe/d)	191.5	202.4	206.4	204.5	204.9
Realized Prices - Excl. Hedges
Oil ($/Bbl)	$49.13	$49.06	$48.54	$48.43	$48.35
NGL ($/Bbl)	23.58	24.06	23.99	24.02	24.01
Gas ($/Mcf)	3.61	3.12	2.86	2.87	2.88

Total Unhedged Revenue	$353,985	$357,797	$351,807	$349,952	$347,314
Total Operating Costs	(145,983)	(148,906)	(150,261)	(152,153)	(153,434)
Gathering, Processing and Transportation	(29,212)	(30,742)	(31,542)	(31,317)	(31,575)
Cash General & Administrative / Other	(36,000)	(36,000)	(36,000)	(36,000)	(36,000)

Unhedged EBITDA	$142,789	$142,149	$134,004	$130,482	$126,305
Commodity Hedging Revenue	34,703	38,123	—	—	—

Hedged EBITDA	$177,492	$180,271	$134,004	$130,482	$126,305
Cash Interest	(20,914)	(18,437)	(17,709)	(17,945)	(17,172)
Capital Expenditures	(106,314)	(117,757)	(107,727)	(105,165)	(105,389)
Change in Working Capital	3,839	4,761	4,504	2,628	480
Cash Taxes(**)	—	—	—	—	—
Transaction Fees	(35,243)	—	—	—	—

Total Cash Flow Before Financing	$18,861	$48,839	$13,072	$9,999	$4,224
Revolver Draw (Paydown)	(93,305)	(48,839)	(13,072)	(9,999)	(4,224)

Total Cash Flow	($74,444)	$0	$0	$0	$0

Ending Cash Balance	$3,000	$3,000	$3,000	$3,000	$3,000

Revolver Balance	$420,722	$371,883	$358,811	$348,812	$344,588

Liquidity (Initial BB of $476M)(*)	$42,278	$91,117	$104,189	$114,188	$118,412

Liquidity (Initial BB of $495M)(*)	$57,484	$106,254	$119,409	$130,243	$134,436

(*)	Includes $2.4 million of letters of credit. Borrowing base is projected to be set at $476 million based on estimated Emergence Date of 03/31/17; stepping down by $2 million per month to $460 million by November 2017. In the event the Company enters into certain additional hedges by the date that is on or before 10 business days after the Emergence Date, the initial borrowing base would be increased to $495 million on 03/31/17 and reduced by $2.5 million per month to $475 million by November 2017.
(**)	No cash taxes assumed to be paid during the Projection Period; based on preliminary analysis and subject to ongoing review.

Effective Date, the initial borrowing base would be increased to $495 million on March 31, 2017 and reduced by $2.5 million per month to $475 million by November 2017.

D.	Unhedged EBITDA Reconciliation

	Fiscal Year Ending December 31,
$ in Thousands	2017E	2018E	2019E	2020E	2021E
Calculation of Unhedged EBITDA
Net Income	($34,725)	($42,524)	($53,250)	($55,853)	($59,134)
Interest Expense	20,914	18,437	17,709	17,945	17,172
Depletion, Depreciation, and Amortization	157,296	166,236	169,545	168,390	168,267
Amortization of Terminated Derivatives Loss	(696)	—	—	—	—

Unhedged EBITDA	$142,789	$142,149	$134,004	$130,482	$126,305

IX.

VALUATION ANALYSIS

A.	Estimated Enterprise Valuation of the Debtors

Solely for the purposes of the Plan and the Disclosure Statement, Perella Weinberg Partners LP (“PWP”), as investment banker to the Debtors, has estimated a range of total enterprise value (the “Enterprise Value”) and implied equity value (the “Equity Value”) of the Reorganized Debtors on a going concern basis and pro forma for the transactions contemplated by the Plan.

For purposes of the Plan, the estimated range of the Enterprise Value of the Reorganized Debtors was assumed to be approximately $700 million to $900 million, with a midpoint estimate of approximately $800 million, as of an assumed Effective Date of March 31, 2017. The valuation estimate represents a valuation of the Reorganized Debtors based on the application of standard valuation techniques, including risked net asset value analysis, discounted cash flow analysis, sum of the parts analysis, public comparable company analysis and precedent transactions analysis. For purposes of this valuation, it has been assumed that no material changes that would affect estimated value occur between the date of the Disclosure Statement and the assumed Effective Date. PWP’s estimated range of the Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan. The valuation analysis is based on information as of December 31, 2016 and is based on reserve information, development schedules and financial information provided by Management, as well as the Financial Projections discussed above. The valuation analysis is based on a number of assumptions, including but not limited to a successful reorganization of the Debtors’ business in a timely manner, the achievement of the Financial Projections, access to adequate exit financing, continuity of a qualified management team, and capital market conditions consistent with those that exist as of December 31, 2016.

THE ASSUMED RANGE OF THE ENTERPRISE VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF MARCH 31, 2017, REFLECTS WORK PERFORMED BY PWP ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE DEBTORS AVAILABLE TO PWP AS OF DECEMBER 31, 2016. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT PWP’S CONCLUSIONS, PWP DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

Based upon the estimated range of the Enterprise Value of the Reorganized Debtors of between $700 million and $900 million and estimated net debt of $445 million at closing, the imputed range of Equity Value for the Reorganized Debtors is between approximately $255 million and $455 million, with a midpoint estimate of $355 million.

PWP DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS IN CONNECTION WITH PWP’S ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF ESTIMATES OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH. ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE. IN THE CASE OF THE REORGANIZED DEBTORS, THE ESTIMATES OF THE ENTERPRISE VALUE PREPARED BY PWP REPRESENT THE HYPOTHETICAL ENTERPRISE VALUE OF THE REORGANIZED DEBTORS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED ENTERPRISE VALUE OF THE REORGANIZED DEBTORS THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, PWP, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL AND COMMODITY MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

PWP assumed that the Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. The estimated Enterprise Value and Equity Value ranges assume the actual performance of the Reorganized Debtors will correspond to the Financial Projections in all material respects. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively, on Enterprise Value and Equity Value. In estimating the Enterprise Value, PWP: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, including the Projections; (c) discussed the Debtors’ operations and future prospects with the senior management team; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that PWP deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. PWP assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management as well as publicly available information.

The estimated ranges of Enterprise Value and Equity Value do not constitute a recommendation to any holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Plan. PWP has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance or at any time.

THE ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE DETERMINED BY PWP REPRESENT ESTIMATED ENTERPRISE VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF THE REORGANIZED DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POSTREORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH PWP’S VALUATION ANALYSIS.

PWP IS ACTING AS INVESTMENT BANKER TO THE COMPANY, AND WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL OR OTHER SPECIALIST ADVICE.

X.

TRANSFER RESTRICTIONS

AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

The issuance of and the distribution under the Plan of the New Common Shares and the Memorial Limited Partner Warrants to holders of Allowed Unsecured Notes Claims, and Memorial Limited Partners (and the New Common Shares issuable upon the exercise thereof) shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code. Based on the legislative history of section 1145 of the Bankruptcy Code, a creditor who owns ten percent (10%) or more of the voting securities of a reorganized debtor may be presumed to be a control person and, therefore, an underwriter.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. In reliance upon this exemption, the New Common Shares issued to holders of Allowed Unsecured Notes Claims and Memorial Limited Partners, and the Memorial Limited Partner Warrants issued to Memorial Limited Partners and the New Common Shares issuable upon the exercise thereof will be exempt from the registration requirements of the Securities Act, and state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

In any case, recipients of New Common Shares or Memorial Limited Partner Warrants issued under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

XI.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of Beta Trust Claims, RBL Credit Facility Claims, and Unsecured Notes Claims, and Memorial Limited Partners. This discussion does not address the U.S. federal income tax consequences to holders of Claims that are unimpaired or who are deemed to reject the Plan. In addition, this discussion does not address the U.S. federal income tax consequences to Memorial GP.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., non-U.S. taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax or the “Medicare” tax on net investment income, and persons whose Claims are part of a straddle, hedging, constructive sale, or conversion transaction). In addition, this discussion does not address the Foreign Account Tax Compliance Act or U.S. federal taxes other than income taxes, nor does it apply to any person that acquires New Common Shares or new loan obligations (as defined below) in the secondary market.

This discussion assumes that the Beta Trust Claims, RBL Credit Facility Claims, Unsecured Notes Claims, Memorial Parent Interests held by Memorial Limited Partners, new loan obligations (as defined below) or New Common Shares are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and, unless otherwise indicated below, that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances. All holders of Claims and Memorial Parent Interests are urged to consult their tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

A.	Consequences to the Debtors and to Memorial Limited Partners

Memorial Parent is treated as a partnership for U.S. federal income tax purposes and each of the other Debtors (all of whom are subsidiaries of Memorial Parent) are treated as disregarded entities for U.S. federal income tax purposes, with the exception of Memorial Production Finance Corporation (which has no material assets or liabilities for U.S. federal income tax purposes), MEMP Services LLC and San Pedro Bay Pipeline Company. As a partnership or disregarded entity, Memorial Parent and the other Debtors (other than Memorial Production Finance Corporation, MEMP Services LLC and San Pedro Bay Pipeline Company) are not themselves subject to U.S. federal income tax. Instead, each Memorial Limited Partner is required to report on its U.S. federal income tax return, and is subject to tax in respect of, its distributive share of each item of income, gain, loss, deduction and credit of such Debtors. Accordingly, the U.S. federal income tax consequences of the Restructuring Transactions under the Plan generally will not be borne by the Debtors, but instead will be borne by Memorial Limited Partners.

1.	Taxable Transfer of Assets

Pursuant to the Restructuring Transactions, Memorial Parent will transfer all or substantially all of its assets to AcquisitionCo, a subsidiary of Memorial Parent NewCo in satisfaction of the Contributed Notes Claims and in consideration for New Common Shares and Memorial Limited Partner Warrants. Because most of the New Common Shares received will be distributed to holders of Allowed Unsecured Notes Claims (other than holders of Contributed Notes Claims), such transfer generally should be treated as a taxable sale or exchange of the assets of Memorial Parent and the other Debtors (other than Memorial Production Finance Corporation) for U.S. federal income tax purposes.

Accordingly, Memorial Parent may recognize gain upon the transfer of certain assets to AcquisitionCo but overall expects to recognize substantial net loss with respect to the transfer of assets that generally would be treated as ordinary loss. As described above, because Memorial Parent is a partnership for U.S. federal income tax purposes, such gain or loss will be allocated to the Memorial Limited Partners. The amount of gain or loss allocable to any particular Memorial Limited Partner depends, in part, on the price the Memorial Limited Partner paid for its units and the extent to which it has previously been allocated amortization or depreciation deductions with respect to the transferred assets. Although several provisions of the Tax Code can defer or disallow a loss recognized as a result of a transfer of assets under certain circumstances (such as, potentially, a transfer of assets to a corporation for stock in connection with the initial capitalization of the corporation or a transaction between related parties), the Debtors believe such provisions do not apply to the transfer of assets to AcquisitionCo pursuant to the Plan. There is no assurance, however, that the IRS would not take a contrary position. Accordingly, Memorial Limited Partners are urged to consult their tax advisors regarding the allocation of gain and loss and the deductibility of any losses recognized as a result of the transfer of assets (including any other limitations that may be imposed by the tax law based on a holder’s individual circumstances).

In general, AcquisitionCo will have an initial tax basis in such assets equal to their respective fair market values at the time of the transfer.

2.	Cancellation of Debt and other Income from the Plan

In connection with the implementation of the Plan, Memorial Parent will incur cancellation of debt (“COD”) income for U.S. federal income tax purposes, including as a result of the discharge of the Unsecured Notes Claims pursuant to the Restructuring Transactions and, potentially, as a result of a deemed exchange of the RBL Credit Facility Claims (as described below). COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor.

As described above, because Memorial Parent is a partnership for U.S. federal income tax purposes, such COD income will be allocated to the Memorial Limited Partners. Certain statutory or judicial exceptions potentially can apply to limit the amount of COD income required to be included in income by the Memorial Limited Partners, depending on such partner’s circumstances. In particular, exceptions are available that would allow COD income to be excluded from gross income if the COD income is taken into account by a taxpayer that is insolvent (but only to the extent of insolvency) or in bankruptcy. These exceptions apply at the “partner” level and thus depend on whether the partner, i.e., the Memorial Limited Partners to whom the COD income was allocated, is itself insolvent or in bankruptcy. The fact that the Debtors are insolvent and in bankruptcy is not relevant for that purpose. For purposes of determining a holder’s insolvency (measured immediately prior to the Effective Date), the holder would be treated as if it were individually liable for an amount of partnership debt equal to the allocated amount of the COD income. To the extent any amount of COD income is excludable by a holder by reason of the insolvency or bankruptcy exception, the holder generally would be required to reduce certain tax attributes (such as net operating losses, tax credits, possibly tax basis in assets and passive losses) after the determination of its tax liability for the taxable year.

In addition, prior to the Petition Date the Debtors monetized a substantial portion of their hedge portfolio and used the proceeds to pay down a portion of the RBL Credit Facility. The Debtors expect to monetize an additional portion of their hedge portfolio and use the proceeds to pay down the RBL Facility prior to the Effective Date. Under applicable tax accounting rules, the Debtors generally defer the recognition of taxable gain or loss otherwise realized upon monetization of hedges until the disposition of the underlying commodity being hedged. The Debtors believe that the Restructuring Transactions contemplated by the Plan will accelerate the recognition of gain from the monetization of the hedge portfolio, which will be taxable as ordinary income. As described above, because Memorial Parent is a partnership for U.S. federal income tax purposes, such hedge monetization ordinary income will be allocated to the Memorial Limited Partners. The potential exceptions to COD income do not apply to hedge income.

As discussed in the preceding section, Memorial Parent expects to recognize a substantial net loss with respect to the transfer of its assets pursuant to the Plan – in aggregate, in excess of any COD and other income expected to be recognized – which will be allocated to the Memorial Limited Partners. The amount of gain or loss allocable to any particular holder, however, depends, in part, on the price the holder originally paid for its Memorial Parent Interests and the extent to which it has previously been allocated amortization or depreciation deductions with respect to the transferred assets. A Memorial Limited Partner’s adjusted tax basis in its Memorial Parent Interests will be increased to the extent of any net gain allocated to such partner and decreased (but not below zero) to the extent of any net loss allocated to such partner.

To the extent a holder was allocated losses in taxable years ending prior to the Effective Date, such losses may have been suspended by reason of certain provisions of the Tax Code (in particular, those relating to so-called “passive losses” or the “at risk” rules). As a result of the transaction, all or part of such losses may become deductible.

For U.S. federal income tax purposes the discharge of Memorial Parent’s indebtedness pursuant to the Plan will result in a deemed cash distribution to each Memorial Limited Partner based on the amount of the indebtedness allocable to such Memorial Limited Partner’s Memorial Parent Interests. To the extent that any such deemed cash distribution exceeds the Memorial Limited Partner’s adjusted tax basis in its Memorial Parent Interests (after adjustment for net gain or loss allocable to the Memorial Limited Partner as described above), such Partner will recognize capital gain. Any such capital gain generally should be long-term if the Memorial Limited Partner’s holding period in its Memorial Parent Interests is more than one year and otherwise should be short-term. A Memorial Limited Partner’s adjusted tax basis in its Memorial Parent Interests will be decreased (but not below zero) to the extent of any such deemed cash distribution.

Pursuant to the treatment section of the Plan, each Memorial Limited Partner will receive New Common Shares and Memorial Limited Partner Warrants in full and final satisfaction of its Memorial Parent Interests. If the New Common Shares and Memorial Limited Partner Warrants are considered “marketable securities” for U.S. federal income tax purposes (as further discussed below), then to the extent that the fair market value of the New Common Shares and Memorial Limited Partner Warrants distributed to the Memorial Limited Partner exceeds the Memorial Limited Partner’s adjusted tax basis in its Memorial Parent Interests (after adjustment for net gain or loss allocable to the Memorial Limited Partner and any deemed cash distribution to the Memorial Limited Partner, as described above), such Partner will recognize capital gain. Any such capital gain generally should be long-term if the Memorial Limited Partner’s holding period in its Memorial Parent Interests is more than one year and otherwise should be short-term. If the New Common Shares and Memorial Limited Partner Warrants are not considered “marketable securities” or the New Common Shares and Memorial Limited Partner Warrants are so considered but the fair market value of the New Common Shares and Limited Partner Warrants distributed to the Limited Partner does not exceed the Memorial Limited Partner’s adjusted tax basis in its Memorial Parent Interests (after adjustment for net gain or loss allocable to the Memorial Limited Partner and any deemed cash distribution to the Memorial Limited Partner, as described above), then the Memorial Limited Partner should not recognize any further gain or loss in the distribution. A Memorial Limited Partner’s initial tax basis in the New Common Shares and Memorial Limited Partner Warrants received in the distribution, respectively, will be equal to the portion of such Memorial Limited Partner’s adjusted tax basis in its Memorial Parent Interests (after adjustment for net gain or loss allocable to the Memorial Limited Partner and any deemed cash distribution to the Memorial Limited Partner, as described above) allocable to the New Common Shares and Memorial Limited Partner Warrants based on their relative fair market values, increased by any gain recognized by the Memorial Limited Partner with respect to the distribution of the New Common Shares and Memorial Limited Partner Warrants, respectively.

“Marketable securities” for this purpose are any financial instruments (including stock) (a) that are actively traded on the date of distribution, (b) which, by the instruments’ terms, are readily convertible into or exchangeable for other “marketable securities” or (c) the value of which is determined substantially by reference to other “marketable securities.” If the New Common Shares are listed on The NASDAQ Global Market or another national securities exchange on the

Effective Date, then the New Common Shares are likely to be considered “marketable securities” for this purpose, and the Memorial Limited Partner Warrants are likely to be considered financial instruments that are readily convertible into or exchangeable for the New Common Shares or the value of which is determined substantially by reference to the New Common Shares and thus are also likely to be considered “marketable securities” for this purpose. See Section VII.D.5 (“Authorization and Issuance of Plan Securities”) hereof in that regard.

Significantly, although Memorial Limited Partners will receive a distribution of New Common Shares and Memorial Limited Partner Warrants pursuant to the Plan and will be deemed for U.S. federal income tax purposes to receive a cash distribution as a result of the discharge of Memorial Parent’s indebtedness, no cash will actually be distributed Memorial Limited Partners. Moreover, there is no assurance that there will be a market for the New Common Shares or Memorial Limited Partner Warrants or, if sold, that the proceeds received will be sufficient to pay any resulting tax liability to a holder from the implementation of the Plan.

Accordingly, all Memorial Limited Partners are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them.

B.	Consequences to Holders of Certain Claims and Interests

Unless otherwise noted, the discussion below applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of Beta Trust Claims, RBL Credit Facility Claims, Unsecured Notes Claims, new loan obligations (as defined below), or New Common Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds Beta Trust Claims, RBL Credit Facility Claims, Unsecured Notes Claims, new loan obligations (as defined below), or New Common Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in such a partnership holding any of such instruments, you are urged to consult your tax advisor.

1.	Holders of Beta Trust Claims

In accordance with the terms of the Plan, the holders of Beta Trust Claims will maintain a continuing interest in the Beta Trust Pre-Existing Cash Deposit and will generally receive such other treatment that renders Class 3A or 3B to be unimpaired. In that respect the Debtors will maintain or renew the Beta Replacement Sureties for the benefit of the Beta Trust Direct Beneficiary and will grant a junior lien in the proceeds of the Beta Replacement Sureties to the Beta Previous Owners. Because the tax consequences of the Plan treatment (if any) to holders of Beta Trust Claims may depend on facts particular to each holder of a Claim, holders should consult their own tax advisors as to their proper tax treatment.

2.	Holders of RBL Credit Facility Claims

Pursuant to the Plan, and in full satisfaction of their Allowed Claims, holders of RBL Credit Facility Claims will receive a cash payment and either a term loan or revolving loans under the Exit Credit Facility for the remaining amount set forth in the Plan (term loans and revolving loans under the Exit Credit Facility are hereafter referred to as the “new term loan obligations” and “new revolving loan obligations”, respectively, and collectively as “new loan obligations”).

(a) Treatment of the RBL Credit Facility Claims

For U.S. federal income tax purposes, the modification of a debt instrument can give rise to a deemed exchange, whereby (among other things) gain or loss is realized, if the modified debt instrument undergoes a “significant modification.” The applicable U.S. Treasury Regulations concerning modification of debt instruments generally provide that a deemed exchange occurs when, based on all the facts and circumstances and taking into account all changes in the terms of the debt instrument collectively (other than certain specified changes), the legal rights or obligations that are altered, and the degree to which they are altered, are economically significant. Based on the increased interest rate and other economic terms of the new loan obligations under the Exit Credit Facility, the Debtors believe that the exchange of RBL Credit Facility Claims for new loan obligations is likely to be treated as a “significant modification” of the RBL Credit Facility Claims, and the remainder of this discussion so assumes. Consequently, the Debtors believe that the receipt of cash and new loan obligations under the Exit Credit Facility in exchange for RBL Credit Facility Claims will be a fully taxable transaction to holders. Accordingly, in general, a holder of RBL Credit Facility Claims probably should recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of any cash received in satisfaction of its Claims (including any upfront fees received on the Effective Date by the holders of the new revolving loans pursuant to the Exit Credit Facility) and (B) the issue price (as defined below) of the new term loan obligations or new revolving loan obligations received in satisfaction of its Claims (other than any consideration received in respect of a Claim for accrued but unpaid interest), and (ii) the holder’s adjusted tax basis in its Claims (other than any tax basis attributable to accrued but unpaid interest). See B.5— “Character of Gain or Loss,” below. A holder of RBL Credit Facility Claims will have interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income. See B.4— “Distributions in Discharge of Accrued Interest,” below.

The “issue price” of any new term loan obligations or new revolving loan obligations under the Plan depends on whether, at any time during the 31-day period ending 15 days after the Effective Date, such new loan obligations or the RBL Credit Facility Claims are considered traded on an “established market.” Pursuant to applicable U.S. Treasury regulations, an “established market” need not be a formal market. It is sufficient if there is a readily available sales price for an executed purchase or sale of the term loan obligations or Revolving Credit Agreement Claims, or if there is one or more “firm quotes” or “indicative quotes” for new loan obligations or RBL Credit Facility Claims, in each case as such terms are defined in applicable U.S. Treasury regulations. If the new term loan obligations or new revolving loan obligations received are considered traded on an established market, their issue price for U.S. federal income tax purposes will equal their fair market value as of the Effective Date. If the new term loan obligations or new revolving loan obligations, as applicable, are not considered traded on an established market but the RBL Credit Facility Claims are so treated, the issue price of the new term loan obligations or new revolving loan obligations, as applicable, for U.S. federal income tax purposes will be based on the fair market value of the RBL Credit Facility Claims (with appropriate adjustments, such as for the amount of cash received, if any). If neither the new loan obligations nor the RBL Credit Facility Claims are treated as traded on an established market, the issue price of the new loan obligations for U.S. federal income tax purposes generally will be their stated principal amount. If Memorial Parent determines that either the new term loan obligations or new revolving loan obligations, as applicable, or RBL Credit Facility Claims are traded on an established market, such determination and the determination of issue price will be binding on a holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date that such holder’s determination is different from Memorial Parent’s determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

Based on recent trade and quote data available to Memorial Parent, the Debtors do not believe that the RBL Credit Facility Claims would currently be considered traded on an established market, however the relevant determination date for such purpose is the Effective Date and there can be no assurances that a trading market will not arise in respect of the RBL Credit Facility Claims or the term loan obligations or revolving loan obligations between now and 15 days after the Effective Date. Accordingly, each holder of RBL Credit Facility Claims is urged to consult its tax advisor regarding such determination and the gain or loss that such holder may recognize as a result of the deemed exchange.

(b) Payments of Stated Interest on the New Loan Obligations

Payments of stated interest on new loan obligations generally should be taxable to a holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the holder’s regular method of tax accounting).

(c) Accrual of Original Issue Discount on the New Loan Obligations

The new term loan obligations or new revolving loan obligations may be treated as issued with OID. A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” (as described in (a) above) by more than a de minimis amount. A new loan obligation’s “stated redemption price at maturity” for this purpose would include all principal and interest payable over the term of the new loan obligation, other than “qualified stated interest,” i.e., stated interest that is unconditionally payable at least annually at a constant rate in cash or property (other than debt of the issuer). The stated interest payable on the new loan obligations should be considered qualified stated interest for this purpose.

If the new loan obligations are issued with OID, the holder of a new loan obligation generally will be required to include OID in gross income as it accrues over the term of the loan in accordance with a constant yield-to-maturity method, regardless of whether the U.S. holder is a cash or accrual method taxpayer, and regardless of whether and when the holder receives cash payments of interest on the obligation. Accordingly, a holder could be treated as receiving interest income in advance of a corresponding receipt of cash. Any OID that a holder includes in income will increase the holder’s adjusted tax basis in the new loan obligation. A U.S. holder generally will not be required to include separately in income cash payments (other than in respect of qualified stated interest) received on the new loan obligation; instead, such payments will reduce the holder’s adjusted tax basis in the new loan obligation by the amount of the payment.

The amount of OID includible in income for a taxable year by a U.S. holder generally equals the sum of the daily portions of OID that accrue on a new loan obligation for each day during the taxable year on which such holder holds the new loan obligation, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the new loan obligation at the beginning of the accrual period multiplied by the yield to maturity of the new loan obligation less the amount of any qualified stated interest allocable to such accrual period. The “adjusted issue price” of a new loan obligation at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the new loan obligation in all prior accrual periods, and decreased by any payments made during all prior accrual periods on the new loan obligation other than qualified stated interest.

The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases. Accordingly, each holder of RBL Credit Facility Claims is urged to consult its tax advisor regarding the possible application of the OID rules to the new loan obligations.

3.	Holders of Unsecured Notes Claims

(a) Implementation of Restructuring Transactions

Distributions to holders of Allowed Unsecured Notes Claims will be made in accordance with the terms of the Plan. Accordingly, pursuant to the Plan and in accordance with the Restructuring Transactions, the following transactions will occur on or prior to the Effective Date:

•	On or prior to the Effective Date, the Contributing Noteholders will contribute all of their Contributed Notes Claims to Contribution LLC, in exchange for Contribution LLC Units representing in the aggregate all of the equity capital of Contribution LLC. Each Contributing Noteholder will receive its Pro Rata share of the Contribution LLC Units (determined by excluding, any Allowed Unsecured Notes Claims that are not Contributed Notes Claims).

•	On the Effective Date, Contribution LLC will contribute the Contributed Notes Claims to Memorial Parent NewCo in exchange for (a) common shares in Memorial Parent NewCo representing in the aggregate all of the then outstanding common stock of Memorial Parent NewCo and (b) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, the right to receive from Memorial Parent NewCo an amount in cash equal to the Contributed Notes Claims’ Pro Rata share (based on all Allowed Unsecured Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

•	Memorial Parent NewCo will contribute to AcquisitionCo (a) the Contributed Notes Claims, (b) a number of New Common Shares sufficient to satisfy the Allowed Unsecured Notes Claims, other than Contributed Notes Claims, and Allowed Memorial Parent Interests in accordance with the treatment section of the Plan and (c) Memorial Limited Partner Warrants, in exchange for (x) common stock in AcquisitionCo representing in the aggregate all of the then outstanding common stock of AcquisitionCo. and (y) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, the right to receive from AcquisitionCo an amount in cash equal to the Contributed Notes Claims’ Pro Rata share (based on all Allowed Unsecured Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

•	AcquisitionCo will acquire (a) all of the assets of Memorial Parent (other than cash distributable on the Effective Date pursuant to the Plan), subject to any liabilities of Memorial Parent not discharged, satisfied or otherwise provided for pursuant to the Plan and (b) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, the Contributed Notes Claims’ Pro Rata share (based on all Allowed Unsecured Notes Claims) of the Unsecured Noteholder Cash Distribution Amount (which amount will be paid by AcquisitionCo to Memorial Parent NewCo in accordance with the above and further paid by Memorial Parent NewCo to Contribution LLC in accordance with the above), in exchange for (x) full and final satisfaction of the Contributed Notes Claims, (y) the New Common Shares received by AcquisitionCo from Memorial Parent NewCo, and (z) Memorial Limited Partner Warrants.

•	On the Effective Date, in accordance with the treatment section of the Plan, Memorial Parent will distribute to holders of Allowed Unsecured Notes Claims, other than Contributed Notes Claims, New Common Shares. On the Effective Date, in accordance with the treatment section of the Plan, Memorial Parent will distribute to holders of Allowed Unsecured Notes Claims, other than Contributed Notes Claims, their Pro Rata share (based on all Allowed Unsecured Notes Claims, including the Contributed Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

Thus, each holder of an Allowed Unsecured Notes Claim immediately prior to the Restructuring Steps will, immediately after the Restructuring Transactions, own (directly or indirectly) a Pro Rata Share of New Common Shares representing in the aggregate 98% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, subject to dilution by the Management Incentive Plan and the Memorial Limited Partner Warrants.

(b) Gain or Loss

The contribution of the Contributed Note Claims to AcquisitionCo, the transfer of assets in satisfaction of the Contributed Notes Claims, and the distribution of New Common Shares in satisfaction of all other Allowed Unsecured Notes Claims are intended to be fully taxable transactions. So treated, each holder of an Allowed Unsecured Notes Claim generally should recognize gain or loss in an amount equal to the difference, if any, between (i) the aggregate fair market value of such holder’s share of the New Common Shares directly or (in the case of the Contributing Noteholders) indirectly received in exchange for such holder’s Claims (other than possibly any consideration received in respect of a claim for accrued but unpaid interest), and (ii) the holder’s share of Contribution LLC’s adjusted tax basis in the Contributed Notes Claims (other than possibly any tax basis attributable to accrued but unpaid interest ). See B.4— “Character of Gain or Loss,” below. A holder of Contributed Notes Claims will have interest income to the extent of the value of any New Common Shares allocable to accrued but unpaid interest not previously included in income. See B.3— “Distributions in Discharge of Accrued Interest,” below.

A holder of Allowed Unsecured Notes Claim (other than a Contributed Notes Claim) should have a tax basis in the New Common Shares received equal to their fair market value on the Effective Date. The holder’s holding period in such New Common Shares should begin on the day following the Effective Date.

A Contributing Noteholder should have a tax basis in the Contribution LLC Units received in exchange for its Claim equal to the fair market value of its share of the New Common Shares received by Contribution LLC on the Effective Date. In general, the holder’s holding period in such Contribution LLC Units should include its holding period in the Contributed Notes Claim, except to the extent of any claim for accrued but unpaid interest.

4.	Distributions in Discharge of Accrued Interest

Although no assurance can be given that the IRS will accept, or that a court will uphold the position, to the extent that any RBL Credit Facility Claim or Unsecured Notes Claim has any accrued but unpaid interest thereon, the Plan specifies that any distribution received by the holder of such Claim will be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest. See Section 6.9 of the Plan.

Any amount allocated to accrued but unpaid interest will be taxable to the holder as interest income if such amount has not been previously included in the holder’s gross income for U.S. federal income tax purposes, regardless of whether such holder realizes an overall gain or loss as a result of surrendering its Claim. Conversely, a holder may be able to recognize a deductible loss to the extent that any accrued interest was previously included in the holder’s gross income but was not paid in full by the Debtors.

You are urged to consult your tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income for U.S. federal income tax purposes.

5.	Character of Gain or Loss

Generally, the gain or loss recognized by a holder with respect to a Claim will be a capital gain or loss unless the Claim was acquired at a market discount, and depending on whether and the extent to which the holder previously claimed a bad debt deduction. Any such capital gain or loss generally should be long-term if the holder’s holding period in the Claim is more than one year and otherwise should be short-term.

A holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. A holder that purchased its Claim from a prior holder will be considered to have purchased such Claim with “market discount” if the holder’s adjusted tax basis in its Claim is less than the stated redemption price of such Claim at maturity by at least a de minimis amount. Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If a holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange.

6.	Ownership and Disposition of New Common Shares

Distributions on New Common Shares. In general, any cash distributions with respect to the New Common Shares will be treated as a taxable dividend to the extent paid out of Memorial Parent’s current or accumulated earnings and profits, and will be includible by the holder as ordinary income when received. To the extent the amount of any distribution exceeds available earnings and profits with respect to such distribution, the excess will be applied against and will reduce the holder’s adjusted tax basis (on a dollar-for-dollar basis) in respect of the New Common Shares as to which the distribution was made, but not below zero. Any remaining excess will be treated as gain from the sale or exchange of New Common Shares, with the consequences discussed below (see — “Disposition of New Common Shares,” below).

Disposition of New Common Shares. Unless a nonrecognition provision applies and subject to the discussion below with respect to market discount (see B.4—“Character of Gain or Loss,” above), holders generally will recognize capital gain or loss upon the sale or exchange of New Common Shares in an amount equal to the difference between (i) the holder’s adjusted tax basis in its New Common Shares held and (ii) the sum of the cash and the fair market value of any property received from such disposition. Any such gain or loss generally should be long-term if the holder’s holding period for its New Common Shares held is more than one year at that time and otherwise short-term. A reduced tax rate on long-term capital gain may apply to non-corporate holders. The deductibility of capital losses is subject to significant limitations.

United States Real Property Holding Company Status of Memorial Parent NewCo. Although the discussion herein generally does not apply to non-U.S. Holders, such holders should be aware that special U.S. federal income taxation and reporting rules may apply if Memorial Parent NewCo will be or subsequently becomes a United States real property holding corporation (“USRPHC”) under the Foreign Investment in Real Property Tax Act (“FIRPTA”).

If, at any time within the shorter of the five-year period preceding a non-U.S. holder’s direct disposition of New Common Shares and such holder’s holding period for the New Common Shares, Memorial Parent NewCo is or has been a USRPHC for U.S. federal income tax purposes then such holder could be subject to withholding tax (currently at a rate of 15%) on the gross amount received upon the disposition of its shares of New Common Stock and could be subject to U.S. federal income taxation on such transaction at regular tax rates for U.S. persons. Certain exceptions to such withholding and U.S. federal income taxation consequences apply for stock directly held by a non-U.S. holder that is regularly traded on an established securities market.

Similarly, under such circumstance were Contribution LLC to dispose of the New Common Shares, then Contribution LLC could be required to apply a withholding tax (currently at a rate of 15%) on any distribution of the proceeds to the holders of Contribution LLC Units and the holders could be subject to U.S. federal income taxation on such transaction at regular tax rates for U.S. persons.

Although the Debtors have not performed a formal analysis and it is therefore not free from doubt, it is likely that Memorial Parent NewCo will be a USRPHC as of the Effective Date.

If the New Common Shares are considered regularly traded on an established securities market, gain on a disposition of New Common Shares by a non-U.S. Holder will not be subject to withholding under FIRPTA, unless the non-U.S. Holder owns directly or constructively 5% or more of the New Common Shares during a specified period. It is uncertain whether the New Common Shares will be considered to be regularly traded on an established securities market immediately following the consummation of the Plan.

The foregoing summary has been provided for informational purposes only. Each holder of Claims and Memorial Parent Interests is urged to consult its tax advisor concerning the U.S. federal, state, local, and other tax consequences applicable under the Plan.

7.	Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You are urged to consult your tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

U.S. Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your tax advisor regarding these U.S. Treasury regulations and whether the contemplated transactions under the Plan would be subject to these U.S. Treasury regulations and require disclosure on your tax return.

The foregoing summary has been provided for informational purposes only. Each holder of Claims and Memorial Parent Interests is urged to consult its tax advisor concerning the U.S. federal, state, local, and other tax consequences applicable under the Plan.

XII.

CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation. Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.	Certain Bankruptcy Law Considerations

1.	General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees. The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.	Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all Voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

3.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Section 9 of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

4.	Risk of Termination of the Plan Support Agreements

The Unsecured Noteholder Plan Support Agreement and RBL Plan Support Agreement contain certain provisions that give the Debtors, the Requisite Noteholders, or the Requisite Lenders, as applicable, the ability to terminate the applicable plan support agreement if various conditions are satisfied. If a termination event occurs, all obligations of the parties under their respective plan support agreement will terminate. As noted above, termination of the Unsecured Noteholder Plan Support Agreement or the RBL Plan Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers.

5.	Conversion to Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See Section XV hereof, as well as the Liquidation Analysis attached hereto as Exhibit C, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B.	Additional Factors Affecting the Value of the Reorganized Debtors

1.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary from the Debtors’ Projections and feasibility analysis, and the variation may be material.

2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains (i) estimates and assumptions which might ultimately prove to be incorrect and (ii) contains projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be Allowed.

C.	Risks Relating to the Debtors’ Business and Financial Condition

1.	Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ business and industry are more fully described in the Debtors’ SEC filings, including:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 24, 2016;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016, filed with the SEC on November 2, 2016; and

•	Current Reports on Form 8-K filed with the SEC on November 1, 2016, December 1, 2016, December 8, 2016, December 19, 2016, December 23, 2016, and January 17, 2017.

The risks associated with the Debtors’ business and industry described in the Debtors’ SEC filings include, but are not limited to, the following:

•	Volatility in commodity prices for oil and natural gas, including the current sustained decline in the price for oil, beyond the Debtors’ control;

•	The Debtors’ ability to replace oil and natural gas reserves;

•	Access to and availability of water;

•	Ability to procure drilling and production equipment;

•	Ability to procure oil field labor;

•	Marketing of oil, natural gas, and NGLs;

•	Access to adequate gathering systems, processing facilities, transportation take-away capacity to move the Debtors’ production to market and marketing outlets to sell their production at market prices;

•	The potential for production decline rates for the Debtors’ wells to be greater than expected; and

•	Lease operating expenses.

2.	Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors expect to have outstanding secured indebtedness of approximately $448 million, which includes amounts expected to be outstanding under the Exit Credit Agreement. The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

D.	Factors Relating to Securities to Be Issued Under the Plan, Generally

1.	Market for Securities

On December 14, 2012, Memorial Parent completed its initial public offering and began to operate as a master limited partnership listed on the NASDAQ under the ticker “MEMP”. As of the Petition Date, common units representing limited partner interests in Memorial Parent continue to be publicly traded on the NASDAQ. As a result of the Debtors’ chapter 11 filing, the units may be delisted. In the event of a delisting, Memorial Parent NewCo does not intend to seek listing of the New Common Shares and Memorial Limited Partner Warrants on the NASDAQ following consummation of the Plan unless directed to do so by the Requisite Noteholders. If directed by the Requisite Noteholders, in their sole discretion, Memorial Parent NewCo will use commercially reasonable efforts to cause the New Common Shares to be listed for trading on the NASDAQ or another national securities exchange or quoted on a recognized over-the-counter market on or as soon as practicable after the Effective Date. In the event Memorial Parent NewCo does seek listing, no assurance can be given that it will be successful with such listing.

2.	Potential Dilution

The ownership percentage represented by the New Common Shares distributed on the Effective Date under the Plan and New Common Shares issued upon the exercise of Memorial Limited Partner Warrants distributed on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with the Management Incentive Plan and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Shares issuable upon such conversion. The amount and dilutive effect of any of the foregoing could be material.

3.	Memorial Parent NewCo Will Be a Holding Company

Memorial Parent is a holding company, and as such, it conducts its operations through, most of its assets are owned by, and its operating income and cash flow are generated by, its subsidiaries. Upon the Effective Date, Memorial Parent NewCo will be a holding company. Therefore, Memorial Parent NewCo will be dependent upon cash flows from its subsidiaries to meet its debt service and related obligations. Contractual provisions or laws, as well as its subsidiaries’ financial conditions and operating requirements, may limit Memorial Parent NewCo’s ability to obtain, from such subsidiaries, the cash required to meet such debt service or related obligations. Applicable tax laws may also subject such payments to further taxation. The inability to obtain cash from its subsidiaries may limit Memorial Parent NewCo’s ability to meet its debt service and related obligations even though there may be sufficient resources on a consolidated basis to satisfy such obligations.

4.	Compliance with Terms of the Exit Credit Agreement

The Plan provides that each holder of Allowed RBL Credit Facility Claims will receive, in full and final satisfaction of such Allowed RBL Credit Facility Claims, its Pro Rata share of the commitments and/or loans made pursuant to the Exit Credit Agreement and will receive its benefits and be bound by the obligations therein, which shall also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Exit Credit Agreement. The Debtors believe that they will have sufficient cash flow to make all required interest payments on the Exit Credit Agreement. If the Debtors’ actual financial performance does not meet their cash flow projections, however, and if other sources of liquidity are not available, there is a risk that the Debtors might be unable to pay interest and principal payments on the Exit Credit Agreement.

E.	Risks Related to an Investment in the New Common Shares

1.	Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Shares would rank below all debt claims against the Reorganized Debtors. As a result, holders of the New Common Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

2.	Implied Valuation of New Common Shares Not Intended to Represent the Trading Value of the New Common Shares

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Common Shares in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (i) prevailing interest rates; (ii) conditions in the financial markets; (iii) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (iv) other factors that generally influence the prices of securities. The actual market price of the New Common Shares is likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Common Shares to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Shares in the public or private markets.

F.	Additional Factors

1.	Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party with respect to their applicable Plan Support Agreement, the Plan may be revoked or withdrawn before the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or Interest should consult its own legal counsel and accountant as to legal, tax, and other matters concerning its Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

6.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Section X hereof.

XIII.

VOTING PROCEDURES AND REQUIREMENTS

A.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of Claims or Interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of Claims or Interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such Claim or Interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired Claim or Interest will not receive or retain any distribution under the plan on account of such Claim or Interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such Claims and Interests do not actually vote on the plan. If a Claim or Interest is not impaired by the plan, the Bankruptcy Code deems the holder of such Claim or Interest to have accepted the plan and, accordingly, holders of such Claims and Interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of: (i) Claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan; and (ii) Interests as acceptance by interest holders in that class that hold at least two-thirds (2/3) in dollar amount of the interests that cast ballots for acceptance or rejection of the plan.

The Claims and Interests in the following classes are impaired under the Plan and entitled to vote to accept or reject the Plan (“Voting Classes”):

•	Classes 3A and 3B – Beta Trust Claims

•	Class 4 – RBL Credit Facility Claims

•	Class 5 – Unsecured Notes Claims

•	Class 9 – Memorial Parent Interests

B.	Voting Deadline

Before voting to accept or reject the Plan, each holder of an Allowed RBL Credit Facility Claim, Allowed Unsecured Notes Claim, or Memorial Parent Interest as of the Voting Record Date (each, an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

Ballots will be provided for holders in Voting Classes as of the Voting Record Date (February 23, 2017) to vote to accept or reject the Plan. Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballots.

The Debtors have engaged Rust Consulting/Omni Bankruptcy as their voting agent (the “Voting Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.

FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M., CENTRAL TIME, ON [                    ], 2017, UNLESS EXTENDED BY THE DEBTORS. IF YOU HOLD YOUR UNSECURED NOTES CLAIMS OR MEMORIAL PARENT INTERESTS THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR VOTING INSTRUCTIONS. UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE OR YOUR VOTE WILL NOT BE COUNTED.

Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted. If you received a return envelope addressed to your nominee, then return the Ballot in accordance with the instructions provided by your nominee with sufficient time for your Ballot to be included on a master ballot completed by your nominee. All Ballots must be actually received by the Voting Agent at the following address:

Rust Consulting/Omni Bankruptcy

Attn: MEMP

5955 DeSoto Ave, Suite 100

Woodland Hills, CA 91367

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN [                    ], 2017 AT 4:00 P.M. (CENTRAL TIME).

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED. THE DEBTORS, IN THEIR SOLE DISCRETION, MAY REQUEST THAT THE VOTING AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS. THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN. AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOTS OR THE VOTING PROCEDURES, PLEASE CONTACT THE VOTING AGENT BY CALLING +1 (877) 773-8184 (TOLL FREE) OR BY SENDING AN ELECTRONIC MAIL MESSAGE TO MEMP@OMNIMGT.COM WITH “MEMP” IN THE SUBJECT LINE.

C.	Voting Procedures

The Debtors are providing (a) to holders of Beta Trust Claims, RBL Credit Facility Claims, and Unsecured Notes Claims, a CD-ROM containing this Disclosure Statement (including all exhibits and appendices) and to Memorial Limited Partners a notice setting forth (i) the Court’s approval of the Disclosure Statement, (ii) a summary of the Plan, and (iii) information about how to obtain copies of the Disclosure Statement and Plan, and (b) to the Voting Classes, copies of related solicitation materials including the Ballot (collectively, a “Solicitation Package”). Record holders of Unsecured Notes Claims and Memorial Parent Interests may include Nominees. If such entities do not hold Unsecured Notes Claims or Memorial Parent Interests for their own account, they must provide copies of the Solicitation Package to their customers that are the Eligible Holders thereof as of the Voting Record Date. Any Eligible Holder who has not received a Ballot should contact his, her, or its Nominee, or the Voting Agent. The Notes Trustee will not vote on behalf of its respective holders. Each Eligible Holder must submit its own Ballot.

Members of the Voting Classes should provide all of the information requested by the Ballot and should complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot either to the Voting Agent or their Nominee, as applicable.

1.	Beneficial Holders

An Eligible Holder who holds Unsecured Notes Claims or Memorial Parent Interests as a record holder in its own name should vote on the Plan by completing and signing a Ballot (a “Beneficial Holder Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

An Eligible Holder holding the Unsecured Notes Claims or Memorial Parent Interests in “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such Eligible Holder’s Nominee):

•	Complete and sign the enclosed Beneficial Holder Ballot. Return the Beneficial Holder Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed Master Ballot to the Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

•	Complete and sign the pre-validated Beneficial Holder Ballot (as described below) provided to you by your Nominee. Return the pre-validated Beneficial Holder Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any Beneficial Holder Ballot returned to a Nominee by an Eligible Holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Voting Agent that Beneficial Holder Ballot (properly validated) or a Master Ballot casting the vote of such Eligible Holder.

If any Eligible Holder owns the Unsecured Notes Claims or Memorial Parent Interests through more than one Nominee, such Eligible Holder may receive multiple mailings containing the Beneficial Holder Ballots. The Eligible Holder should execute a separate Beneficial Holder Ballot for each block of the Unsecured Notes Claims or Memorial Parent Interests that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith. Eligible Holders who execute multiple Beneficial Holder Ballots with respect to the Unsecured Notes Claims or Memorial Parent Interests in a single class held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Unsecured Notes Claims or Memorial Parent Interests so held and voted.

2.	Nominees

A Nominee that, on the Voting Record Date, is the record holder of the Unsecured Notes Claims or Memorial Parent Interests for one or more Eligible Holders can obtain the votes of the Eligible Holders of such Unsecured Notes Claims or Memorial Parent Interests, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following ways:

(a) Pre-Validated Ballots

The Nominee may “pre-validate” a Beneficial Holder Ballot by (i) signing the Beneficial Holder Ballot and indicating on the Beneficial Holder Ballot the name of the Nominee and DTC Participant Number, (ii) the amount and the account number of the Unsecured Notes Claims or the Memorial Parent Interests held by the Nominee for the Eligible Holder, and (iii) forwarding such Beneficial Holder Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the Eligible Holder for voting. The Eligible Holder must then complete the information requested in Item 2, Item 3, and Item 4 of the Beneficial Holder Ballot, and return the Beneficial Holder Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is received by the Voting Agent on or before the Voting Deadline. A list of the Eligible Holders to whom “pre-validated” Beneficial Holder Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

(b)	Master Ballots

If the Nominee elects not to pre-validate Beneficial Holder Ballots, the Nominee may obtain the votes of Eligible Holders by forwarding to the Eligible Holders the unsigned Beneficial Holder Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such Eligible Holder must then indicate his, her, or its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee. After collecting the Beneficial Holder Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is received by the Voting Agent on or before the Voting Deadline. All Beneficial Holder Ballots returned by Eligible Holders should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

Tabulation of Pre-Validated Ballots and Master Ballots:

(i)	Votes cast by a Beneficial Holder on a pre-validated ballot or on a Master Ballot through a Nominee will be applied against the positions held by such entities in the applicable security as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a Nominee, pursuant to the master ballots or pre-validated beneficial ballots, will not be counted in excess of the amount of such securities held by such Nominee;

(ii)	If conflicting votes or “overvotes” are submitted by a Nominee, the Voting Agent, in good faith, will attempt to reconcile discrepancies with the Nominee;

(iii)	If any overvotes are not reconcilable before the preparation of the vote certification, the Voting Agent will apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and reject the Plan submitted on the Master Ballots or pre-validated beneficial ballots that contained the overvote, but only to the extent of the Nominee’s position in the applicable security;

(iv)	For the purposes of tabulating votes with respect to Unsecured Notes Claims or Memorial Parent Interests, each Beneficial Holder will be deemed to have voted the principal or share amount relating to such security, although the Voting Agent may adjust such principal amount to reflect the applicable claim amount, including prepetition interest; and

(v)	A single Nominee may complete and deliver to the Voting Agent multiple Master Ballots. Votes reflected on multiple Master Ballots shall be counted except if they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the last properly completed Master Ballot received before the Voting Deadline shall, to the extent of such inconsistency, supersede any prior Master Ballot.

3.	Miscellaneous

All Ballots must be signed by the holder of record of the Beta Trust Claims, RBL Credit Facility Claims, Unsecured Notes Claims, or Memorial Parent Interests, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of the Beta Trust Claims, RBL Credit Facility Claims, Unsecured Notes Claims, or Memorial Parent Interests, as applicable, on such date. For purposes of voting to accept or reject the Plan, the Eligible Holders of the Beta Trust Claims, RBL Credit Facility Claims, Unsecured Notes Claims, and Memorial Parent Interests will be deemed to be the “holders” of the claims represented by such Beta Trust Claims, RBL Credit Facility Claims, Unsecured Notes Claims, or Memorial Parent Interests. If you return more than one Ballot voting different Beta Trust Claims, RBL Credit Facility Claims, Unsecured Notes Claims, or Memorial Parent Interests, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot (other than a Master Ballot) that attempts to partially accept and partially reject the Plan will likewise not be counted. If you cast more than one Ballot voting the same Claim(s) before the Voting Deadline, the last valid Ballot received on or before the Voting Deadline will be deemed to reflect your intent, and thus, to supersede any prior Ballot. If you cast Ballots received by the Voting Agent on the same day, but which are voted inconsistently, such Ballots will not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Voting Record Date and the Petition Date including, without limitation, interest.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

4.	Fiduciaries And Other Representatives

If a Beneficial Holder Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Beneficial Holder Ballot of each Eligible Holder for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

5.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.6, 10.7, and 10.8 therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Plan Support Agreements.

6.	Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan; provided, however, that upon termination of an applicable Plan Support Agreement by the Debtors, the Requisite Noteholders, or the Requisite Lenders, as applicable, any and all consents and ballots tendered by the Consenting Noteholders or Consenting Lenders, as applicable, will be deemed, for all purposes, automatically null and void ab initio, will not be considered or otherwise used in any manner in connection with the Plan or otherwise, and such consents or ballots may be changed or resubmitted regardless of whether the Voting Deadline has passed (without the need to seek a court order or consent from the Debtors allowing such change or resubmission), and the Debtors will not oppose any such change or resubmission.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

XIV.

CONFIRMATION OF THE PLAN

A.	Requirements for Confirmation of the Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)	General Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)	any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)	the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)	with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Equity Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)	except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)	except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claims;

(ix)	at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)	all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)	Best Interests Test

As noted above, with respect to each impaired class of Claims and Interests, confirmation of the Plan requires that each such holder either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires the Bankruptcy Court to determine what the holders of Allowed Claims and Allowed Interests in each Impaired Class would receive from a liquidation of the Debtors’ assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if the Plan is in the best interests of each Impaired Class, the value of the distributions from the proceeds of the liquidation of the Debtors’ assets and properties (after subtracting the amounts attributable to the aforesaid Claims) is then compared with the value offered to such Classes of Claims and Interests under the Plan.

The Debtors believe that under the Plan, all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests and (ii) the Liquidation Analysis attached hereto as Exhibit C.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit C is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c) Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that the Debtors demonstrate that confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the Financial Projections provided in Section VIII. Based upon such Financial Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. Moreover, Section XII hereof sets forth certain risk factors that could impact the feasibility of the Plan.

(d) Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors will be amended as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.	Additional Requirements for Non-Consensual Confirmation

If any impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

(a) Unfair Discrimination Test

The “unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test. Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

(b) Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtors believe that the Plan satisfies the “fair and equitable” test as further explained below.

(i) Secured Creditors

The Bankruptcy Code provides that each holder of an Impaired Secured Claim either (i) retains its Liens on the property to the extent of the allowed amount of its Secured Claim and receives deferred Cash payments having a value, as of the Effective Date, of at least the allowed amount of such Claim, or (ii) has the right to credit bid the amount of its Claim if its property is sold and retains its Liens on the proceeds of the sale or (iii) receives the “indubitable equivalent” of its Allowed Secured Claim.

On the Effective Date, in the Debtors’ sole discretion, (a)(i) each holder of a Beta Trust Claim shall receive continuing interests in Beta Trust Pre-Existing Cash Deposit and (ii) (A) the Debtors shall maintain or renew, as applicable, the Beta Replacement Sureties for the benefit of the Beta Trust Direct Beneficiary and (B) the Debtors shall grant to the Beta Previous Owners a lien in the proceeds of the Beta Replacement Sureties, which lien shall be subordinated in all respects to the rights of the Beta Direct Beneficiary with respect to such proceeds; provided, that, to the extent that the Debtors obtain new sureties to secure performance of the Beta P&A Obligations (in addition to the Beta Replacement Sureties), the Beta Trust Pre-Existing Cash Deposit shall be reduced on a dollar-for-dollar basis for the purpose of granting the continuing interests under clause (a)(i) and the Debtors shall grant to the Beta Previous Owners a lien in the proceeds of such additional replacement sureties, which lien shall also be subordinated in all respects to the rights of the Beta Direct Beneficiary with respect to such proceeds, or (b) each holder of a Beta Trust Claim shall receive such other treatment as will render Class 3A or 3B to be Unimpaired. For the avoidance of doubt, holders of Beta Trust Claims will not have any continuing interest or right with respect to the Beta Trust Memorial Cash Deposit or, if the Debtors obtain new sureties in addition to the Beta Replacement Sureties, that portion of the Beta Trust Pre-Existing Cash Deposit equal to the amount of such additional sureties.

On the Effective Date, each holder of an Allowed RBL Credit Facility Claim shall receive, in full and final satisfaction of such Claim, (a) its Pro Rata share of Cash in an amount equal to all accrued and unpaid interest (calculated in the manner described in the Cash Collateral Orders and subject to the rights of the RBL Credit Facility Agent and the other RBL Credit Facility Secured Parties to seek cash payment of the Rate Differential (as defined in the Cash Collateral Orders) and/or additional interest from and after the Petition Date on the Prepetition Indebtedness (as defined in the Cash Collateral Orders) at the post-default rate of two percent (2%) as provided in Section 3.02(c) of the RBL Credit Facility, all as more fully set forth in the Cash Collateral Orders), fees, and other amounts (excluding amounts owed for principal or undrawn letters of credit) owing under the RBL Credit Facility through the Effective Date as set forth in the RBL Credit Facility Loan Documents, to the extent not previously paid, (b) its Pro Rata share of the Exit Credit Facility as a first lien, second-out term loan under the Exit Credit Agreement; provided, that each holder of an Allowed RBL Credit Facility Claim that elects to participate in the Exit Credit Facility as an Exit Credit Facility Revolver Lender shall receive its Pro Rata share of first lien, first-out revolving loans under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement, and (c) Cash in an amount equal to claims for indemnities, expense reimbursements and any other amounts (excluding amounts owed for principal or undrawn letters of credit) due and owing under the RBL Credit Facility Loan Documents through the Effective Date as set forth in the Cash Collateral Orders, the RBL Plan Support Agreement, the Secured Swap Agreements, the agreements with Bank Products Providers (as defined in the RBL Credit Facility), or the other RBL Credit Facility Loan Documents, to the extent not previously paid.

Accordingly, the Plan meets the “fair and equitable” test with respect to secured creditors.

(ii) Unsecured Creditors

The Bankruptcy Code provides that either (A) each holder of an Impaired Unsecured Claim receives or retains under the Plan, property of a value equal to the amount of its Allowed Claim or (B) the holders of Claims and Interests that are junior to the Claims of the dissenting class will not receive any property under the Plan.

On the Effective Date, pursuant to the terms of the Restructuring Transactions, (A) each holder of an Allowed Unsecured Notes Claim (other than the Contributed Notes Claims) will be entitled to receive, in full and final satisfaction of such Allowed Unsecured Notes Claim, its Pro Rata share (based on all Allowed Unsecured Notes Claims, including the Contributed Notes Claims) of (x) New Common Shares representing in the aggregate 98% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, subject to dilution by the Management Incentive Plan and the Memorial Limited Partner Warrants, and (y) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, the Unsecured Noteholder Cash Distribution Amount, and (B) AcquisitionCo, as the holder of the Contributed Notes Claims, will be entitled to receive, in full and final satisfaction of such Claims and in consideration for the shares to be distributed to holders of Allowed Unsecured Notes Claims (other than the Contributed Notes Claims) pursuant to the preceding clause and shares and warrants to be distributed to Memorial Limited Partners, (x) all of the assets of Memorial Parent (other than Cash distributable on the Effective Date pursuant to the Plan), subject to any liabilities of Memorial Parent not discharged, satisfied or otherwise provided for pursuant to the Plan and (y) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their discretion, it Pro Rata share (based on all Allowed Unsecured Notes Claims, including the Contributed Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

Accordingly, each holder of an Allowed Unsecured Notes Claim immediately prior to the Restructuring Transactions will, immediately after the Restructuring Transactions, own (directly or indirectly) a Pro Rata Share of New Common Shares representing in the aggregate 98% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, subject to dilution by the Management Incentive Plan and the Memorial Limited Partner Warrants.

Distributions to each holder of an Allowed Unsecured Notes Claim shall be subject to the rights and terms of the Unsecured Notes Indentures and the rights of the Unsecured Notes Trustee to assert its Unsecured Notes Trustee Charging Lien.

Accordingly, the Plan meets the “fair and equitable” test with respect to unsecured creditors.

(iii) Equity (Memorial Parent) Interests

With respect to a class of equity interests, the Bankruptcy Code requires that either (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of equity interests that are junior to any dissenting class of equity interests will not receive any property under the plan of reorganization.

On the Effective Date, all Memorial Parent Interests shall be cancelled and, pursuant to the terms of the Restructuring Transactions, each Memorial Limited Partner will receive, on account of, and in full and final satisfaction of, its Memorial Parent Interests, its Pro Rata share of: (i) the Memorial Limited Partner New Common Shares; and (ii) the Memorial Limited Partner Warrants. Notwithstanding anything herein or in the Plan to the contrary, any restricted units of Memorial Parent issued pursuant to the Memorial Production Partners GP LLC Long-Term Incentive Plan shall vest immediately prior to the Effective Date.

Accordingly, the Plan meets the “fair and equitable” test with respect to the Memorial Parent Interests.

XV.

ALTERNATIVES TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors and unitholders to realize the most value under the circumstances.

B.	Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Holders of Claims in Class 4 would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property. In addition, the security interests in the Debtors’ assets held by holders of Claims in Class 4 would attach to the proceeds of any sale of the Debtors’ assets. After these Claims are satisfied, the remaining funds could be used to pay holders of Claims in Classes 5, 6, and 7. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for holders of Claims than the Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached as Exhibit C hereto.

As noted in Section XII of this Disclosure Statement, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

XVI.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims or Interests in Classes 3, 4, 5, and 9 to vote in favor thereof.

Dated: January 16, 2017

   Houston, Texas

By:	/s/ Robert L. Stillwell, Jr.
	Name:	Robert L. Stillwell, Jr.
	Title:	Chief Financial Officer

Exhibit A

Plan of Reorganization

Exhibit B

Organizational Chart

Memorial
Production Partners

Non-Economic GP
Memorial Production Partners LP
DE
90-0726667
100%
Memorial Production Partners GP LLC
DE
100%
MEMP Services LLC
DE
38-4001887
100%
Memorial Production Operating LLC
DE
100%
Memorial Production Finance Corporation
DE
46-2003356
100%
WHT Energy Partners LLC
DE
100%
WHT Carthage LLC
DE
100%
MEMP S-1, Inc.
NY
81-405639
100%
MEMP S-2, Inc.
NY
81-4056541
100%
Memorial Midstream LLC
TX
100%
Beta Operating Company, LLC
DE
100%
Columbus Energy, LLC
DE
100%
Rise Energy Operating, LLC
DE
100%
Rise Energy Minerals, LLC
DE
100%
Rise Energy Beta, LLC
DE
100%
San Pedro Bay Pipeline Company
CA
77-0331234
100%
Memorial Energy Services LLC
DE
- Partnership
- Disregarded Entity (DRE)
- Corporation
- SMLLC Taxed as Corporation

Exhibit C

Liquidation Analysis

Memorial Production Partners

LIQUIDATION ANALYSIS

1)	Introduction

Under the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of an allowed claim or interest that does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate that the Plan satisfies the best interests of creditors test, the Debtors, with the assistance of their advisors, have prepared the hypothetical liquidation analysis described herein (the “Liquidation Analysis”). The Liquidation Analysis sets forth an estimated range of recovery values for each Class of Claims and Interests upon disposition of assets pursuant to a hypothetical chapter 7 liquidation. As illustrated by the Liquidation Analysis, holders of Claims in certain Unimpaired Classes that would receive a full recovery under the Plan would receive less than a full recovery in a hypothetical liquidation. Additionally, holders of Claims or Interests in Impaired Classes would receive a lower recovery in a hypothetical liquidation than they would under the Plan. Further, no holder of a Claim or Interest would receive or retain property under the Plan of a value that is less than such holder would receive in a chapter 7 liquidation, as illustrated by the Liquidation Analysis. Accordingly, and as set forth in greater detail below, the Debtors believe that the Plan satisfies the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code.

2)	Basis of Presentation

The Liquidation Analysis represents an estimate of recovery values based upon a hypothetical liquidation of the Debtors’ estates if the Debtors’ chapter 11 cases were converted to cases under chapter 7 of the Bankruptcy Code on March 31, 2017 (the “Liquidation Date”) and a chapter 7 trustee (the “Trustee”) was appointed to convert all assets into cash. In this hypothetical scenario, the Trustee would satisfy claims by converting all of the assets of the Debtors into cash by: (i) selling certain assets owned by the Debtors as going concerns in a rapid sale and (ii) ceasing operations and selling or abandoning the individual assets of the Debtors. The cash amount (the “Gross Proceeds”) that would be available for satisfaction of Allowed Claims and Interests would consist of the net proceeds resulting from the disposition of the assets and properties of the Debtors, augmented by the cash held by the Debtors at the time of the commencement of the liquidation activities.

This Liquidation Analysis assumes that Gross Proceeds would be distributed in accordance with sections 726 and 1129(b) of the Bankruptcy Code. Such cash amount would be distributed, in accordance with, and as required by, applicable law: (i) first, for payment of liquidation and wind down expenses, trustee fees, and professional fees attributable to the liquidation and wind down (together, the “Wind Down Expenses”); (ii) second, to pay the costs and expenses of other administrative and certain priority tax claims that may arise from the termination of the Debtors operations; (iii) third, to pay the secured portions of all Allowed Secured Claims; and (iv) fourth, to pay amounts on the Allowed Other Priority Claims. Any remaining net cash would be distributed to creditors holding Unsecured Claims, including deficiency Claims that arise to the extent of the unsecured portion of the Allowed Secured Claims.

Memorial Production Partners

LIQUIDATION ANALYSIS

The Liquidation Analysis is based on the book values of the Debtors’ assets and liabilities as of November 30, 2016, or more recent values where available. The Debtors’ management team believes that the November 30, 2016 book value of assets and certain liabilities are a proxy for such book values as of the Liquidation Date. This Liquidation Analysis assumes the Debtors’ assets will be sold in a rapid sale under a three-month liquidation process (the “Liquidation Timeline”) under the direction of the Trustee, utilizing the Debtors’ resources and third-party advisors. During this period, the Debtors would continue to operate while the assets are marketed and sold. Following the liquidation of the Debtors’ primary assets, the remaining operations of the Debtors would be wound down by the Chapter 7 Trustee over a period of three to four months. The Liquidation Analysis is also based on the assumptions that: (i) the Debtors have continued access to cash collateral during the course of the Liquidation Timeline and the wind-down of the estates to fund Wind Down Expenses and (ii) field security, accounting, treasury, IT, and other management services needed to wind down the estates continue. The Liquidation Analysis was prepared on a consolidated basis.

The Liquidation Analysis does not include estimates for: (i) the tax consequences, either foreign or domestic, that may be triggered upon the liquidation and sale of assets, (ii) recoveries resulting from any potential preference, fraudulent transfer or other litigation or avoidance actions, or (iii) certain claims that may be entitled to priority under the Bankruptcy Code, including administrative priority claims under sections 503(b) and 507(b) of the Bankruptcy Code. More specific assumptions are detailed in the notes below.

The preparation of a liquidation analysis, such as the Liquidation Analysis, is an uncertain process involving the use of estimates and assumptions that, although considered reasonable by management as and when made based on management’s current expectations and beliefs, are inherently subject to business, economic and competitive risks, uncertainties and contingencies, most of which are difficult to predict and many of which are beyond the control of the Debtors or the Trustee. The values stated herein have not been subject to any review, compilation or audit by any independent accounting firm. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. As a result, the actual amount of claims against the Debtors’ estates could vary significantly from the estimates stated herein, depending on the nature and amount of claims asserted during the pendency of the chapter 7 case. Similarly, the value of the Debtors’ assets in a liquidation scenario is uncertain and could vary significantly form the values set forth in the Liquidation analysis. ACCORDINGLY, NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS WOULD OR WOULD NOT, IN WHOLE OR IN PART, APPROXIMATE THE ASSUMPTIONS REPRESENTED HEREIN. THE ACTUAL LIQUIDATION VALUE OF THE DEBTORS IS SPECULATIVE AND RESULTS COULD VARY MATERIALLY FROM ESTIMATES PROVIDED HEREIN.

3)	Liquidation Analysis

Asset book values and unsecured trade claims shown below are as of November 30, 2016 unless otherwise noted. The following Liquidation Analysis should be reviewed in conjunction with the associated notes:

Memorial Production Partners

LIQUIDATION ANALYSIS

Thousands USD

			Book	Recovery %			Proceeds
	Note:		Value	Low	High		Low	High
Cash	[A	]	43,613	100%	100%		43,613	43,613
Accounts Receivable, net	[B	]	21,957	90%	95%		19,761	20,859
Inventory	[C	]	724	15%	25%		109	181
Prepaids and Other Current Assets	[D	]	12,149	2%	4%		257	513
Derivatives	[E	]	66,256	98%	99%		64,931	65,593
PP&E-Oil and Related Assets	[F	]	1,753,859	22%	27%		383,107	475,082
Other Assets	[G	]	13,982	15%	17%		2,075	2,422

Gross Proceeds from Liquidation			$1,912,540	27%	32%		$513,852	$608,264
Post-Conversion Operating Cash Flows					[H	]	2,048	17,075
Gross Proceeds Available for Distribution							$515,900	$625,339

Administrative
Wind Down Expenses					[I	]	$26,953	$22,582
Recovery $							26,953	22,582

Recovery %							100.0%	100.0%
Priority Tax Claims
Tax Claims					[J	]	$5,000	$3,000
Recovery $							5,000	3,000

Recovery %							100.0%	100.0%
Administrative - Lienable
Lienable Claims					[K	]	$75,713	$68,830
Recovery $							75,713	68,830

Recovery %							100.0%	100.0%
Senior Secured
Senior Secured Claims					[L	]	$457,714	$457,714
Senior Secured Recovery from Pledged Assets							408,234	457,714

Total Senior Secured Recovery $							408,234	457,714
Total Senior Secured Recovery %							89.2%	100.0%
Senior Notes
Senior Notes					[M	]	$1,161,252	$1,161,252
Recovery $							—	72,715

Recovery %							0.0%	6.3%
General Unsecured
General Unsecured Claims					[K	][N]	$10,467	$7,970
Recovery $							—	499

Recovery %							0.0%	6.3%
Total Distributions							$515,900	$625,339

[A] Cash and Cash Equivalents: The cash balances are the projected balances as of March 31, 2017. A 100% recovery on cash and equivalents has been estimated for the low and high cases.

[B] Accounts Receivable, net: A 90% to 95% recovery level has been estimated given the lack of customer concentration and current payment status of Debtors’ receivables.

[C] Inventory: A 15% to 25% recovery has been estimated for inventory which is primarily comprised of maintenance, repair and operating supplies such as spare parts.

Memorial Production Partners

LIQUIDATION ANALYSIS

[D] Prepaids and Other Current Assets: Prepaid expenses consist of prepaid items that will likely be largely unrecoverable in the event of a chapter 7 liquidation including prepaid financing fees (recognized for accounting purposes only), software licenses, rent, insurance and other items that are amortized over the applicable license or rental period. Unamortized balances related to prepaid insurance as of November 30, 2016 would largely be expensed in the months leading up to the Liquidation Date and throughout the subsequent three month wind down period, with few refunds expected on any remaining balances. Accordingly, a blended recovery rate of 2% to 4% has been assigned to these assets.

[E] Derivatives: Derivative assets include derivative contracts related to oil, gas and natural gas liquids production. Book values represent forecasted mark-to-market value as of March 31, 2017, assuming strip pricing as of December 30, 2016. This analysis assumes a recovery rate of 98% to 99% on derivative contracts.

[F] PP&E – Oil and Related Assets: PP&E primarily consists of proved reserves and the associated wells, pipelines and equipment associated with extracting those reserves. Where economically feasible, it has been assumed that the Debtors’ reserves will be sold as operating wells. The value of these wells has been estimated by reserve type using the Debtors’ internal projections and business plan, adjusted for liquidation conditions. In total, the Debtors’ oil producing and related assets are estimated to yield approximately $383 million and $475 million in a liquidation scenario, under the low and high end, respectively. It is assumed that all mortgages perfected prior to the Petition Date remain in effect. In total, the implied recovery relative to net book value is 22% to 27%.

[G] Other Assets: Other assets consist of office-related assets, including leasehold improvements and equipment, and certain saleable tax credits. On a blended basis, the recovery is 15% to 17% of net book value.

[H] Post-Conversion Operating Cash Flows: This analysis assumes the Company would continue to operate for the three months immediately following the Liquidation Date to market and sell the Company’s major assets under the direction of the Chapter 7 Trustee. During this time, the Company is assumed to collect proceeds from the production and sale of oil and gas, as well as pre-liquidation derivative settlements, and incur normal-course operating expenses necessary to maintain production and sell the assets (but not for drilling and completion of new wells) including lease operating expenses, field expenses and necessary general and administration costs. This amount represents estimated net cash flows from operations during this period.

[I] Wind-Down Expenses: Following the completion of the sale of the Debtors’ major assets in the three months following the Liquidation Date, the remaining operations of the Debtors would be wound down by the Chapter 7 Trustee over an additional three months (in the high recovery scenario) to four months (in the low recovery scenario). During this time, the Debtors would incur certain general and administrative costs and professional fees to facilitate an orderly wind down of the estate. Wind-down costs include estimated operating expenses and professional fees of $12.6 million to $14.8 million and a 2% to 3% trustee fee on non-cash proceeds. The wind-down expenses during this period include approximately 40% G&A payroll in the first month, 35% in the second month and 25% in the third month (with an additional fourth month at 25% in the low recovery scenario only). The wind-down payroll estimate includes a retention bonus equal to three months’ pay for the retained employees. In addition,

Memorial Production Partners

LIQUIDATION ANALYSIS

office rent, IT and other office overhead costs are assumed to be incurred at 50% of normal-course run rates to support the retained employees during the wind-down of the estate. The Debtors are also assumed to incur approximately $1.1 million per month in legal and financial professional fees to support the Chapter 7 Trustee in the orderly wind-down of the estate.

[J] Priority Tax Claims: Priority tax claims are estimated at $3 million to $5 million based on ad valorem tax liabilities forecasted to be incurred after the Petition Date.

[K] Lienable Administrative Claims: Lienable administrative claims include trade payables that may be subject to mechanics and other liens. It is assumed that the lienable claims must be satisfied in order to achieve a successful sale of the reserves and wells as operating entities versus capping and abandoning the wells. Trade payables which are not subject to liens are included as general unsecured claims.

[L] Senior Secured Claims: This claim represents an estimate of the RBL Facility balance, including outstanding letters of credit, as of March 31, 2017. In the event of a chapter 7 liquidation, recovery on the Senior Secured Claims is estimated at 89.2% to 100%.

[M] Senior Notes: This claim represents as estimate of the MEMP Senior Notes claim as of March 31, 2017, which includes accrued interest through the assumed chapter 11 petition date of January 16, 2017. Senior notes share recoveries ratably with (a) other unsecured claims and (b) any deficiency claim from senior secured claimholders to the extent such a claim were to arise. Recoveries on the MEMP Senior Notes range from 0.0% to 6.3%.

[N] General Unsecured Claims: General Unsecured Claims includes estimated trade payables not subject to liens as of March 31, 2017, as well as estimated contract rejection claims of $3 million (high recovery scenario) to $5 million (low recovery scenario). Recoveries on unsecured claims range from 0.0% to 6.3%.